UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Vectren Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Vectren Corporation common stock, no par value (“Company common stock”)
(2)

Aggregate number of securities to which transaction applies: The maximum number of shares of Company common stock to which this transaction applies is estimated to be 83,649,066, which consists of: (a) 83,080,695 shares of Company common stock issued and outstanding as of June 13, 2018, (b) 28,947 shares of Company common stock issuable on the vesting of Company stock units outstanding as of June 13, 2018 and (c) 539,424 shares of Company common stock issuable on the vesting of Company performance units outstanding as of June 13, 2018.

(3)

Per unit price or other underlying value of transaction computed pursuant to calculated Exchange Act Rule 0-11 (set forth the amount on which the filing fee is and state how it was determined): Solely for the purpose of calculating the filing fee, the maximum aggregate value of the transaction was calculated as the sum of: (a) 83,649,066 shares of outstanding Company common stock issued and outstanding as of June 13, 2018, multiplied by $72.00, (b) 28,947 shares of Company common stock issuable on the vesting of Company stock units outstanding as of June 13, 2018, multiplied by $72.00 and (c) 539,424 shares of Company common stock issuable on the vesting of Company performance units as of June 13, 2018, multiplied by $72.00.

	(4)	Proposed maximum aggregate value of transaction: $6,022,732,752.00
	(5)	Total fee paid: $749,830.23

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

DATED JUNE 15, 2018

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To Shareholders of Vectren Corporation:

You are invited to attend a special meeting (the “special meeting”) of the shareholders of Vectren Corporation (“Vectren” or the “Company”), on [●], 2018 at [●] (Central Daylight Time). The special meeting will be held at our corporate offices located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 44708. We are pleased to enclose the proxy statement relating to the merger of a wholly owned subsidiary of CenterPoint Energy, Inc. into the Company.

If the merger is completed, the Company will become a wholly owned subsidiary of CenterPoint Energy, Inc. and for each share of our common stock held, our shareholders will be entitled to receive $72.00 in cash, without interest, as described in more detail in the enclosed proxy statement under the heading “The Merger Agreement—Effects of the Merger; Merger Consideration.” The consideration payable to our shareholders represents a premium of approximately 9.8 percent to the closing stock price of the Company on April 20, 2018, which was the last trading day before the proposed merger was announced.

We urge you to read the enclosed proxy statement, which includes information about the merger and the special meeting. For a discussion of the U.S. federal income tax consequences of the merger, see “The Proposed Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 41 of the proxy statement.

Whether or not you plan to attend the special meeting, please take the time to vote by following the instructions on your proxy card. The board of directors of the Company unanimously recommends a vote FOR all of the proposals described in the proxy statement.

Your vote is very important regardless of the number of shares you own. We cannot complete the merger unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger. The failure to vote will have the same effect as a vote against the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

Sincerely,

Carl L. Chapman
Chairman, President, and Chief Executive Officer

This proxy statement is dated [●], 2018 and is first being mailed to our shareholders on or about [●], 2018.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in the proxy statement or determined if the proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS

Time and Date	[●] [a.]/[p.]m. (Central Daylight Time), on [●], 2018

Place	Vectren Corporation, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708

Purpose

1.  To consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of April 21, 2018 (the “merger agreement”), by and among the Company, CenterPoint Energy, Inc. (“CenterPoint Energy”) and Pacer Merger Sub, Inc., a wholly owned subsidiary of CenterPoint Energy (“Merger Sub”), and the transactions contemplated thereby, including the merger of Merger Sub with and into the Company (the “Merger proposal”). A copy of the merger agreement is attached as Annex A to the proxy statement accompanying this notice;

2.  To consider and vote on a nonbinding, advisory proposal to approve compensation that will or may become payable by us to our named executive officers in connection with the merger (the “Merger-Related Compensation” proposal);

3.  To approve any motion to adjourn the special meeting, if necessary (the “Special Meeting Adjournment” proposal); and

4.  To transact any other business as may properly come before the special meeting or any adjournments of the special meeting. The board of directors of the Company is not aware of any other business to come before the special meeting.

Record Date	You may vote if you were a shareholder of record on [●], 2018.

Proxy Voting

Your vote is very important. You may vote in one of four ways:

•  by accessing the Internet using instructions on the proxy card;

•  by calling the toll-free number on the proxy card;

•  by signing, dating and returning your proxy card in the enclosed envelope; or

•  in person by attending the special meeting.

Our board of directors unanimously recommends that you vote FOR all of these proposals. Your attention is directed to the accompanying proxy statement for a discussion of the merger and the merger agreement, as well as the matters that will be considered at the special meeting.

Your vote is very important. The conditions to the merger include that our shareholders approve the Merger proposal. Approval of the Merger proposal requires approval by holders of a majority of all of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of the non-binding Merger-Related Compensation proposal and any Special Meeting Adjournment proposal is not a condition to completion of the merger. Approval of each of the non-binding Merger-Related Compensation proposal and any Special Meeting Adjournment proposal requires that votes cast by the holders of the outstanding shares of our common stock represented (in person or by proxy) at the special meeting and entitled to vote on the applicable proposal for approval must exceed votes cast against approval.

If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares.

Please submit your proxy by accessing the Internet, by telephone or by completing, signing, dating and returning your signed proxy card(s) as soon as possible, so that your shares may be represented at the special meeting. You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

By order of the Board of Directors,

VECTREN CORPORATION

By: RONALD E. CHRISTIAN

Executive Vice President, Chief Legal and External

Affairs Officer and Corporate Secretary

Evansville, Indiana

            [●], 2018

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all the questions that may be important to you as a shareholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement. You may obtain information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” on page 81.

Q1: Why am I receiving this document?

A: This document is being delivered to you because you are a shareholder of Vectren Corporation (the “Company”) and we are holding a special shareholders meeting in connection with the proposed merger of Pacer Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of CenterPoint Energy, Inc. (“CenterPoint Energy”), with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of CenterPoint Energy (the “merger”).

Company shareholders are being asked to consider and vote on the following matters at a special shareholders meeting:

•	the proposal to approve the merger agreement and the transactions contemplated thereunder, including the merger (a copy of the merger agreement is attached as Annex A to this proxy statement) (the “Merger” proposal);

•	a nonbinding, advisory proposal to approve compensation that will or may become payable by us to our named executive officers in connection with the merger (the “Merger-Related Compensation” proposal);

•	the proposal to approve any motion to adjourn the special meeting, if necessary (a “Special Meeting Adjournment” proposal); and

•	any other business as may properly come before the special meeting or any adjournments of the special meeting. The board of directors of the Company (the “Board”) is not aware of any other business to come before the special meeting.

The approval of the Merger proposal is a condition to completion of the merger, but neither approval of the Merger-Related Compensation proposal nor the approval of any Special Meeting Adjournment proposal is a condition to completion of the merger.

This document is serving as a proxy statement because it is being used by the Board to solicit proxies from our shareholders.

Q2: What do I need to do now?

A: After you carefully read this proxy statement, please respond by submitting your proxy by accessing the Internet, by telephone or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope(s), as soon as possible, so that your shares may be represented at the special meeting. In order to assure that your vote is recorded, please vote your shares by one of these methods even if you currently plan to attend the special meeting in person.

Q3: Why is my vote important?

A: If you do not submit your proxy by accessing the Internet or telephone or return your signed proxy card(s) by mail or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting and to obtain the shareholder approval necessary for the completion of the merger. The presence, in person or by proxy, of holders of a majority of the outstanding shares entitled to vote at the special meeting constitutes a quorum for the transaction of business. If a quorum is not present at the special meeting, the shareholders will not be able to take action on any of the proposals at the meeting.

For the Merger proposal, a majority of the outstanding shares entitled to vote on such matter must approve such proposal; thus a failure to vote will have the same effect as a vote AGAINST the Merger proposal.

Your vote is very important. We cannot complete the merger unless our shareholders approve the Merger proposal.

Q4: As a shareholder, what will I receive in the merger?

A: If the merger is completed, you will be entitled to receive $72.00 in cash, without interest, for each share of Company common stock that you owned immediately prior to the effective time of the merger. In addition, while it is not part of the merger consideration, you will continue to be entitled to receive any dividends declared by us prior to the completion of the merger, including a “stub period” dividend with respect to the period between the last quarterly dividend paid by us and the effective time of the merger.

Q5: When do you expect the merger to be completed?

A: We seek to complete the merger as soon as reasonably practicable, subject to receipt of necessary or advisable regulatory approvals and shareholder approval of the Merger proposal by our shareholders (the “Company shareholder approval”). We expect the transaction to be completed no later than the first quarter of 2019. However, we cannot predict when regulatory review will be completed, whether regulatory or Company shareholder approval will be received or the potential terms and conditions of any regulatory approval that is received. In addition, the satisfaction of certain other conditions to the merger, some of which are outside of our control, could require the companies to complete the merger later than expected or not to complete it at all. For a discussion of the conditions to the completion of the merger and of the risks associated with obtaining regulatory approvals in connection with the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 66 and “The Proposed Merger—Regulatory Matters Relating to the Merger” beginning on page 43.

Q6: How will my proxy be voted?

A: If you vote by accessing the Internet, by telephone or by completing, signing, dating and returning your signed proxy card(s), your proxy will be voted in accordance with your instructions. If other matters are properly brought before the special meeting, or any adjournment of the special meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

If you are a shareholder of record and submit your proxy but do not indicate how you want to vote, your shares will be voted FOR the Merger proposal, FOR the Merger-Related Compensation proposal and FOR any Special Meeting Adjournment proposal.

Q7: May I vote in person?

A: Yes. If you are a shareholder of record of our common stock as of [●], 2018, you may attend the special meeting and vote your shares in person. However, we highly recommend that you vote in advance by accessing the Internet, by telephone or by returning your signed proxy card(s) even if you plan to attend the special meeting.

Q8: What are the votes required to approve the proposals?

A: The affirmative vote of the holders of a majority of all of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve the Merger proposal.

Votes cast by the holders of the outstanding shares of our common stock represented (in person or by proxy) at the special meeting and entitled to vote on such proposal for approval must exceed votes cast against approval in order to approve the Merger-Related Compensation proposal. Because the vote on the Merger-Related Compensation proposal is advisory only, it will not be binding on us. Accordingly, if the Merger proposal is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of our shareholders on the Merger-Related Compensation proposal.

Votes cast by the holders of the outstanding shares of our common stock represented (in person or by proxy) at the special meeting and entitled to vote on such proposal for approval must exceed votes cast against approval in order to approve any Special Meeting Adjournment proposal.

Q9: If I am a record holder of my shares, what happens if I abstain from voting or I don’t submit a proxy or attend the special meeting to vote in person?

A:

•	For the Merger proposal, an abstention or a failure to vote will have the same effect as a vote AGAINST such proposal.

•	For the Merger-Related Compensation proposal, an abstention or failure to vote will have no effect on the vote on such proposal.

•	For a Special Meeting Adjournment proposal, if necessary, an abstention or failure to vote will have no effect on the vote on such proposal.

Q10: What if my shares are held in “street name”?

A: If some or all of your shares are held in “street name” by your broker, nominee, fiduciary or other custodian (for simplicity, referred to collectively as “broker”), you should receive instructions from your broker on how to vote your shares.

Under the listing requirements of the New York Stock Exchange (the “NYSE”), brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine.” Accordingly, a “broker non-vote” occurs when the broker is not permitted to vote on an item without instruction from the beneficial owner of shares of common stock and the beneficial owner gives no instruction as to voting of the shares.

Under NYSE rules, your broker or bank does not have discretionary authority to vote your shares on any of the proposals described in this proxy statement. Therefore, if you do not instruct your broker on how to vote your shares:

•	your broker may not vote your shares on the Merger proposal, which broker non-votes will have the same effect as a vote AGAINST such proposal;

•	your broker may not vote your shares on the Merger-Related Compensation proposal, which broker non-votes will have no effect on the vote on such proposal; and

•	your broker may not vote your shares on a Special Meeting Adjournment proposal, which broker non-votes will have no effect on the vote on such proposal.

v

See “Information About the Special Meeting and Voting—Broker Non-Votes” beginning on page 12 for more detail on the impact of a broker non-vote.

As a result of the foregoing, please be sure to provide your broker with instructions on how to vote your shares as soon as possible. Please check the voting form used by your broker to see if it offers Internet or telephone submission of proxies.

Q11: Who will count the votes?

A: EQ Shareowner Services will serve as inspector of elections, count all of the proxies or ballots submitted and report the votes at the special meeting. Whether you vote your shares by accessing the Internet, telephone or mail, your vote will be received directly by EQ Shareowner Services.

Q12: What does it mean if I receive more than one set of materials?

A: This means you own shares that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope which accompanied that proxy card.

Q13: How do I vote if my shares are held in the Company 401(k) plan?

A: If your shares are held in the Vectren Corporation Retirement Savings Plan, the same voting instructions apply, and you will receive a set of proxy materials. Please follow the instructions on your proxy card.

Q14: Can I revoke my proxy and change my vote?

A: Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at the special meeting. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by entering a new vote by accessing the Internet or by telephone;

•	by delivering a written revocation to our Corporate Secretary prior to the special meeting;

•	by submitting another valid proxy bearing a later date than the first proxy and that is received prior to the special meeting; or

•	by attending the special meeting and voting your shares in person.

However, if your shares are held in “street name”, you must check with your broker to determine how to revoke your proxy.

Q15: When and where is the special meeting?

A: The special meeting will take place on [●], 2018 at [●] [a.]/[p.]m. (Central Daylight Time), at Vectren Corporation, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708.

Q16: What must I bring to attend the special meeting?

A: Shareholders whose shares are held in “street name” should bring with them a legal proxy or a recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares, together with a valid picture identification. If your shares are registered in your name on the books kept by our transfer agent or your shares are held as a 401(k) plan share, you should bring your proxy card. Attendance at the special meeting will be limited to shareholders of record as of the record date and one guest per shareholder, and to guests of the Company.

Q17: Should I send in my stock certificates now?

A: No. After the merger is completed, CenterPoint Energy will send former Company shareholders written instructions for exchanging their stock certificates for the merger consideration.

Q18: Who can answer any questions I may have about the special meeting or the merger?

A: Our shareholders may call D. F. King & Company (“D. F. King”), our proxy solicitor for the special meeting, toll-free at (877) 732-3619.

Q19: Will I have to pay taxes on the merger consideration I receive?

A: If you are a U.S. holder (as defined below in “Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder of our common stock who receives cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) such U.S. holder’s adjusted tax basis in the shares of our common stock exchanged therefor. Such gain or loss generally will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. holder’s holding period for our common stock exchanged is more than one year as of the closing date of the merger. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of our common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any federal, state, local, or foreign tax laws).

Q20: How does the Board recommend that I vote?

A: The Board unanimously recommends a vote FOR the Merger proposal, FOR the Merger-Related Compensation proposal and FOR any Special Meeting Adjournment proposal, if necessary or appropriate.

For a discussion of the factors that the Board considered in resolving to recommend that our shareholders vote to approve the Merger proposal and the Merger-Related Compensation proposal, please see the section of this proxy statement entitled “The Proposed Merger—Recommendation of the Company’s Board of Directors and its Reasons for the Merger” beginning on page 28.

Q21: What happens if I sell my shares of Company common stock before the special meeting?

A: The record date for the special meeting is earlier than the date of the special meeting. If you own shares of Company common stock on the record date, but transfer your shares after the record date but before the effective time of the merger, you will retain your right to vote such shares at the special meeting, but you will no longer have the right to receive the merger consideration with respect to such shares.

Q22: Am I entitled to exercise dissenters’ rights instead of receiving the merger consideration for my shares of Company common stock?

A: No. Under Indiana law, the Company’s shareholders are not entitled to dissenters’ rights in connection with the merger.

Q23: What happens if the merger is not completed?

A: In the event that the Merger proposal does not receive the required approval from our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, we will remain an independent public company, the Company common stock will continue to be listed and traded on the NYSE, the Company common stock will continue to be registered under the Exchange Act and shareholders will continue to own their shares of Company common stock.

SUMMARY

The Companies Involved in the Merger (see page 11)

Vectren Corporation

One Vectren Square

211 N.W. Riverside Drive

Evansville, Indiana 47708

(812) 491-4000

The Company, an Indiana corporation, is an energy holding company headquartered in Evansville, Indiana. Our wholly owned subsidiary, Vectren Utility Holdings, Inc. (“VUHI”), serves as the intermediate holding company for three public utilities: Indiana Gas Company, Inc. (“Indiana Gas”), Southern Indiana Gas and Electric Company (“SIGECO”), and Vectren Energy Delivery of Ohio, Inc. (“VEDO”). VUHI also has other assets that provide information technology and other services to the three utilities. VUHI’s consolidated operations are collectively referred to as the Utility Group. Both the Company and VUHI are holding companies as defined by the Energy Policy Act of 2005. The Company was incorporated under the laws of Indiana on June 10, 1999.

Indiana Gas provides energy delivery services to approximately 603,000 natural gas customers located in central and southern Indiana. SIGECO provides energy delivery services to approximately 146,000 electric customers and approximately 112,000 gas customers located near Evansville in southwestern Indiana. SIGECO also owns and operates electric generation assets to serve its electric customers and optimizes those assets in the wholesale power market. Indiana Gas and SIGECO generally do business as Vectren Energy Delivery of Indiana. VEDO provides energy delivery services to approximately 323,000 natural gas customers located near Dayton in west-central Ohio.

The Company, through Vectren Enterprises, Inc. (“Enterprises”), is involved in nonutility activities in two primary business areas: Infrastructure Services and Energy Services. Infrastructure Services provides underground pipeline construction and repair services. Energy Services provides energy performance contracting and sustainable infrastructure, such as renewables, distributed generation, and combined heat and power projects. Enterprises also has other legacy businesses that have investments in energy-related opportunities and services and other investments. All of the above is collectively referred to as the Nonutility Group. Enterprises supports our regulated utilities by providing infrastructure services.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this proxy statement. See “Where You Can Find More Information” beginning on page 81.

CenterPoint Energy, Inc.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

CenterPoint Energy, a Texas corporation, is a public utility holding company. CenterPoint Energy’s operating subsidiaries own and operate electric transmission and distribution and natural gas distribution facilities, supply natural gas to commercial and industrial customers and electric and natural gas utilities and own interests in Enable Midstream Partners, LP (“Enable”).

CenterPoint Energy’s reportable business segments are Electric Transmission & Distribution, Natural Gas Distribution, Energy Services, Midstream Investments and Other Operations. CenterPoint Energy serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas, with more than 8,000 employees. CenterPoint Energy and its predecessor company have been in business for more than 150 years.

Pacer Merger Sub, Inc.

10 West Market Street

2700 Market Tower

Indianapolis, Indiana 46204

(713) 207-1111

Merger Sub is an Indiana corporation and wholly owned subsidiary of CenterPoint Energy. Pursuant to the merger agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger and a wholly owned subsidiary of CenterPoint Energy. Merger Sub has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the merger.

The Proposed Merger (see page 16)

Under the terms of the merger agreement, Merger Sub, a wholly-owned subsidiary of CenterPoint Energy, will merge with and into the Company with the Company continuing as the surviving corporation in the merger and becoming a wholly owned subsidiary of CenterPoint Energy. The merger will be completed only after the satisfaction or waiver, if applicable, of the conditions to the completion of the merger discussed below.

The merger agreement is attached as Annex A to this proxy statement.  We encourage you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

Effects of the Merger; Merger Consideration (see page 16)

On and subject to the terms and conditions set forth in the merger agreement, at the effective time of the merger, each share of common stock, no par value, of the Company (“Company common stock”) issued and outstanding immediately prior to the effective time shall be cancelled and converted into the right to receive $72.00 in cash, without interest (the “merger consideration”). At or immediately prior to the effective time, each stock unit payable in Company common stock or whose value is determined with reference to the value of Company common stock, whether vested or unvested, will be cancelled at the effective time with cash consideration paid therefor in accordance with the terms of the merger agreement. In addition, while it is not part of the merger consideration, you will continue to be entitled to receive any dividends declared by us prior to the completion of the merger, including a “stub period” dividend with respect to the period between the last quarterly dividend paid by us and the effective time of the merger.

Material U.S. Federal Income Tax Consequences of the Merger (see page 41)

If you are a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder of Company common stock who receives cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) such U.S. holder’s adjusted tax basis in the shares of Company common stock exchanged therefor. Such gain or loss generally will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. holder’s holding period for the Company common stock exchanged is more than one year as of the closing date of the merger.

You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Company common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any federal, state, local, or foreign tax laws).

No Dissenters’ Rights (see page 13)

Under Indiana law, our shareholders are not entitled to dissenters’ rights in connection with the merger.

Treatment of Company Equity Awards (see page 53)

Each stock unit of the Company subject to time-based vesting under our stock plan that is outstanding immediately prior to the effective time of the merger (other than the stock units granted in May 2018 or the 2019 fiscal year, as described below) will vest in full and be cancelled and exchanged for a cash payment in an amount equal to the cash consideration payable pursuant to the merger plus the amount of any unpaid dividend equivalents associated with such stock units as of the effective time of the merger, less withholding with respect to applicable taxes.

Each performance unit of the Company for which the applicable performance period has ended prior to the effective time of the merger that is outstanding and unpaid prior to the effective time (“unpaid performance units”) will be cancelled and exchanged for a cash payment in an amount equal to the cash consideration payable pursuant to the merger, with the number of vested unpaid performance units of the Company as of the effective time of the merger to equal the number determined in accordance with the performance criteria and adjusted for dividends as provided in the applicable award agreement, less withholding with respect to applicable taxes.

Each performance unit of the Company, other than unpaid performance units or any performance units that may be granted in the 2019 fiscal year, granted pursuant to our stock plan, that is outstanding and unvested immediately prior to the effective time of the merger will vest in full and be cancelled and exchanged for a cash payment in an amount equal to the cash consideration payable pursuant to the merger, with the number of vested performance units as of the effective time of the merger to equal the greater of the target award and the number determined in accordance with the performance criteria provided in the applicable award agreement as if the performance period ended on the last business day immediately preceding the closing date and adjusted for dividends as provided in the applicable award agreement, less withholding with respect to applicable taxes.

Each outstanding stock unit granted in May 2018 (May 2018 stock units) or in the 2019 fiscal year (2019 stock units, and together with the May 2018 stock units, May 2018 or 2019 stock units) will be cancelled immediately prior to the effective time and exchanged for a cash payment in an amount equal to the cash consideration payable pursuant to the merger, with the number of vested May 2018 or 2019 stock units to be based on the target award pro-rated based upon the closing date and adjusted for dividends as provided in the applicable award agreement (with any unvested portion cancelled), less withholding with respect to applicable taxes.

Each contractual right to receive the value of a share of our common stock under our nonqualified deferred compensation plan that is outstanding immediately prior to the effective time of the merger will be cancelled and exchanged for a cash payment in an amount equal to the cash consideration payable pursuant to the merger, less withholding with respect to applicable taxes; provided, however, that payment will occur on the date that it would otherwise occur under our nonqualified deferred compensation plan.

After the effective time of the merger, our stock plan will be terminated and no further awards will be granted pursuant to such plan.

Dividends (see page 72)

We declared a dividend for the three months ended March 31, 2018 of $0.45 per share of common stock, reflecting an annualized dividend of $1.80 per share. We declared quarterly dividends of $0.42 per share of common stock for each of the first three quarters of 2017 and declared a quarterly dividend of $0.45 per share of common stock for the last quarter of 2017.

Under the terms of the merger agreement, we have agreed not to declare dividends, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of our capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by us in respect of shares of Company common stock on a schedule consistent with our past practices at the current payment rate of $0.45 for quarterly dividends declared before October 31, 2018 and at the increased payment rate of $0.48 for quarterly dividends declared on or after October 31, 2018, (2) dividend equivalents accrued or payable by us in respect of Company stock units payable in shares of Company common stock or whose value is determined with reference to the value of shares of Company common stock granted under the Company stock plan, (3) dividends and distributions by a direct or indirect Company subsidiary to us or a wholly-owned Company subsidiary and (4) a “stub period” dividend to holders of record of Company common stock as of immediately prior to the effective time of the merger equal to the product of (x) the number of days from the record date for payment of the last quarterly dividend paid by us prior to the effective time of the merger, multiplied by (y) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the effective time of the merger by ninety-one.

Accounting Treatment (see page 41)

The merger will be accounted for following the acquisition method of accounting under Accounting Standards Codification Topic 805, Business Combinations.

Approvals Required by Shareholders in Connection with the Proposals (see page 13)

The holders of the outstanding shares of our common stock are entitled to one vote for each share held of record on each matter presented to a vote at the special meeting. However, unless the holder personally appears and votes at the special meeting, shares for which no proxy is returned (whether registered in the name of the actual holder or in the name of a bank, broker or nominee) will not be voted. Only shareholders of record at the close of business on [●], 2018 will be entitled to vote at the special meeting or at any adjournment of the special meeting.

The following approvals are required by our shareholders in order to approve the proposals at the special meeting in connection with the merger:

•	The affirmative vote of the holders of a majority of all of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve the merger agreement and the transactions contemplated thereunder, including the merger;

•	Votes cast by the holders of the outstanding shares of our common stock represented (in person or by proxy) at the special meeting and entitled to vote on such proposal for approval must exceed votes cast against approval in order to approve the proposal on compensation that will or may become payable by us to our named executive officers (“NEOs”) in connection with the merger (the “Merger-Related Compensation proposal”). Because the vote on the Merger-Related Compensation proposal is advisory only, it will not be binding on us. Accordingly, if the Merger proposal is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of our shareholders; and

•	Votes cast by the holders of the outstanding shares of our common stock represented (in person or by proxy) at the special meeting and entitled to vote on such proposal for approval must exceed votes cast against approval in order to approve a Special Meeting Adjournment proposal.

Our directors and executive officers beneficially owned [●] shares of Company common stock on [●], 2018, the record date for the special meeting. These shares represent in total [●] percent of the total voting power of our voting securities outstanding and entitled to vote as of the record date. These shares exclude [●] deferred shares that, until received, do not entitle the directors or executive officers to vote. We currently expect that each of our directors and executive officers will vote their shares in favor of all of the proposals to be voted on at the special meeting, although none of them has entered into any agreements obligating them to do so.

The approval of the Merger proposal by our shareholders is a condition to completion of the merger. Approval of the Merger-Related Compensation proposal is not required to complete the merger, but federal securities laws require that we submit the matter to shareholders for an advisory vote.

Recommendation of Company’s Board of Directors (see page 28)

The Board has reviewed and considered the terms of the merger and the merger agreement and has unanimously determined that the merger is advisable and in the best interests of the Company and our shareholders and unanimously recommends that our shareholders vote FOR the Merger proposal. The Board also unanimously recommends that our shareholders vote FOR the Merger-Related Compensation proposal and FOR any Special Meeting Adjournment proposal.

Opinion of the Company’s Financial Advisor (see page 32)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), our financial advisor, delivered to the Board a written opinion, dated April 21, 2018, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Company common stock of the merger consideration to be received by such holders. The full text of the written opinion, dated April 21, 2018, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Board (in its capacity as such) for the benefit and use of the Board in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to us or in which we might engage or as to our underlying business decision to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the merger or any other matter.

Financing of the Merger Consideration (see pages 30 and 65)

CenterPoint Energy plans to finance the merger consideration with a combination of cash on hand, the issuance of commercial paper, borrowings under its existing revolving credit facility (which was recently amended to include an incremental facility increasing the total commitment to $3.3 billion, effective under specified circumstances related to the merger) and other equity and debt financing.

In connection with the merger agreement, CenterPoint Energy entered into a commitment letter with Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc. (collectively referred to herein as the “Commitment Parties”) pursuant to which, subject to the conditions set forth therein, the Commitment Parties have committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of up to $5.0 billion (referred to herein as the “Bridge Facility”) to fund a portion of the cash consideration in connection with the merger, which such commitments will be reduced or terminated pursuant to the terms thereof to the extent CenterPoint Energy obtains commitments and/or cash proceeds from certain equity and debt issuances on or prior to the closing date of the merger.

Completion of the Merger is Subject to Regulatory Clearance (see page 43)

To complete the merger, the Company and CenterPoint Energy need to obtain approvals or consents from, or make filings with, a number of public utility, antitrust and other regulatory authorities, including:

•	the filing of notification and report forms with the Antitrust Division of the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and expiration or early termination of any applicable waiting periods under the HSR Act;

•	authorization by the Federal Energy Regulatory Commission (“FERC”) under Section 203 of the Federal Power Act (“FPA”);

•	authorization of the Federal Communications Commission (“FCC”) to transfer or update control of our pertinent FCC Registration Numbers and a Notification of Consummation indicating the merger has closed; and

•	the filing of an application relating to money pool agreements, corporate services agreements and related cost allocations, other affiliate agreements, affiliate guidelines and related matters, the maintenance of books and records outside of the state of Indiana and other ancillary matters related to the merger with, and receipt of an order approving, denying or dismissing such application from, the Indiana Utility Regulatory Commission (the “IURC”) and the Public Utilities Commission of Ohio (the “PUCO”).

Subject to the terms and conditions of the merger agreement, each of the Company and CenterPoint Energy shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other party in doing, all things necessary to cause the conditions to the closing of the merger to be satisfied as promptly as reasonably practicable or to effect the closing of the merger as promptly as reasonably practicable.

See “The Proposed Merger—Regulatory Matters Relating to the Merger” beginning on page 43 of this proxy statement for additional detail regarding the regulatory approval process.

How the Merger Agreement May be Terminated by us and/or CenterPoint Energy (see page 68)

The merger agreement may be terminated by either CenterPoint Energy or the Company in accordance with its terms at any time prior to the effective time of the merger, whether before or after the approval of the Merger proposal by our shareholders:

•	by mutual written consent of CenterPoint Energy and us;

•

if the closing of the merger has not occurred by 5:00 p.m. New York City time on April 21, 2019; provided that if prior to such end date, all of the conditions to the completion of the merger set forth in the merger agreement have been satisfied or waived or are capable of being satisfied (except for certain stated conditions), either CenterPoint Energy or the Company may extend such end date to October 21, 2019; provided, further, that neither CenterPoint Energy nor the Company may terminate the merger agreement or extend the end date if it (or in the case of CenterPoint Energy, Merger Sub) is in breach of its obligations under the merger agreement and such breach has caused or resulted in either the failure to satisfy the conditions to consummate the merger prior to the end date or the failure of the closing to have occurred prior to the end date;

•	if any law or judgment, whether preliminary, temporary or permanent, that makes illegal or prohibits the consummation of the merger has become final and nonappealable; provided that the right to terminate the merger agreement shall not be available to any party if the failure to satisfy such condition is the result of the failure of such party to comply with certain obligations of that party under the merger agreement; or

•	if the approval by our shareholders of the merger agreement and the transactions contemplated thereunder, including the merger, is not obtained.

The merger agreement may be terminated by us:

•	in the event the Board has made an adverse recommendation change with respect to a Company superior proposal, in each case as defined in the merger agreement, and the Board has approved and entered into, concurrently with the termination, a Company acquisition agreement, as defined in the merger agreement, providing for the implementation of such Company superior proposal, so long as we have complied with certain obligations under the merger agreement and prior to or concurrently with such termination, pay to CenterPoint Energy the applicable termination fee; provided that we will not have the right to terminate the merger agreement if Company shareholder approval has been obtained;

•	if CenterPoint Energy or Merger Sub breaches or fails to perform any of its covenants or agreements contained in the merger agreement or if any of the representations or warranties of CenterPoint Energy or Merger Sub contained in the merger agreement fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in the merger agreement that certain of CenterPoint Energy’s and Merger Sub’s representations and warranties are true and correct and that CenterPoint Energy and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under the merger agreement at or prior to closing and (2) is not reasonably capable of being cured by CenterPoint Energy or Merger Sub by the end date or is not cured by CenterPoint Energy within 30 days after receiving written notice of such breach or failure; provided that we will not have such right to terminate the merger agreement if it is in breach of certain of its representations, covenants or agreements contained in the merger agreement; or

•	if all of the conditions to the completion of the merger have been satisfied or waived and as of the date that the closing should have been consummated pursuant to the terms of the merger agreement, CenterPoint Energy and Merger Sub do not complete the closing on such date and CenterPoint Energy and Merger Sub fail to consummate the closing within five business days following their receipt of written notice from us requesting such consummation; provided that we have provided to CenterPoint Energy an irrevocable notice that it stands ready, willing and able to consummate the closing of the merger.

The merger agreement may be terminated by CenterPoint Energy:

•	in the event the Board or a committee thereof has made an adverse recommendation change, as defined in the merger agreement; provided that CenterPoint Energy will not have the right to terminate the merger agreement after the Company shareholder approval has been obtained; or

•

if we breach or fail to perform any of our covenants or agreements contained in the merger agreement or if any of our representations or warranties contained in the merger agreement fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in the merger agreement that certain of our representations and warranties are true and correct and that we will have performed in all material respects all covenants and agreements required to be performed by us under the merger agreement at or prior to closing and (2) is not reasonably capable of being cured by us by the end date or is not cured by us within 30 days after receiving written notice of such breach or failure; provided that CenterPoint Energy will not have such right to terminate the merger agreement if it or Merger Sub is in breach of certain of its representations, covenants or agreements contained in the merger agreement.

Termination Fees and Expenses May be Payable Under Some Circumstances (see page 68)

If the merger agreement is terminated under specified circumstances relating to (1) failure to satisfy certain conditions, including to obtain required regulatory approvals prior to the end date, which is 5:00 p.m. New York City time on April 21, 2019 and which may be extended to October 21, 2019, (2) a final and nonappealable order enjoining the consummation of the merger in connection with regulatory approvals, (3) failure by CenterPoint Energy to obtain required regulatory approvals or any assertion of jurisdiction by any state regulatory commission, or (4) failure by CenterPoint Energy to consummate the merger once all of the conditions have been satisfied, CenterPoint Energy will be required to pay us a termination fee of $210 million.

In addition, in the event that the merger agreement is terminated under specified circumstances relating to (1) the Company entering into a definitive acquisition agreement with respect to a Company superior proposal, as defined in the merger agreement, (2) the Board changing its recommendation of the merger prior to the approval of the merger agreement and the transactions contemplated thereunder, including the merger, having been obtained, or (3) failing to close the merger by the end date, or failing to obtain approval by our shareholders of the merger agreement and the transactions contemplated thereunder, including the merger, if we are in breach of our representations, warranties, covenants or agreements under the merger agreement, and we receive a Company takeover proposal, as defined in the merger agreement that is not later withdrawn, and prior to the termination of the merger agreement and within 12 months after such termination we enter into a definitive agreement or consummate a transaction with respect to a Company takeover proposal, then we will be required to pay CenterPoint Energy a termination fee of $150 million.

Delisting and Deregistration of Company Stock (see page 47)

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

No Solicitation of Competing Proposals (see page 60)

We are subject to a “no shop” restriction that limits our ability to solicit alternative acquisition proposals or provide nonpublic information to, and engage in discussion with, third parties, except under limited circumstances to permit the Board to comply with its fiduciary duties.

We will not, will cause our affiliates not to and will use our reasonable best efforts to cause our representatives not to, either directly or indirectly, (1) solicit, initiate or knowingly encourage, induce or facilitate any Company takeover proposal, as defined in the merger agreement, or inquiry or proposal that could reasonably be expected to lead to a Company takeover proposal or (2) participate in any discussions or negotiations with any persons regarding any Company takeover proposal or inquiry or proposal that could reasonably be expected to lead to a Company takeover proposal, including by furnishing non-public information with respect any such proposal or inquiry. Under the merger agreement, we agreed to cease all existing discussions or negotiations with regards to any Company takeover proposal and request the return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, we may entertain a bona fide written Company takeover proposal that constitutes or could reasonably be expected to lead to a Company superior proposal, as described in the merger agreement, that does not result from a breach of the merger agreement, prior to obtaining Company shareholder approval, subject to certain conditions stated in the merger agreement.

See “The Merger Agreement—The Company is Prohibited from Soliciting Other Offers; Superior Proposal” beginning on page 60 of this proxy statement.

Post-Merger Governance and Management (see page 72)

Upon completion of the merger, CenterPoint Energy will establish its headquarters for the companies’ combined gas operations in Evansville, Indiana for a minimum of three years after the effective time of the merger and maintain the headquarters of Indiana electric operations in Evansville, Indiana.

Upon completion of the merger, Scott M. Prochazka, President and Chief Executive Officer of CenterPoint Energy, will be President and Chief Executive Officer of the surviving corporation. Carl L. Chapman, Chairman, President and Chief Executive Officer of the Company as of the date of the merger agreement, will remain in his current role with us until the closing of the merger.

See “Post-Merger Governance and Management” beginning on page 72 and “Additional Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 48 for further information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include forward-looking statements. A “safe harbor” for forward-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (“Reform Act of 1995”). The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Certain matters described in “The Proposed Merger – Forward-Looking Financial Information” are forward-looking statements as well as statements relating to the expected timetable for completing the merger, anticipated benefits of the merger, future opportunities for the surviving corporation, future financial performance and any other statements regarding our and CenterPoint Energy’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance. Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. When used in this filing, the words “believe”, “anticipate”, “endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, “likely”, and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

•	The risk that we may be unable to obtain the Company shareholder approval for the proposed merger.

•	The risk that CenterPoint Energy or the Company may be unable to obtain governmental and regulatory approvals required for the proposed merger, or that required governmental and regulatory approvals or agreements with other parties interested therein may delay the proposed merger or may be subject to or impose adverse conditions or costs.

•	The occurrence of any event, change or other circumstances that could give rise to the termination of the proposed merger or could otherwise cause the failure of the proposed merger to close.

•	The risk that a condition to the closing of the proposed merger or the committed financing may not be satisfied.

•	The failure of CenterPoint Energy to obtain any equity, debt or other financing necessary to complete the proposed merger.

•	The outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the proposed merger.

•	The receipt of an unsolicited offer from another party to acquire our assets or capital stock that could interfere with the proposed merger.

•	The timing to consummate the proposed merger.

•	The costs incurred to consummate the proposed merger.

•	Disruption from the proposed merger making it more difficult to maintain relationships with customers, employees, regulators or suppliers.

•	The diversion of management time and attention on the proposed merger.

•	Other risks detailed in our filings with the SEC, including our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in our Quarterly Reports on Form 10-Q and other documents filed by us with the SEC after the date thereof. See the section entitled “Where You Can Find More Information.”

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

THE COMPANIES

Vectren Corporation

The Company, an Indiana corporation, is an energy holding company headquartered in Evansville, Indiana. Our wholly owned subsidiary, VUHI, serves as the intermediate holding company for three public utilities: Indiana Gas, SIGECO, and VEDO. VUHI also has other assets that provide information technology and other services to the three utilities. VUHI’s consolidated operations are collectively referred to as the Utility Group. Both the Company and VUHI are holding companies as defined by the Energy Policy Act of 2005. The Company was incorporated under the laws of Indiana on June 10, 1999.

Indiana Gas provides energy delivery services to approximately 603,000 natural gas customers located in central and southern Indiana. SIGECO provides energy delivery services to approximately 146,000 electric customers and approximately 112,000 gas customers located near Evansville in southwestern Indiana. SIGECO also owns and operates electric generation assets to serve its electric customers and optimizes those assets in the wholesale power market. Indiana Gas and SIGECO generally do business as Vectren Energy Delivery of Indiana. VEDO provides energy delivery services to approximately 323,000 natural gas customers located near Dayton in west-central Ohio.

The Company, through Enterprises, is involved in nonutility activities in two primary business areas: Infrastructure Services and Energy Services. Infrastructure Services provides underground pipeline construction and repair services. Energy Services provides energy performance contracting and sustainable infrastructure, such as renewables, distributed generation, and combined heat and power projects. Enterprises also has other legacy businesses that have investments in energy-related opportunities and services and other investments. All of the above is collectively referred to as the Nonutility Group. Enterprises supports our regulated utilities by providing infrastructure services.

Our principal executive offices are located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708 and our telephone number is (812) 491-4000.

CenterPoint Energy, Inc.

CenterPoint Energy, a Texas corporation, is a public utility holding company. CenterPoint Energy’s operating subsidiaries own and operate electric transmission and distribution and natural gas distribution facilities, supply natural gas to commercial and industrial customers and electric and natural gas utilities and own interests in Enable.

CenterPoint Energy’s reportable business segments are Electric Transmission & Distribution, Natural Gas Distribution, Energy Services, Midstream Investments and Other Operations. CenterPoint Energy serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas, with more than 8,000 employees. CenterPoint Energy and its predecessor company have been in business for more than 150 years.

The principal executive offices of CenterPoint Energy are located at 1111 Louisiana, Houston, Texas 77002, and its telephone number is (713) 207-1111.

Pacer Merger Sub, Inc.

Merger Sub is an Indiana corporation and wholly owned subsidiary of CenterPoint Energy. Pursuant to the merger agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger and a wholly owned subsidiary of CenterPoint Energy. Merger Sub has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the merger.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

The information contained in this proxy statement is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board. The proxy will be used at the special meeting of shareholders. We are first mailing this proxy statement and accompanying proxy card to our shareholders on or about [●], 2018.

Date, Time and Place

The special meeting will be held at our corporate headquarters located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana, 47708, on [●], 2018, at [●] [a.]/[p.]m. (Central Daylight Time), and at any adjournment of the special meeting for the matters to be acted upon under its authority.

Matters to be Considered

As of this date, the only known business to be presented at the special meeting of shareholders is (1) a proposal to approve the Merger proposal, (2) a proposal to approve, by non-binding advisory resolution, the Merger-Related Compensation proposal, (3) a proposal to approve a Special Meeting Adjournment proposal, if necessary, and (4) to transact any other business as may properly come before the special meeting or any adjournments of the special meeting. The Board is not aware of any other matters to be presented at the special meeting other than those mentioned above and has not received notice from any shareholders requesting that other matters be considered. The enclosed proxy authorizes the proxy holders to vote on these matters and on all other matters that may properly come before the special meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment.

Record Date; Quorum Requirement; and Voting Rights

As of June 13, 2018, we had one class of capital stock outstanding, consisting of 83,080,695 shares of common stock without par value. The presence, either in person or represented by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting will constitute a quorum at the special meeting. As a result, in order to have a quorum at the special meeting, 41,540,348 shares of our common stock must be represented by shareholders present, in person or represented by proxy, at the special meeting.

The holders of the outstanding shares of common stock are entitled to one vote for each share held of record on each matter presented to a vote at the special meeting. However, unless the holder personally appears and votes at the special meeting, shares for which no proxy is returned (whether registered in the name of the actual holder or in the name of a bank, broker or nominee) will not be voted. Only shareholders of record at the close of business on [●], 2018 will be entitled to vote at the special meeting or at any adjournment of the special meeting.

Voting in Person

Only shares held by those present at the special meeting, or for which proxies are returned, will be considered to be represented at the special meeting. For the purpose of determining a quorum, shares represented at the special meeting are counted without regard to whether they are abstentions or broker non-votes as to any particular item.

Revoking Proxies

A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the special meeting, at any time before the authority granted by it is exercised.

Required Vote

The affirmative vote of the holders of a majority of all of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve the Merger proposal.

Votes cast by the holders of the outstanding shares of our common stock represented (in person or by proxy) at the special meeting and entitled to vote on such proposal for approval must exceed votes cast against approval in order to approve the Merger-Related Compensation proposal. Because the vote on the Merger-Related Compensation proposal is advisory only, it will not be binding on us. Accordingly, if the Merger proposal is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of our shareholders.

Votes cast by the holders of the outstanding shares of our common stock represented (in person or by proxy) at the special meeting and entitled to vote on such proposal for approval must exceed votes cast against approval in order to approve a Special Meeting Adjournment proposal.

Broker Non-Votes

Under the listing requirements of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine.” Accordingly, a broker non-vote occurs when the broker is not permitted to vote on an item without instruction from the beneficial owner of shares of common stock and the beneficial owner gives no instruction as to voting of the shares.

Under NYSE rules, your broker does not have discretionary authority to vote your shares on any of the proposals. Therefore, if you are a Company shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on any of the proposals.

Abstentions; Not Voting

For the Merger proposal, an abstention or a failure to vote (including a broker non-vote) will be counted as a vote against such proposal.

For the Merger-Related Compensation proposal and any Special Meeting Adjournment proposal, an abstention or a failure to vote (including a broker non-vote) will not be counted as a vote cast, and, therefore, will not be counted as votes either for or against such proposal.

No Dissenters Rights

Under Indiana law, our shareholders are not entitled to dissenters’ rights in connection with the merger.

Shares Beneficially Owned by Directors and Officers

Our directors and executive officers beneficially owned [●] shares of Company common stock on [●], 2018, the record date for the special meeting. These shares represented in total [●] percent of the total voting power of our voting securities outstanding and entitled to vote as of the record date. We currently expect that each of our directors and executive officers will vote their shares in favor of all the proposals to be voted on at the special meeting, although none of them has entered into any agreements obligating them to do so.

How Shares are Voted; Proxies

Shareholders of record may vote:

•	by telephone at 1-866-883-3382;

•	online via the Internet at www.proxypush.com/vvc;

•	if you received a copy of the proxy by mail, by returning the enclosed proxy in the accompanying self-addressed envelope; or

•	in person at the special meeting.

If your shares are held by a bank, broker, or nominee, please review the voting options provided by them on your voter instruction form and act accordingly.

Whether or not you plan to attend the special meeting, your vote is important and you are urged to vote as soon as possible. You may revoke your proxy prior to or at the special meeting and vote in person if you wish. If your shares are held by a broker, bank, or nominee, it is important that they receive your voting instructions.

Other Business

We do not expect that any matter will be brought before the special meeting other than the Merger proposal, the Merger-Related Compensation proposal, and a Special Meeting Adjournment proposal. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Shares Held in Plans

If you are a participant in our automatic dividend reinvestment and stock purchase plan, your proxy card will represent the number of shares registered in your name and the number of shares credited to your plan account. For those shares held in this plan, your proxy card will serve as direction to the plan administrator as to how your account is to be voted.

Solicitation of Proxies

The Board solicits your proxy for use at the special meeting. Shares held in your name and represented by your proxy will be voted as you instruct if your proxy is duly executed and returned prior to the special meeting. Shares represented by proxies that are returned signed but without instructions for voting will be voted as recommended by the Board. Shares represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes. You may revoke your proxy at any time before it is exercised by written notice to the secretary of the Company received prior to the time of the special meeting or in person at the special meeting.

If you are a participant in our automatic dividend reinvestment and stock purchase plan, your proxy card will represent the number of shares registered in your name and the number of shares credited to your plan account. For those shares held in this plan, your proxy card will serve as direction to the plan administrator as to how your account is to be voted.

If your shares are held in a brokerage account, you may instruct your broker, bank, or other nominee to vote your shares by following instructions that the broker, bank, or nominee provides to you. Most brokers offer voting by mail, telephone, or via the Internet.

The cost of preparing, assembling, printing, and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the special meeting will be borne by us. We have retained D. F. King & Company to assist in soliciting proxies from shareholders, including brokers’ accounts, at an estimated fee of $20,000 plus reasonable out-of-pocket expenses. In addition, some of our officers and regular employees, who will receive no compensation in addition to their regular salaries for such solicitation, may solicit proxies by telephone, email, or personal visits. The cost of such additional solicitation, if any, will be borne by us. We expect to reimburse banks, brokerages, and other custodians of our stock for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.

Adjournments

We are not currently aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment. Votes cast by the holders of the outstanding shares of our common stock represented (in person or by proxy) at the special meeting and entitled to vote on such proposal for approval must exceed votes cast against approval in order to approve a Special Meeting Adjournment proposal. If we adjourn the special meeting for 120 days or less and we do not set a new record date, we will announce prior to adjournment the date, time and location at which the special meeting will be reconvened. No other notice will be provided. If adjournment is for more than 120 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the special meeting.

THE PROPOSED MERGER

General

The Company and CenterPoint Energy agreed to the acquisition of the Company by CenterPoint Energy under the terms of the merger agreement that is described in this proxy statement. The Board is using this proxy statement to solicit proxies from the holders of Company common stock for use at the special meeting.

Merger Proposals

At the special meeting, holders of shares of Company common stock will be asked to vote on 1) a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (the “Merger proposal”), 2) a proposal to approve, by non-binding advisory resolution, the compensation of the NEOs that will or may become payable in connection with the merger (the “Merger-Related Compensation” proposal), 3) a proposal to approve any motion to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting (a “Special Meeting Adjournment” proposal), and 4) any other business as may properly come before the special meeting or any adjournments of the special meeting. The Board is not aware of any other matters to be presented at the special meeting other than those mentioned above and has not received notice from any shareholders requesting that other matters be considered.

The merger will not be completed unless our shareholders approve the Merger proposal.

Effects of the Merger; Merger Consideration

Under the terms of the merger agreement, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation in the merger and becoming a wholly owned subsidiary of CenterPoint Energy.

On and subject to the terms and conditions set forth in the merger agreement, at the effective time of the merger (the “effective time”), each share of Company common stock issued and outstanding immediately prior to the effective time will be canceled and converted into the right to receive the merger consideration. At the effective time, each stock unit payable in Company common stock or whose value is determined with reference to the value of Company common stock, whether vested or unvested, will be cancelled at the effective time with cash consideration paid therefor in accordance with the terms of the merger agreement.

Background of the Merger

The Board and senior management of the Company regularly review and evaluate the Company’s strategies as part of their ongoing efforts to provide long-term value to shareholders, taking into account economic, competitive, regulatory and other conditions, as well as historical and projected industry trends and developments. As part of this process, the Company regularly evaluates and revises its stand-alone strategic plan. Over the past several years, Company management has refined and focused the Company’s stand-alone strategic plan to focus on (i) continuing to execute gas infrastructure upgrade and replacement plans to further improve safety and reliability, (ii) modernizing its electric grid to improve safety and reliability and reduce the frequency and duration of outages, (iii) diversifying the Company’s generation portfolio to improve system optionality and efficiencies while reducing carbon emissions and (iv) continuing to grow the Company’s non-regulated businesses. Company management believes that the Company’s current strategic plan is capable of delivering 6% to 8% growth in the Company’s earnings per share over the next several years.

As part of its ongoing strategic review, the Board and senior management of the Company also periodically consider and evaluate potential alternatives to the stand-alone plan that may enhance shareholder value and provide benefits to all Company stakeholders, including, from time to time, strategic transactions. Over the past several years, the Company considered several potential acquisitions and three potential “merger of equals” transactions. No definitive agreement was executed in connection with any of these potential transactions, either because the seller in the transaction did not find the Company’s proposed price acceptable or because discussions did not progress beyond a preliminary phase. In August of 2016 the Company entered into preliminary negotiations with another utility company (referred to as “Bidder A”) regarding a transaction in which Bidder A would have acquired the Company. Discussions regarding price were never concluded, but Bidder A initially proposed a price of $68.50 per share, comprised of a combination of cash and common stock of Bidder A. The trading price of the Company’s common stock during August of 2016 ranged from $48.80 to $51.90 per share. Negotiations with respect to this transaction ended when Bidder A determined that it was not prepared to proceed with a transaction at that time.

On August 22, 2017, an article appeared on the Bloomberg website indicating that the Company was considering strategic options including a potential sale after receiving takeover interest. Although the Company had not recently received any takeover interest and was not considering any specific takeover proposal at that time, the Company did not comment on the article consistent with its policy of not commenting on rumors regarding mergers and acquisitions. Immediately following publication of the article, the price of the Company’s common stock increased approximately 7.9%.

Company senior management also regularly reviews with the Board the potential long-term value that the Company’s shareholders might achieve as a result of the Company’s standalone strategic plan and compares those values to the values that might be achieved in a strategic transaction. the Company’s senior management was also aware that the utility industry in the United States has been in the process of consolidating. For example, at the time of the merger that created the Company in 2000, there were roughly 130 domestic energy companies. Considering announced transactions, there are now less than 50, and of those companies, based on market capitalization, 30 are larger than the Company. Of those 30 utilities that are larger than the Company, nearly 90% are more than twice the Company’s size. The Company’s senior management believed that its long-term strategic plan for continued growth allows the Company an opportunity to proactively select a partner with strong commitments to the Company’s stakeholders rather than be in a position where merger choices could be limited. The Company’s senior management also recognized that a larger, more competitive company can better take advantage of the significant opportunities in this time of rapid industry change in addition to bolstering the ability to attract and develop employees and achieve efficiencies in operations, which will ultimately benefit utility customers’ rates over time.

At the annual retreat of the Board on November 1 and 2, 2017, Company senior management advised the Board that, in light of valuations in recent transactions involving other regulated gas and electric companies, it might be a favorable time to determine whether any potential acquirer would align well with the Company’s company values and corporate citizenship and would be willing to pay a premium to the Company’s then current stock price in a strategic transaction. To make a more thorough evaluation of this possibility, management recommended that the Company seek assistance from a financial advisor, make a more detailed analysis of potential strategic options that might be available to the Company and report back to the Board.

During the fourth quarter of 2017, BofA Merrill Lynch assisted Company senior management in evaluating some of the strategic options that might be available to the Company. BofA Merrill Lynch was not formally retained at that time because the Board had not made a decision to initiate any discussions with potential counterparties regarding a potential strategic transaction.

The Board held a regularly scheduled meeting on December 20, 2017. Representatives of senior management, BofA Merrill Lynch and the Company’s regular outside transaction counsel, Baker Botts L.L.P. (“Baker Botts”), also were in attendance during parts of the meeting. At this Board meeting, Mr. Carl L. Chapman, the Company’s chief executive officer, and Ms. Susan Hardwick, the Company’s chief financial officer, made a presentation outlining certain strategic options potentially available to the Company other than pursuing its stand-alone strategic plan, including acquiring other companies, entering into a strategic merger and selling the Company in a change of control transaction. Mr. Chapman and Ms. Hardwick also discussed the current valuation of the Company’s common stock and the values that had been achieved in other recent strategic transactions in the utility industry.

Following Mr. Chapman and Ms. Hardwick’s presentation, representatives of BofA Merrill Lynch made a presentation to the Board that included an update regarding the utility sector generally, BofA Merrill Lynch’s view of the financial outlook for the utility sector, the range of strategic alternatives that might be available to the Company, a preliminary valuation analysis with respect to the Company, certain potential counterparties that might be interested in a strategic transaction with the Company, the ability of those counterparties to pay a premium price for the Company’s common stock and BofA Merrill Lynch’s recommended next steps if the Board were to decide to authorize management to contact other companies to determine if they might be interested in acquiring the Company at a premium to its current market price.

Following discussion among themselves and with management and BofA Merrill Lynch, the Board authorized Company management, with the assistance of BofA Merrill Lynch and other advisors to conduct a market assessment by contacting a limited number of potential counterparties to determine if they might have an interest in acquiring the Company at a premium to its then current market price. The Board also instructed Company management and BofA Merrill Lynch to communicate to any potential counterparty that the Board had a strong preference for a transaction in which a substantial portion of the consideration was cash, and that the Board would insist that any transaction also provide commitments to the Company’s customers, employees and the communities in which the Company operates.

On January 9, 2018, the Company executed an engagement letter retaining BofA Merrill Lynch as its financial advisor with respect to potential strategic alternatives. BofA Merrill Lynch was selected based on its experience in the utility industry generally, its experience in advising companies in strategic transactions and the preliminary work that BofA Merrill Lynch had performed for the Company during the fourth quarter of 2017. Prior to retaining BofA Merrill Lynch, the Company received from BofA Merrill Lynch information regarding BofA Merrill Lynch’s relationships, if any, with the companies that had been identified as potential counterparties to be contacted in connection with the market assessment.

From January 9, 2018 through January 18, 2018, pursuant to the direction of the Board, BofA Merrill Lynch contacted seven potential counterparties, including CenterPoint Energy and Bidder A, to determine if they might have an interest in considering a strategic transaction with the Company. Six of the parties contacted were other utility companies, and the seventh was a large investment fund focused on infrastructure investments. The seven companies contacted were selected by Company management in consultation with BofA Merrill Lynch from the list of potential counterparties discussed with the Board as the companies that, in the judgment of Company management, would be most interested in considering a strategic transaction with the Company, capable of paying a premium to the Company’s market price in such a transaction and capable of providing commitments to the Company’s customers, employees and the communities in which it operates. In its conversation with each of these companies, BofA Merrill Lynch indicated that the Company had not made any decision to pursue a transaction, but that it was interested in understanding whether the company would be interested in considering a transaction with the Company at a price in excess of the Company’s then current share price. BofA Merrill Lynch also indicated that, if the Company were to pursue a transaction, it would prefer a transaction in which a substantial portion of the consideration was cash and that would provide commitments for its customers, employees and the communities in which it operates in addition to Company shareholders.

Of the seven potential counterparties contacted by BofA Merrill Lynch, one indicated that it was not then in a position to pursue a strategic transaction while the other six indicated that they would be interested in considering a potential transaction. Although none of the six interested bidders indicated a price at which they would be willing to acquire the Company, all indicated that they would consider a price at a premium to the Company’s then current market price. Three of the six interested bidders, including CenterPoint Energy, indicated that they would be capable of paying 100% cash consideration in a transaction. The other three, including Bidder A, indicated that they would prefer to include a stock component in the consideration for a transaction.

On January 19, 2018, the Board held a special meeting to consider the results of BofA Merrill Lynch’s discussions with potential bidders. Company senior management and representatives of BofA Merrill Lynch and Baker Botts were present during parts of the meeting. The Board received a report from BofA Merrill Lynch about its conversations with potential counterparties. Company management also updated the Board about the Company’s stand-alone strategic plan and outlined management’s recommended next steps if the Board decided to proceed with discussions about a potential strategic transaction. Following extensive discussion, the Board authorized management, with assistance from BofA Merrill Lynch and its other advisors, to continue discussions with all six of the interested potential counterparties about a strategic transaction, and to request from each of them a non-binding indication of the terms and conditions on which they would consider acquiring the Company. Finally, the Board requested management, with advice from BofA Merrill Lynch, to contact one additional infrastructure investor to determine if it would have interest in considering a potential transaction.

Following this meeting, BofA Merrill Lynch contacted the six interested potential counterparties to inform them that the Board had decided to proceed with discussions about a potential transaction and that they would be provided with additional information about the Company following execution of a confidentiality and standstill agreement. All six parties were provided with a form of confidentiality and standstill agreement.

In addition, as directed by the Board, management in consultation with BofA Merrill Lynch, identified another large infrastructure investor that management believed was likely to have both the financial capability and interest in acquiring the Company and directed BofA Merrill Lynch to contact that investor. After considering the matter, this investor decided not to engage in discussions with the Company about a potential strategic transaction.

From January 26, 2018 to January 31, 2018, the Company entered into confidentiality and standstill agreements with five of the six counterparties that had indicated an interest in pursuing a transaction with the Company, including CenterPoint Energy and Bidder A. The terms of all five confidentiality and standstill agreements were substantially similar. The three counterparties other than CenterPoint Energy and Bidder A are referred to as Bidders B, C and D. The sixth counterparty informed BofA Merrill Lynch that it was not in a position to pursue a strategic transaction at that time and therefore declined to enter into a confidentiality and standstill agreement.

On January 26, 2018, BofA Merrill Lynch received a call from a utility company (referred to as Bidder E) that had not previously been contacted by BofA Merrill Lynch on behalf of the Company. During this call, Bidder E indicated that it had heard rumors that the Company might be considering a strategic transaction and stated that if such rumors were true, it would be interested in considering such a transaction. Bidder E later confirmed that it would be prepared to enter into a transaction at a 100% cash price in excess of the Company’s then current market price, and that it would be prepared to make commitments relating to the Company’s customers, employees and the communities in which the Company operates. Following these conversations, Bidder E was provided with a form of confidentiality and standstill agreement and on February 6, 2018, Bidder E executed the agreement with the Company. The form of this agreement was substantially similar to the agreements that had been entered into with other potential bidders.

From January 30, 2018 through February 9, 2018, Company senior management made presentations about the Company’s financial condition, operations and stand-alone strategic plan to each of CenterPoint Energy, and Bidders A, B, C, D and E. Each of CenterPoint Energy and Bidders A, B, C, D and E also were provided with the Company’s internal projections and certain other non-public information about the Company.

On January 31, 2018, Mr. Chapman met with Mr. Scott Prochazka, the President and Chief Executive Officer of CenterPoint Energy. Messrs. Chapman and Prochazka discussed the Company’s motivation for considering a potential strategic transaction at that time and concerns of Mr. Chapman about how a transaction could affect Company employees, customers, community involvement by Company employees, funding of the Vectren Foundation and the role of the Company in the communities in which it operates. Mr. Chapman also made suggestions about leadership functions that could be based in Indiana after the completion of a strategic transaction.

On February 8, 2018, BofA Merrill Lynch received an email from an infrastructure investor indicating that it had heard rumors that the Company might be considering a strategic transaction and inquiring as to whether it could participate in any process the Company might be conducting. In a subsequent call on February 9, 2018, although BofA Merrill Lynch did not confirm that the Company might be considering a potential transaction, BofA Merrill Lynch inquired as to the nature and level of the investor’s potential interest in the Company. The investor indicated that it would respond to BofA Merrill Lynch if it had any interest in pursuing a transaction. The investor did not contact BofA Merrill Lynch again.

On February 12, 2018, BofA Merrill Lynch received an unsolicited call from the chief executive officer of an electric utility company (referred to as “Bidder F”) indicating that if the Company was considering a strategic transaction, his company would be interested in pursuing such a transaction. Following this discussion, Bidder F was provided a form of confidentiality and standstill agreement. Over the following two weeks, BofA Merrill Lynch had several discussions with Bidder F about its interest in a potential transaction with the Company, during which Bidder F indicated that it would need to enter into a partnership with another investor in order to finance any transaction with the Company and that it was in discussions with one or more potential partners to this end.

On February 21, 2018, CenterPoint Energy, and Bidders A, B and D each submitted non-binding indications of interest with respect to a strategic transaction with the Company. CenterPoint Energy proposed an all cash transaction at a price of $70.00 per share. Bidder A proposed a price of $72.50 per share with up to 83% of the consideration in cash and the remainder in common stock of Bidder A. Bidder B indicated an all cash price range of $73.00 to $75.00, and Bidder D indicated a price range of $65.00 to $70.00 with the consideration being a combination of cash and stock, but did not specify the allocation between cash and stock. Bidder F did not submit a proposal but indicated that it hoped to be able to do so in a matter of days. Bidder F did not contact BofA Merrill Lynch again.

Also on February 21, 2018, representatives of Bidder C and Bidder E each separately informed BofA Merrill Lynch that, due to factors unrelated to the Company, they would no longer consider a potential transaction with the Company. The chief executive officers of Bidder C and Bidder E also each called Mr. Chapman to inform him that their respective companies would not be submitting a proposal.

On February 22, 2018, Mr. Chapman spoke to the chief executive officer of Bidder A. Bidder A’s CEO indicated that Bidder A was very interested in a transaction and prepared to move quickly. He also indicated that Bidder A would have to raise a significant amount of both debt and equity capital to complete the transaction and that they would be meeting with rating agencies the following week. Finally, he indicated that if Mr. Chapman wished to discuss any aspect of Bidder A’s proposal, he was available to discuss it. Mr. Chapman indicated that Bidder A’s proposal would be considered by the Board along with other proposals that the Company had received.

On February 23, 2018, Mr. Chapman spoke to the chief executive officer of Bidder D, who informed Mr. Chapman that Bidder D was very interested in a transaction with the Company and wanted to confirm that Mr. Chapman understood that, although common stock of Bidder D would have to be a significant component of the consideration in a transaction with Bidder D, a transaction with Bidder D likely would result in significant dividend accretion for the Company’s shareholders.

The Board met on February 24, 2018 with members of senior management and representatives from BofA Merrill Lynch, Baker Botts and Taft Stettinius & Hollister (referred to as “Taft”) present during parts of the meeting. Taft is the Board’s regular outside counsel on matters relating to matters of fiduciary duty under Indiana law. Representatives from Taft and Baker Botts discussed with the Board certain legal issues relating to the Company, the Board and Indiana law in the context of a potential strategic transaction. Senior management and representatives from BofA Merrill Lynch reviewed with the Board the work that had taken place since the Board’s last meeting, the terms and conditions of the preliminary indications of interest that had been received from four parties and potential next steps. Company management and BofA Merrill Lynch also informed the Board about the interest that had been expressed by Bidder F. Following discussion among the directors, the Board authorized Company management to continue discussions with the four bidders that had submitted proposals by granting them access to additional information about the Company and soliciting definitive proposals from each of them. The Board also authorized management to continue discussions with Bidder F on the same terms as the other bidders if Bidder F could submit a preliminary indication of interest promptly. As discussed above, Bidder F did not submit a proposal.

On February 26, 2018, representatives from BofA Merrill Lynch spoke with representatives of CenterPoint Energy, Bidder A, Bidder B and Bidder D to inform them that they would be permitted to continue in the next round of discussions concerning a potential strategic transaction with the Company.

On March 2, 2018, the Company opened an electronic data room containing information about the Company to assist the potential buyers in their evaluation of a potential transaction.

On March 7, 8 and 9, 2018, representatives of BofA Merrill Lynch spoke with representatives of CenterPoint Energy, Bidder A, Bidder B and Bidder D to discuss the timetable for preparing definitive bids for the Company.

From March 10, 2018 through March 22, 2018, Ms. Hardwick, other members of Company management and representatives from BofA Merrill Lynch held numerous calls with bidders, including CenterPoint Energy and Bidder A, to discuss various aspects of the Company’s financial condition and operations in connection with their diligence reviews of the Company.

On March 12, 2018, Ms. Hardwick received a call from a representative of Bidder D to discuss how Bidder D could improve its proposal to acquire the Company. The discussion focused on specific commitments that Bidder D might make with respect to the Company’s customers, employees and the communities in which the Company operates.

On March 14, 2018, Ms. Hardwick received a call from Mr. William Rogers, the Chief Financial Officer of CenterPoint Energy, to discuss CenterPoint Energy’s interest in the Company and ways in which CenterPoint Energy could improve its proposal. The discussion focused on the importance of the Company in the communities in which it operates and commitments that CenterPoint Energy could make with respect to Company employee protections, the location of leadership functions in the Company service territory and maintaining current levels of community involvement where the Company operates.

On March 15, 2018, BofA Merrill Lynch delivered to CenterPoint Energy, Bidder A, Bidder B and Bidder D a letter with instructions regarding the preparation and submission of definitive bids. That same day, a form of merger agreement was provided to each of the bidders. Such form of merger agreement contemplated, among other things, an all-cash transaction and a three-year protection period following the closing during which Company non-union employees would not be terminated or have their compensation reduced. The draft merger agreement did not include any closing condition with respect to review of the transaction or approval of any items related to the transaction by the Indiana Utility Regulatory Commission (the “IURC”) and the Public Utilities Commission of Ohio (the “PUCO”) because approval of those regulators would not be required for the transaction. The draft also did not make specific proposals regarding commitments with respect to the location of the Company’s headquarters and community involvement, diversity, employee volunteerism, corporate responsibility and other similar matters. Instead, the draft requested that each bidder make proposals with respect to those matters. The draft also contemplated that all outstanding unvested performance-based equity awards would be cashed out at closing using values based on the greater of target and actual performance. The draft also did not make any proposal with respect to any Company director being appointed to the board of directors of the acquirer following the closing. In its draft, the Company proposed that the Board would have a so-called “fiduciary out” that would permit the Board to terminate the merger agreement if it received an alternative proposal that was superior to the transaction reflected in the merger agreement. The Company also proposed two termination fees, one payable by the Company in the event that the Board exercised its fiduciary out or in certain other circumstances, and the other payable by the acquirer in the event the agreement were to be terminated in certain circumstances. The Company proposed that its termination fee be 2% of the equity value of the transaction and that the acquirer’s fee be 6% of the equity value of the transaction.

Also on March 15, 2018, Mr. Chapman received a telephone call from the CEO of Bidder A who informed Mr. Chapman that Bidder A continued to be very interested in a transaction with the Company, that Bidder A had met with rating agencies and that the meetings had gone well, that Bidder A was in the process of arranging financing for the transaction and that Bidder A would like to include a partner in the transaction for up to 20% of the equity, but would not make its proposal contingent on having an agreement with a partner. The CEO of Bidder A also indicated to Mr. Chapman that there would be a role for some of the officers of the Company (although there was no discussion of a role for Mr. Chapman) with Bidder A following a transaction.

On March 30, 2018, Mr. Prochazka called Mr. Chapman to update him on the status of CenterPoint Energy’s diligence review of the Company and to discuss some of the commitments that CenterPoint Energy was prepared to offer for employees and the communities in which the Company operates in connection with a transaction. In his conversation with Mr. Prochazka, Mr. Chapman emphasized that commitments to employees and local communities would be very important factors for the Board when considering proposals. Mr. Prochazka understood Mr. Chapman’s concerns and agreed with him that addressing these matters effectively would be critical to the success of a combined company.

On April 2, 2018, Bidder D’s financial advisor informed BofA Merrill Lynch that Bidder D would not be making a bid for the Company.

On April 3, 2018, Mr. Chapman received a call from the CEO of Bidder D informing him that Bidder D would not be submitting a proposal.

On April 6, 2018, CenterPoint Energy and Bidder A each submitted final offers to acquire the Company. Bidder A offered to acquire the Company for $70.50 per share with a consideration mix of 83% cash and 17% common stock of Bidder A. The common stock portion of the consideration included in Bidder A’s proposal was subject to a collar of plus or minus 5.0% based on fluctuations in the price of Bidder A’s common stock between the date a merger agreement was signed and closing. CenterPoint Energy proposed acquiring the Company for $70.00 per share, all cash. Each of CenterPoint Energy and Bidder A also submitted a revised form of merger agreement with their respective proposals. Bidder B did not submit a final offer.

In its markup of the merger agreement, CenterPoint Energy proposed a two-year protection period for Company non-union employees (excluding officers) during which the employees’ compensation and severance benefits would not be reduced, but during which layoffs would be permitted. CenterPoint Energy also proposed that any non-officer employees terminated without cause during the two-year protection period would receive severance plus their base salary and certain other benefits for the remainder of the protection period. CenterPoint Energy’s proposed form of merger agreement also proposed that unvested outstanding performance-based equity awards be cashed out at target valuation upon closing. CenterPoint Energy also proposed that its obligation to close the transaction be subject to receiving orders from the IURC and the PUCO approving the transaction, and that such orders not contain any term or condition that would result in a material adverse effect on the Company or CenterPoint Energy (referred to as a “Burdensome Condition”). CenterPoint Energy also proposed that it would establish the headquarters for the companies’ combined gas operations in Evansville for a minimum of three years after closing, maintain the headquarters of Indiana electric operations in Evansville, retain key operational activities in support of the utilities in Evansville and provide other assurances with respect to community involvement and employee volunteerism. CenterPoint Energy proposed a termination fee for the Company equal to 1.5% of the equity value of the transaction and a termination fee for CenterPoint Energy equal to 3% of the equity value of the transaction.

In its mark-up of the merger agreement, Bidder A proposed a two-year protection period with respect to overall salary and benefits but not against layoffs for employees, that performance-based equity awards granted after January 1, 2018 be converted into time-based restricted stock units based on the greater of target or actual performance and that all other awards be cashed out at the greater of target or actual performance. Bidder A’s proposed form of merger agreement also provided that Bidder A would have to obtain approval from its shareholders before Bidder A would be required to proceed with the merger. Bidder A proposed a termination fee of 3% of the equity value of the transaction to be payable by the Company if the Company terminated the merger agreement to accept another acquisition proposal and 4% of the equity value of the transaction to be payable by Bidder A in the event of a regulatory failure. Bidder A also proposed that certain of the Company’s expenses be reimbursed if Bidder A’s shareholders did not approve the transaction. Bidder A also proposed that it would maintain gas and electric joint operating headquarters in Evansville and maintain the Company’s historic programs regarding diversity, human equity and safety. Bidder A also proposed to give two former Company directors seats on Bidder A’s board of directors following the closing. Bidder A did not propose any closing condition relating to approval of the transaction or any related items by the IURC or the PUCO.

On April 7, 2018, the Board met to consider the proposals that had been received from CenterPoint Energy and Bidder A. Senior management of the Company and representatives from BofA Merrill Lynch and Baker Botts were present during parts of the meeting. Senior management and representatives of BofA Merrill Lynch reviewed in detail the proposals that had been received from CenterPoint Energy and Bidder A. Representatives of BofA Merrill Lynch also reviewed with the Board BofA Merrill Lynch’s financial analysis of the proposals, certain valuation information relating to the Company and financial information about CenterPoint Energy and Bidder A. Mr. Ronald Christian, executive vice president and chief legal and external affairs officer of the Company, and a representative from Baker Botts also reviewed with the Board the changes to the merger agreement that had been proposed by each of CenterPoint Energy and Bidder A. After reviewing the proposals and the other information presented at the meeting, the members of the Board instructed management to continue negotiations with each of CenterPoint Energy and Bidder A. They also indicated to management that they were not prepared to move forward with a transaction at less than $72.00 per share and that they had a strong preference for a transaction in which as much of the consideration as possible was cash.

On April 9, 2018, representatives from BofA Merrill Lynch spoke with both Mr. Rogers and representatives of Bidder A. The BofA Merrill Lynch representatives advised each bidder that the Board was not prepared to enter into a transaction at the proposed price, that more than one bid had been received, that the bids were extremely close in terms of value and that there was no clear leader based on value and proposed contract terms. In addition, the BofA Merrill Lynch representatives advised Bidder A that the Company wanted to conduct a due diligence review of Bidder A in light of the stock component of Bidder A’s proposal. The BofA Merrill Lynch representatives also explained that each bidder would be given an opportunity to improve the terms of its proposal, including by increasing its price and by submitting a revised form of merger agreement.

On April 10, 2018, Baker Botts sent revised drafts of the merger agreement to each of CenterPoint Energy and Bidder A. In the revised draft sent to CenterPoint Energy, the Company counter-proposed that all performance-based equity awards be cashed out at the greater of target and actual performance and that the termination fees be set at 2% of transaction equity value for the Company’s fee and 4% for CenterPoint Energy. The Company also rejected CenterPoint Energy’s proposed closing condition relating to approvals by the IURC and PUCO because the approval of those regulatory commissions is not required to close the merger. Finally, the Company proposed that CenterPoint Energy appoint at least one former Company director to CenterPoint Energy’s board of directors upon closing of the merger.

In the revised draft sent to Bidder A, the Company counter-proposed that the collar on Bidder A’s stock price be widened to 10% and that the termination fees be 2% of the transaction equity value payable by the Company, 4% of equity value payable by Bidder A in the event of a regulatory failure and 1.5% of equity value payable by Bidder A in the event that Bidder A’s shareholders did not approve the transaction.

On April 11, 2018, Mr. Chapman met with Mr. Prochazka to discuss how CenterPoint Energy might improve the terms of its bid. Mr. Chapman indicated that he did not think the Board would approve a transaction at the price CenterPoint Energy had proposed and that CenterPoint Energy should raise the price of its offer. Mr. Prochazka responded that he might be able to improve some of the terms of CenterPoint Energy’s offer, including price, if some of the other open issues were resolved to the satisfaction of CenterPoint Energy. Among other things, Mr. Prochazka indicated that he did not want CenterPoint Energy to be required to close the transaction until the IURC and PUCO had issued orders relating to the transaction. Mr. Prochazka also reiterated that CenterPoint Energy would locate the headquarters of the combined company’s gas operations in Evansville for a minimum of three years following the closing, would maintain the Indiana electric operations headquarters in Evansville and that it was committed to maintaining and in some cases increasing the level of community involvement by the Company and its employees following the closing. Mr. Prochazka also told Mr. Chapman that CenterPoint Energy objected to some of the proposed provisions relating to employee compensation and commitments in the merger agreement. Mr. Chapman indicated that compensation matters relating to himself and the other senior officers of the Company would be addressed by the Compensation Committee of the Board. Mr. Chapman also indicated to Mr. Prochazka that he thought it would be appropriate for CenterPoint Energy to appoint a Company director to CenterPoint Energy’s board of directors following the closing. Mr. Chapman also told Mr. Prochazka that he would not accept such a position if it were offered to him so that the representative would have to be another member of the Board. Mr. Prochazka indicated that he did not agree that a Company director should be appointed to the CenterPoint Energy’s board of directors following the closing.

Also on April 11, 2018, the Company received a revised draft of Bidder A’s proposed form of merger agreement from Bidder A’s counsel. In this draft, Bidder A proposed a 7.5% collar on its stock price and reiterated its proposal that two Company directors be appointed to Bidder A’s board of directors upon closing of the merger. Bidder A also accepted the 2.5% termination fee payable by the Company and the 4% fee payable by Bidder A in the event of a regulatory failure, but reverted to its proposed expense reimbursement if Bidder A shareholders did not approve the transaction.

On April 12, 2018, Mr. Chapman called Mr. Prochazka to discuss the open issues with respect to CenterPoint Energy’s proposal. Mr. Prochazka suggested that representatives from their respective management teams and outside law firms discuss the issues by telephone to try to resolve them. Later that day, representatives of the Company, Bidder A, Baker Botts and Bidder A’s counsel held a telephone conference to discuss the revised draft merger agreement that had been received from Bidder A the day before. The discussion focused on the key differences between the drafts that had been exchanged by the parties as described above.

That same day, Bidder A sent the Company a letter indicating that it was prepared to increase the price of its proposal to $71.00 per share. The consideration mix was unchanged. Bidder A did not propose any additional changes to the form of merger agreement it had submitted on April 11, 2018.

Also on April 12, 2018, Mr. Chapman met with the CEO of Bidder A to discuss how Bidder A might improve the terms of its offer. Mr. Chapman indicated that he did not think the Board would approve a transaction at the price Bidder A had proposed. The CEO of Bidder A indicated that he would discuss the possibility of an additional price increase with Bidder A’s board of directors. The CEO of Bidder A also explained that he thought there would be roles for some of the Company senior officers in the combined company after the merger, although there was no discussion of any role for Mr. Chapman after the merger. They also discussed some of the remaining open items in the merger agreement, including employee commitments and the level of dividends that Company shareholders would receive on the stock portion of the consideration following the merger. Mr. Chapman also updated the CEO of Bidder A on the reverse due diligence process and requested that certain information be provided to the Company team as soon as possible.

On April 13, 2018, CenterPoint Energy sent the Company a list of open issues in the draft merger agreement that the Company had sent to CenterPoint Energy on April 10, 2018. The key open issues identified in the issues list included CenterPoint Energy’s request for a closing condition that would permit CenterPoint Energy not to proceed with the merger in the event that any regulatory order issued in connection with the transaction would be reasonably likely to result in a Burdensome Condition, employee compensation commitments, treatment of outstanding performance-based equity awards, whether any Company directors would serve on the CenterPoint Energy board following the closing, interim operating restrictions and termination fees.

Also, on April 13, 2018, the Board held a telephonic meeting to receive an update regarding the status of negotiations with CenterPoint Energy and Bidder A. Senior management of the Company and representatives from BofA Merrill Lynch, Baker Botts and Taft were present during parts of the meeting. The representatives from Baker Botts and Taft met with the independent directors in executive session and reviewed with them certain legal matters relating to the potential transactions the Board was considering. Management and BofA Merrill Lynch updated the Board on the status of negotiations with CenterPoint Energy and Bidder A, including the diligence that was being conducted on Bidder A. Mr. Chapman reported to the Board on his separate conversations with the CEOs of CenterPoint Energy and Bidder A. After these presentations and further discussion among the directors, the Board instructed management to continue negotiations with both bidders. The Directors also reiterated their view that they were not prepared to enter into a transaction at a price of less than $72.00 per share.

On April 14, 2018, Ms. Hardwick spoke with representatives of Bidder A by telephone to discuss Bidder A’s financial forecast and other matters related to the Company’s diligence review of Bidder A.

On April 14 and 15, 2018, representatives of BofA Merrill Lynch spoke with CenterPoint Energy and Bidder A. BofA Merrill Lynch requested that each bidder present its “best and final” proposal by April 16, 2018 and indicated that the Company intended to select a preferred bidder based on the revised proposals.

On April 15, 2018, Mr. Prochazka called Mr. Chapman to discuss the final issues that would be addressed in CenterPoint Energy’s revised offer. The issues of particular concern to Mr. Prochazka were the mechanism proposed by the Company for the enforcement of CenterPoint Energy’s post-closing merger commitments, board representation by former Company directors on CenterPoint Energy’s board of directors following the merger, the Company’s ability to grant retention bonuses to certain non-officer employees of the Company prior to closing of the merger without CenterPoint Energy’s consent and the valuation of restricted stock units upon consummation of the merger. Mr. Prochazka indicated that CenterPoint Energy would reflect its position on these issues in its revised offer that would be submitted the next day. Mr. Chapman explained to Mr. Prochazka that he would not participate in any discussions about equity awards and that he would defer to the Compensation Committee of the Board on that issue.

On April 16, 2018, CenterPoint Energy and Bidder A submitted revised offers to acquire the Company. Bidder A continued to offer $71.00 per share, with 83% of the consideration in cash and 17% in common stock of Bidder A. The stock portion of the consideration was subject to a 7.5% collar based on fluctuation in the price of Bidder A’s common stock between the date a merger agreement was signed and closing. CenterPoint Energy increased its offer to $71.50 per share, with the consideration being all cash. CenterPoint Energy submitted a revised draft of the merger agreement with its revised bid. In this draft, CenterPoint Energy proposed revised terms with respect to compensation and equity awards for Company officers and employees, and the interim operational restrictions on the Company’s ability to incur debt and make capital expenditures beyond certain levels. CenterPoint Energy also proposed that it would not be required to complete the merger if any regulatory order issued in connection with the merger would impose a Burdensome Condition on either the Company or CenterPoint Energy (assuming for these purposes that CenterPoint Energy is a company the same size as the Company), although it would have to pay a termination fee in the event that it did not complete the merger because a Burdensome Condition had been imposed. CenterPoint Energy proposed termination fees of 2.5% of equity value for the Company and 3.5% of equity value for CenterPoint Energy.

On April 18, 2018, Baker Botts sent to CenterPoint Energy and its counsel a revised draft of the merger agreement. The primary open issues in this draft related to interim operational restrictions, financing covenants and termination fees.

Also on April 18, 2018, a representative of BofA Merrill Lynch spoke to Mr. Rogers by telephone. At the direction of Company management, the BofA Merrill Lynch representative informed Mr. Rogers that the Company would like to move forward on a transaction with CenterPoint Energy, provided that acceptable price and other terms could be negotiated. The BofA Merrill Lynch representative indicated that the terms of the merger agreement proposed by CenterPoint Energy were not as favorable as those proposed by Bidder A. He also indicated that the Company would like CenterPoint Energy to consider increasing the price of its proposal to at least $72.00 per share because of the guidance the Board had given Company management with respect to the minimum price the Board would be willing to accept. Mr. Rogers indicated that CenterPoint Energy would be prepared to increase its price to $72.00 per share if the Company would agree to modify certain provisions in the merger agreement, including those relating to funding of certain employee incentive programs and compliance with certain covenants, including limits on maximum debt outstanding as of closing and capital expenditures prior to closing. Following this conversation, Mr. Prochazka called Mr. Chapman to discuss the outstanding provisions of the merger agreement as described in the previous sentence.

Also on April 18, 2018, BofA Merrill Lynch provided to Company management, which in turn promptly provided this to the Board, an updated version of its material relationships disclosure memorandum. Prior versions of this disclosure memorandum, dated January 9, 2018 and February 23, 2018, had been previously presented to the Board. The disclosure memorandum included certain information concerning BofA Merrill Lynch’s material relationships with CenterPoint Energy and Bidder A and noted, among other things, that (i) certain senior members of the BofA Merrill Lynch financial advisory deal team working with the Company are also members of the coverage team for CenterPoint Energy, including the relationship manager of the CenterPoint Energy coverage team, and (ii) certain members of the financial advisory team working with the Company have provided advisory services to CenterPoint Energy unrelated to the Company from time to time, but ceased providing such services prior to BofA Merrill Lynch being engaged by the Company. Also on April 18, 2018, a representative from BofA Merrill Lynch spoke with the chief executive officer of Bidder A to inform him that the Board had instructed management to move forward with another bidder, which, although not identified to Bidder A, was CenterPoint Energy.

On April 19, 2018 and April 20, 2018, Ms. Hardwick spoke to Mr. Rogers regarding the terms of the interim operations covenant relating to total indebtedness and the Company’s ability to pay retention bonuses to non-officer employees during the period between execution of the merger agreement and closing.

On April 20, 2018, the Compensation Committee of the Board met to consider the provisions of the merger agreement relating to compensation of Company officers and employees. Members of Company senior management, representatives of the Compensation Committee’s independent compensation consultant, Korn Ferry Hay Group, and representatives of Baker Botts were present during parts of the meeting. Among other things, the committee discussed the primary terms and conditions of the proposed merger agreement, including the amount proposed by CenterPoint Energy to be paid per share for the company’s common stock, the proposed treatment of outstanding stock units (time based, measured performance units and unmeasured performance units) under the company’s At-Risk Compensation Plan, as well as other compensation matters addressed in the proposed merger agreement. Following discussion, the committee approved the terms of the merger agreement as they related to compensation of Company officers and employees.

Also on April 20, 2018, CenterPoint Energy’s counsel sent Baker Botts and the Company a revised draft of the merger agreement. The primary open issues in this draft related to the interim operating covenants that would be applicable to the Company during the period between execution of the merger agreement and closing of the transaction and termination fees.

On April 21, 2018, Mr. Prochazka called Mr. Chapman to discuss the remaining open issues in the merger agreement. Following this discussion and after additional discussions among the Company’s and CenterPoint Energy’s counsel, Baker Botts provided to CenterPoint Energy and its counsel a revised form of merger agreement that reflected the resolution of all open items in the merger agreement. This draft provided that performance-based equity awards would be cashed out at the greater of target and actual performance, other than 2019 grants, if any were issued, which would be cashed out on a pro-rated basis based on target performance, that CenterPoint Energy would not have to proceed with the merger if any regulatory order issued in connection with the merger resulted in a Burdensome Condition (although it might have to pay a termination fee depending upon the circumstances) and that the termination fees would be 2.5% of equity value for the Company and 3.5% of equity value for CenterPoint Energy.

Later that day, the Board met at a special meeting to consider the final terms of the offer from CenterPoint Energy. Members of Company senior management and representatives from BofA Merrill Lynch, Baker Botts and Taft were present during parts of the meeting. Mr. Chapman and other members of Company senior management reviewed with the Board the final terms of the transaction that had been negotiated with CenterPoint Energy, including the price of $72.00 per share in cash and the protections and commitments for employees, customers and the local communities in which the Company operates. Those stakeholder commitments outlined with the Board included the following:

•	The combined company’s natural gas utilities operations will be headquartered in Evansville for at least three years; the combined utility serves approximately 4.5 million natural gas customers in eight states.

•	The to-be-determined executive over gas utility operations will report to the CenterPoint Energy CEO.

•	Indiana electric operations will be headquartered in Evansville.

•	A to-be-determined chief business officer for the Company’s electric business will report to the CEO and be Evansville based.

•	In addition to utility field employees, CenterPoint Energy will retain key operational activities in support of the utilities in Evansville.

•	The current headquarters locations are intended to remain for the Company’s subsidiaries: MVerge (Miller Pipeline and Minnesota Limited) and Energy Systems Group.

•	Merger integration teams will be co-led by Company and CenterPoint Energy staff and will be centered in Evansville.

•	Significant commitments will be provided to all Company employees and those at its subsidiaries, including the honoring of all union contracts.

•	Employee volunteerism will continue in the communities the Company serves.

•	CenterPoint Energy will contribute an additional $3 million per year for a minimum of five years after the closing of the merger to the Vectren Foundation and retain the headquarters of the Vectren Foundation in Evansville.

Following the presentation by Company management, BofA Merrill Lynch reviewed the financial aspects of the transaction and provided the Board with an update of its valuation analysis with respect to the Company. The representatives from Baker Botts and Taft reviewed with the Board certain legal matters relating to the proposed transaction. Mr. Christian and a representative from Baker Botts reviewed with the Board the final terms of the merger agreement, a copy of which had been provided to the Board in advance of the meeting. BofA Merrill Lynch then delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated April 21, 2018, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Company common stock was fair, from a financial point of view, to such holders.

Following receipt of BofA Merrill Lynch’s fairness opinion and further discussion, the Board unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into the merger agreement, (ii) adopting the merger agreement and approving the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement, and (iii) resolving to recommend that the shareholders of the Company approve the merger agreement and directing that the merger agreement be submitted to the Company’s shareholders for approval at a duly held meeting of the Company’s shareholders for such purpose.

Following the meeting, on April 21, 2018, the merger agreement was executed and, on April 23, 2018, the transaction was publicly announced.

Recommendation of Company’s Board of Directors and its Reasons for the Merger

The Board has reviewed and considered the terms of the merger and the merger agreement and has unanimously determined that the merger is advisable and in the best interests of the Company and our shareholders and unanimously recommends that our shareholders vote FOR the Merger proposal. The Board also unanimously recommends that our shareholders vote FOR the Merger-Related Compensation proposal and FOR any Special Meeting Adjournment proposal.

In reaching its decision to recommend that our shareholders approve the Merger proposal and the Merger-Related Compensation proposal, the Board consulted with our management, as well as BofA Merrill Lynch, our financial advisor in connection with the merger, Baker Botts L.L.P., our outside counsel in connection with the merger, and Taft Stettinius & Hollister LLP, our outside counsel, and considered various other factors, both positive and negative. The following discussion of the information and factors considered by the Board is not intended to be exhaustive and may not include all of the factors considered by the Board. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described below, individual members of the Board may have given different weight to different factors. The Board considered this information as a whole and considered overall the information and factors to be favorable to, and in support of, its determinations and recommendations. The material information and factors pertaining to the strategic rationale for the merger considered by the Board were as follows:

Impact of the Merger on Customers. The Board evaluated the expected impact of the merger on our customers, including the fact that the surviving corporation will serve approximately 4.5 million natural gas customers in eight states and the potential for long-term cost savings based on the increased potential for cost reductions of the combined companies following the merger.

Impact of the Merger on Communities. The Board considered the expected impact of the merger on the communities we serve and the benefits that the merger will likely generate for these communities from the greater strength of the combined company as compared to the Company on a stand-alone basis. In particular, the Board considered the following:

•	The combined company’s natural gas utilities operations will be headquartered in Evansville for at least three years.

•	The to-be-determined executive over gas utility operations will report to the CenterPoint Energy CEO.

•	Indiana electric operations will be headquartered in Evansville.

•	A to-be-determined chief business officer for the Company’s electric business will report to the CEO and be Evansville-based.

•	In addition to utility field employees, CenterPoint Energy will retain key operational activities in support of the utilities in Evansville.

•	The current headquarters locations are intended to remain for the Company’s subsidiaries: MVerge (Miller Pipeline and Minnesota Limited) and Energy Systems Group.

•	Merger integration teams will be co-led by Company and CenterPoint Energy staff and will be centered in Evansville.

•	Significant commitments will be provided to all Company employees and those at its subsidiaries, including the honoring of all union contracts.

•	Employee volunteerism will continue in the communities the Company serves.

•	CenterPoint Energy will contribute an additional $3 million per year for a minimum of five years after the closing of the merger to the Vectren Foundation and retain the headquarters of the Vectren Foundation in Evansville.

Impact of the Merger on Employees. The Board evaluated the expected impact of the merger on our employees and considered that the merger agreement provides that for a period of two years following the effective time, CenterPoint Energy agrees to provide each Company employee (excluding union employees) with certain protections, including (1) the same or better employment responsibilities in the same location or within 50 miles of the same location as held by the Company employee immediately prior to the effective time of the merger, unless such change in responsibilities or location is consented to by the Company employee, (2) a base salary or wage rate and short-term incentive compensation target opportunities that are no less favorable, in the aggregate, than that provided to the Company employee immediately prior to the effective time of the merger and (3) employee benefits that are substantially comparable, in the aggregate, to those provided to the Company employee immediately prior to the effective time of the merger. CenterPoint Energy retained the right to terminate Company employees at any time, but if a Company employee’s employment is terminated without “cause” or for “good reason” within two years following the effective time, as more fully described in the section entitled “The Merger Agreement—Employee Matters,” CenterPoint Energy must provide certain severance benefits to such terminated Company employees.

Financial Considerations. The Board considered our business plan and historical and projected financial performance, and the expected financial impact of the merger on us. The Board also considered the risks of remaining as a standalone public company, including any risks of execution on our business plan and achieving such financial projections, general macroeconomic challenges and market risks. The Board considered the fact that the merger consideration is to be paid entirely in cash, which provides certainty of value and that, as a result, Company shareholders will not be exposed to the risks and uncertainties relating to the Company’s financial performance and future value if the merger is completed.

Share Price. The Board considered our historical stock prices, including that the merger consideration represented a premium of approximately 9.8 percent to the closing stock price of Company common stock on April 20, 2018, the last trading day prior to the date that the Company and CenterPoint signed the merger agreement. The closing stock price of the Company common stock on August 21, 2017, which was the last trading day prior to media reports regarding takeover interest in the Company, was $61.31 per share. The merger consideration represents a 17.4 percent premium to such closing price. If adjusted for industry peer performance between August 21, 2017 and April 20, 2018, the merger consideration represents a 28.4 percent premium over such adjusted price of $56.07 per share.

Recommendation of Management. The Board took into account the recommendation of our management in favor of the merger.

Opinion of Financial Advisor. The Board considered the opinion of BofA Merrill Lynch, dated April 21, 2018, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Company common stock of the merger consideration to be received by such holders, as more fully described below in the section entitled “Opinion of the Company’s Financial Advisor” beginning on page 32.

Strategic Alternatives. The Board considered the trends and competitive developments in the industry and the range of strategic alternatives available to us, including the prospects for the Company continuing to operate as a stand-alone entity, or the possibility and feasibility of pursuing a business combination with another industry participant. The Board conducted a thorough review of a potential sale of the Company, including conducting a competitive sale process in which CenterPoint Energy emerged as the bidder offering the highest per-share consideration, as illustrated by, without limitation the following factors:

•	BofA Merrill Lynch contacted executives of eight potential counterparties between January 9, 2018 and January 20, 2018;

•	an additional three potential bidders contacted BofA Merrill Lynch to inquire about exploring a potential acquisition with us but declined to proceed;

•	CenterPoint Energy and Bidder A, submitted indicative, nonbinding acquisition proposals on April 6, 2018, with per-share offer prices of $70.00 and $70.50, respectively; and

•	on April 12, 2018, Bidder A submitted a final, binding proposal to acquire the Company at a per-share offer price of $71.00 and on April 16, 2018 CenterPoint Energy submitted a final, binding proposal to acquire the Company at a per-share offer price of $71.50. The Company and its advisors negotiated a revised final all-cash per-share offer price of $72.00 from CenterPoint Energy.

The Board determined that these alternatives, including continuing to operate as a stand-alone entity, were less favorable to the Company and its shareholders than the proposed merger.

Terms of the Merger Agreement. The Board reviewed and considered the terms of the merger agreement, including the representations and warranties of each party, the conditions to each party’s obligation to complete the merger, our right to consider and engage in negotiations regarding potentially superior proposals, the Board’s right to withdraw or otherwise change its recommendation to our shareholders in favor of the proposals related to the merger agreement, the rights of each party to terminate the merger agreement and the obligations of each party to pay a termination fee under certain circumstances. See “The Merger Agreement” beginning on page 52 for a detailed discussion of the terms and conditions of the merger agreement.

Likelihood of Completion of the Merger. The Board considered the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions and that all conditions to consummation of the merger will be satisfied. To that end, the Board further considered the potential length of the regulatory approvals process and that the merger agreement provides that, subject to certain exceptions, it may not be terminated until April 21, 2019, which may be extended for an additional six months under specified circumstances. The Board also considered the absence of a financing condition in the merger agreement and the facts that CenterPoint Energy has entered into the commitment letter pursuant to which, subject to the terms and conditions set forth therein, the commitment parties have committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of up to $5.0 billion, to fund a portion of the merger consideration (See “The Merger Agreement – Financing and Financing Cooperation”). The Board further considered that the commitment letter provides that, to the extent the end date in the merger agreement is extended to a date that is on or prior to October 21, 2019, the outside date for the commitment letter will also be extended to that date.

Continued Payment of Dividend. The Board considered the merger agreement provision permitting us to continue to pay quarterly cash dividends at the current payment rate of $0.45 for quarterly dividends declared before October 31, 2018 and at the increased payment rate of $0.48 for quarterly dividends declared on or after October 31, 2018, and to pay a “stub” dividend in respect of the quarter in which the merger is completed.

The Board also considered potential risks associated with the merger, including the following:

No Future Participation. The Board considered that our shareholders will have no ongoing equity participation in the Company following the merger, and that such shareholders will therefore cease to participate in the future earnings or growth that we may achieve, or to benefit from increases, if any, in the value of the Company common stock as a result of the merger.

Regulatory Approvals. The Board considered the regulatory approvals that are required in connection with the merger and the risk that governmental authorities and third parties may seek to impose unfavorable terms or conditions on the required approvals or that those approvals may not be obtained at all.

Shareholder Approval and Related Termination Fee. The Board considered the approvals of our shareholders being sought in connection with the merger, and the fact that if the merger agreement is terminated due to a failure of a majority of our shareholders voting at the special meeting to approval the Merger proposal, we may under certain circumstances be required to pay a termination fee to CenterPoint Energy of $150 million.

Alternative Proposals. The Board considered the risk that, although we have the right under certain limited circumstances to consider and participate in negotiations with respect to unsolicited proposals for alternative transactions, the merger agreement contains provisions relating to the potential payment of a termination fee of $150 million in connection with an alternative transaction, which may have the effect of discouraging such proposals. In addition, the Board considered that the merger agreement includes other customary restrictions on our ability to solicit offers for alternative proposals or engage in discussions regarding such proposals, subject to exceptions, or to terminate the merger agreement to enter into an agreement with respect to an alternative transaction, any of which could have the effect of discouraging such proposals from being made or pursued, even if potentially more favorable to our shareholders than the merger.

Additional Interests of Executive Officers and Directors. The Board considered that certain of our executive officers and directors may have interests with respect to the merger in addition to their interests as shareholders of the Company. See “Additional Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 48 for further information.

Interim Operations. The Board considered the terms of the merger agreement that place restrictions on the conduct of our businesses prior to completion of the merger, generally requiring us to conduct our business in the ordinary course in all material respects and prohibiting us from taking specified actions, which may delay or prevent us from undertaking business opportunities that may arise prior to completion of the merger and the resultant risk if the merger is not consummated.

Transaction Costs. The Board took into account the substantial transaction costs to be incurred in connection with the merger, including in connection with the pursuit of the required regulatory approvals and in connection with potential litigation that may arise in connection with the merger. The Board also considered the significant costs involved in connection with negotiating the merger agreement and completing the merger, the substantial management time and effort required to close the merger and the related disruption to our day-to-day operations during the interim period between execution of the merger agreement and the closing of the merger and the resultant risk if the merger is not consummated.

U.S. Federal Income Tax Impacts. The Board considered that the receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes for many of our shareholders.

The Board believes that, overall, the potential benefits of the merger to our shareholders outweigh the risks and uncertainties of the merger and the Board unanimously recommends that shareholders vote FOR approval of the Merger proposal.

The foregoing discussion of factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In light of the variety of factors considered in connection with its evaluation of the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented.

Opinion of the Company’s Financial Advisor

We have retained BofA Merrill Lynch to act as our financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We selected BofA Merrill Lynch to act as our financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with us and our business.

On April 21, 2018, at a meeting of the Board held to evaluate the merger, BofA Merrill Lynch delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated April 21, 2018, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Company common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to us or in which we might engage or as to our underlying business decision to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any other matter.

In connection with rendering its opinion, BofA Merrill Lynch, among other things:

(i)	reviewed certain publicly available business and financial information relating to us;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Merrill Lynch by the management of the Company, including certain financial forecasts relating to us prepared by the management of the Company, referred to herein as Company management forecasts and described in “The Proposed Merger–Forward-Looking Financial Information” beginning on page 40;

(iii)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(iv)	reviewed the trading history for the Company common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(v)	compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch deemed relevant;

(vi)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(vii)	considered the results of BofA Merrill Lynch’s efforts on our behalf to solicit, at the direction of the Company, indications of interest and definitive proposals from, and to respond to inquiries of, certain third parties with respect to a possible acquisition of the Company;

(viii)	reviewed a draft, dated April 20, 2018, of the merger agreement (the “Draft Agreement”); and

(ix)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to our management forecasts, BofA Merrill Lynch was advised by us, and assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. BofA Merrill Lynch relied, at our direction, upon the assessments of the management of the Company as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting us and our business. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did it make any physical inspection of our properties or assets. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company or CenterPoint Energy under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of the Company, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. BofA Merrill Lynch also assumed, at the direction of the Company, that the final executed merger agreement would not differ in any material respect from the Draft Agreement reviewed by it.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to us or in which we might engage or as to our underlying business decision to proceed with or effect the merger. BofA Merrill Lynch also did not express any view or opinion with respect to, and BofA Merrill Lynch relied, at the direction of the Company, upon the assessments of our representatives regarding, legal, regulatory, accounting, tax and similar matters relating to us or the merger, as to which matters BofA Merrill Lynch understood that we obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any other matter.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch. Except as described in this summary, we imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The discussion set forth below in the section entitled “Summary of Material Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Summary of Material Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for the Company, the following six publicly traded companies in the gas utility sector, the following six publicly traded companies in the electric utility sector and the following six publicly traded companies in the non-regulated (engineering and construction) sector:

Gas Utility Sector

•	Atmos Energy Corporation

•	ONE Gas, Inc.

•	Southwest Gas Holdings, Inc.

•	Spire Inc.

•	South Jersey Industries, Inc.

•	Northwest Natural Gas Company

Electric Utility Sector

•	Pinnacle West Capital Corporation

•	IDACORP, Inc.

•	Portland General Electric Company

•	PNM Resources, Inc.

•	NorthWestern Corporation

•	El Paso Electric Company

Non-Regulated Sector

•	Quanta Services, Inc.

•	EMCOR Group, Inc.

•	MasTec, Inc.

•	Primoris Services Corporation

•	Aegion Corporation

•	MYR Group, Inc.

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on April 19, 2018, of the selected publicly traded companies in the gas utility, electric utility and non-regulated sectors as a multiple of calendar years 2018 and 2019 estimated earnings per share, commonly referred to as EPS. The overall low to high calendar year 2018 estimated EPS multiples observed for these companies were (i) 17.0x to 26.9x (with an average of 21.3x and a median of 21.5x) for the companies in the gas utility sector, (ii) 15.8x to 21.4x (with an average of 18.9x and a median of 18.9x) for the companies in the electric utility sector and (iii) 13.6x to 18.7x (with an average of 16.6x and a median of 16.6x) for the companies in the non-regulated sector. The overall low to high calendar year 2019 estimated EPS multiples observed for these companies were (i) 17.9x to 24.5x (with an average of 20.2x and a median of 19.8x) for the companies in the gas utility sector, (ii) 15.6x to 20.4x (with an average of 17.7x and a median of 17.5x) for the companies in the electric utility sector and (iii) 11.8x to 17.1x (with an average of 14.2x and a median of 14.6x) for the companies in the non-regulated sector.

BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as the equity values based on closing stock prices on April 19, 2018 plus debt and less cash, as a multiple of calendar years 2018 and 2019 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. The overall low to high calendar year 2018 EBITDA multiples observed for these companies were (i) 9.2x to 12.8x (with an average of 11.5x and a median of 11.9x) for the companies in the gas utility sector, (ii) 8.4x to 13.4x (with an average of 10.8x and a median of 10.8x) for the companies in the electric utility sector and (iii) 6.9x to 9.9x (with an average of 8.1x and a median of 7.8x) for the companies in the non-regulated sector. The overall low to high calendar year 2019 EBITDA multiples observed for these companies were (i) 8.6x to 15.2x (with an average of 11.3x and a median of 10.9x) for the companies in the gas utility sector, (ii) 7.9x to 11.7x (with an average of 9.9x and a median of 10.0x) for the companies in the electric utility sector and (iii) 6.4x to 9.2x (with an average of 7.3x and a median of 7.0x) for the companies in the non-regulated sector.

BofA Merrill Lynch then applied, for each Company business segment, calendar year 2018 and 2019 estimated EPS multiples of (i) 20.5x to 22.5x and 19.0x to 21.0x, respectively, derived from the selected publicly traded companies in the gas utility sector to the calendar year 2018 and 2019 estimated EPS for our gas utility business, (ii) 18.0x to 20.0x and 16.5x to 18.5x, respectively, derived from the selected publicly traded companies in the electric utility sector to the calendar year 2018 and 2019 estimated EPS for our electric utility business, and (iii) 15.5x to 17.5x and 13.5x to 15.5x, respectively, derived from the selected publicly traded companies in the non-regulated sector to calendar year 2018 and 2019 estimated EPS for our non-regulated business. BofA Merrill Lynch applied, for each Company business segment, similar calendar year 2018 and 2019 estimated EBITDA multiples of (i) 11.5x to 12.5x and 10.5x to 11.5x, respectively, derived from the selected publicly traded companies in the gas utility sector to the calendar year 2018 and 2019 estimated EBITDA for our gas utility business, (ii) 10.5x to 11.5x and 9.5x to 10.5x, respectively, derived from the selected publicly traded companies in the electric utility sector to the calendar year 2018 and 2019 estimated EBITDA for our electric utility business, and (iii) 7.5x to 8.5x and 6.5x to 7.5x, respectively, derived from the selected publicly traded companies in the non-regulated sector to the calendar year 2018 and 2019 estimated EBITDA for our non-regulated business. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of the Company were based on our management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, rounded to the nearest $0.25, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for Vectren				Merger Consideration
2018E EPS	2019E EPS	2018E EBITDA	2019E EBITDA
$52.50 - $58.25	$52.00 - $58.00	$60.50 - $68.75	$59.50 - $68.75	$72.00

No company used in this analysis is identical or directly comparable to us. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following five selected transactions involving companies in the gas utility sector, the following fourteen selected transactions involving companies in the electric utility sector and the following seven selected transactions involving companies in the non-regulated sector:

Acquiror	Target
Gas Utility Precedent Transactions

• South Jersey Industries, Inc.	• Elizabethtown Gas & Elkton Gas

• AltaGas Ltd.	• WGL Holdings, Inc.

• Dominion Resources, Inc.	• Questar Corporation

• Duke Energy Corporation	• Piedmont Natural Gas, Inc.

• The Southern Company	• AGL Resources, Inc.

Electric Utility Precedent Transactions

• Dominion Energy, Inc.	• SCANA Corporation

• Sempra Energy	• Oncor Electric Delivery Company LLC

• Hydro One Limited	• Avista Corporation

• Great Plains Energy Incorporated	• Westar Energy, Inc.

• Algonquin Power & Utilities Corp.	• The Empire District Electric Company

• Fortis Inc.	• ITC Holdings Corp.

• Emera Inc.	• TECO Energy, Inc.

• Iberdrola, S.A.	• UIL Holdings Corporation

• Macquarie Infrastructure and Real Assets and British Columbia Investment Management Corporation	• Cleco Corporation

• Wisconsin Energy Company	• Integrys Energy Group

• Exelon Corporation	• PepCo Holdings, Inc.

• Fortis Inc.	• UNS Energy Corporation

• MidAmerican Energy Holdings Company	• NV Energy, Inc.

• Fortis Inc.	• CH Energy Group, Inc.

Non-Regulated Precedent Transactions

• Granite Construction Incorporated	• Layne Christensen Company

• Primoris Services Corporation	• Coastal Field Services LP

• Veritas Capital Fund Management L.L.C.	• Capital Services Business from CB&I Inc.

• Stantec Inc.	• MWH Global, Inc.

• Aegion Corporation	• Brinderson, L.P.

• Primoris Services Corporation	• Q3 Contracting Inc.

• MasTec, Inc.	• Precision Pipeline LLC

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s (i) one-year forward and two-year forward estimated EPS, with respect to the gas utility selected transactions and electric utility selected transactions and (ii) latest twelve months’ EBITDA, with respect to the non-regulated precedent transactions.

The overall low to high multiples of the target companies’ one-year forward and two-year forward estimated EPS for the selected transactions were (i) 19.2x to 30.2x (with an average of 25.3x and a median of 24.8x, in each case excluding the Dominion Resources, Inc./Questar Corporation transaction, for which the transaction value could not be adjusted for master limited partnership eligible assets) and 18.7x to 28.5x (with an average of 26.4x and a median of 26.4x, in each case excluding the Dominion Resources, Inc./Questar Corporation transaction, for which the transaction value could not be adjusted for master limited partnership eligible assets), respectively, in the case of the gas utility selected transactions and (ii) 18.1x to 26.4x (with an average of 22.0x and a median of 22.0x) and 17.4x to 24.1x (with an average of 20.8x and a median of 20.8x), respectively, in the case of the electric utility selected transactions. The overall low to high multiples of the target companies’ latest twelve months’ EBITDA were 2.5x to 9.5x (with an average of 6.4x and a median of 7.0x) in the non-regulated selected transactions.

BofA Merrill Lynch then applied (i) one-year forward and two-year forward EPS multiples of 24.0x to 26.0x and 23.0x to 25.0x, respectively, derived from the gas utility selected transactions to the calendar year 2018 and 2019 estimated EPS for our gas utility business, (ii) one-year forward and two-year forward EPS multiples of 23.0x to 25.0x and 20.0x to 22.0x, respectively, derived from the electric utility selected transactions to the calendar year 2018 and 2019 estimated EPS for our electric utility business, and (iii) one-year forward and two-year forward EBITDA multiples of 7.0x to 9.0x and 6.0x to 8.0x, respectively, derived from the non-regulated selected transactions to the calendar year 2018 and 2019 estimated EBITDA for our non-regulated business. Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of the Company were based on our management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, rounded to the nearest $0.25, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for Vectren		Merger Consideration
2018E P/E	2019E P/E
$58.75 - $66.50	$56.75 - $65.25	$72.00

No company, business or transaction used in this analysis is identical or directly comparable to us or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow sum-of-the-parts analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during our fiscal years 2018 through 2027 based on our management forecasts. BofA Merrill Lynch calculated terminal values for each Company business segment by applying terminal forward multiples of (i) 17.5x to 19.5x to our fiscal year 2027 estimated EPS for our gas utility business, (ii) 15.3x to 17.3x to our fiscal year 2027 estimated EPS for our electric utility business and (iii) 8.0x to 9.0x to our fiscal year 2027 estimated EBITDA for our non-regulated business. The cash flows and terminal values for each business segment were then discounted to present value as of December 31, 2017 using discount rates ranging from (i) 5.0% to 5.8% for our gas utility business, (ii) 4.7% to 5.4% for our electric utility business and (iii) 7.8% to 9.6% for our non-regulated business, based on estimates of each business segment’s weighted average cost of capital. From the resulting enterprise values for each business segment, BofA Merrill Lynch deducted net debt as of December 31, 2017 to derive equity values for each business segment. Ranges of total equity values were then determined by combining the low endpoints of the equity value ranges for the respective business segments to comprise the low endpoint, and combining the high endpoints of the equity value ranges for such business segments to comprise the high endpoint. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, rounded to the nearest $0.25, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Vectren	Merger Consideration
$59.00 - $75.25	$72.00

Other Factors.

Other. BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices of Company common stock during the one-year period ended (i) April 19, 2018, which indicated low and high closing prices for the Company common stock during such period of approximately $57.48 and $69.86, and (ii) August 21, 2017, which indicated low and high closing prices for the Company common stock during such period of approximately $47.22 and $62.51; and

•	publicly available research analysts’ one-year forward price targets as of April 19, 2018 for the Company common stock, discounted by one year to present value as of April 19, 2018 utilizing a discount rate of 7.5% (representing the midpoint of the Company’s cost of equity range) which in the case of those determined through fundamental analysis, indicated low to high price targets for the Company common stock of approximately $54.00 to $59.50 per share.

Miscellaneous.

As noted above, the discussion set forth above in the section entitled “Summary of Material Financial Analyses” is a summary of the material financial analyses presented by BofA Merrill Lynch to the Board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and CenterPoint Energy. The estimates of the future performance of the Company and CenterPoint Energy in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, to the holders of the Company common stock of the merger consideration to be received by such holders and were provided to the Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of the Company or CenterPoint Energy.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and CenterPoint Energy, rather than by any financial advisor, and was approved by the Board. The decision to enter into the merger agreement was solely that of the Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the merger consideration.

We have agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee estimated to be approximately $32.3 million, $1 million of which was payable upon the delivery of BofA Merrill Lynch’s opinion, approximately $3.23 million of which was payable upon execution of the merger agreement, approximately $6.46 million of which is payable upon receipt of the Company shareholder approval and the remaining portion of which is contingent upon consummation of the merger. We have also agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, CenterPoint Energy and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to us and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, co-lead arranger and joint bookrunner for, and as a lender (including a swing line and letter of credit lender) under, certain credit facilities of our affiliates, (ii) having acted as placement agent in a debt offering undertaken by an affiliate of ours, (iii) having provided or providing certain commodity and derivatives trading services to us and certain of our affiliates, and (iv) having provided or providing certain treasury and trade management services and products to us and certain of our affiliates. From April 1, 2016 through March 31, 2018, BofA Merrill Lynch and its affiliates derived aggregate revenues from us and our affiliates of approximately $5 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to CenterPoint Energy and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as co-lead arranger and joint bookrunner for, and as a lender (including in some instances as letter of credit lender) under, certain credit facilities of CenterPoint Energy and certain of its affiliates, (ii) having acted as joint bookrunner on several debt offerings undertaken by affiliates of CenterPoint Energy, and (iii) having provided or providing certain treasury and trade management services and products to CenterPoint Energy and certain of its affiliates. From April 1, 2016 through March 31, 2018, BofA Merrill Lynch and its affiliates derived aggregate revenues from CenterPoint Energy and its affiliates, including Enable Midstream LP, of approximately $10 million for investment and corporate banking services.

Forward-Looking Financial Information

The Company does not as a matter of course make public forward-looking financial information as to future revenues, earnings, or other results, other than providing estimated ranges of expected earnings and earnings growth as disclosed in regular press releases and investor materials. However, for internal purposes and in connection with the process leading to the execution of the merger agreement, the management of the Company prepared certain projections of future financial and operating performance of the Company for the years 2018 through 2027. These projections are included in this proxy statement because we provided such projections to our financial advisor and to CenterPoint Energy in connection with the merger agreement discussions. The following forward-looking financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to forward-looking financial information, but, in the view of the management of the Company, was prepared on a reasonable basis, reflected the best then-currently available estimates and judgments at the time of its preparation, and presented at the time of its preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the forward-looking financial information.

Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such forward-looking financial information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking financial information.

The following table sets forth a summary of the forward-looking information we provided to CenterPoint Energy and our financial advisor in connection with the process leading to the execution of the merger agreement.

	Year Ended December 31,
	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
	(in thousands)
Net Income	$236,739	$257,429	$280,241	$309,123	$346,054	$392,277	$424,703	$484,833	$527,872	$566,943
Depreciation and Amortization	$292,331	$319,246	$342,599	$355,175	$369,897	$388,639	$424,882	$481,707	$497,267	$513,607
EBITDA	$685,484	$753,257	$816,175	$877,453	$957,702	$1,056,590	$1,152,665	$1,293,246	$1,361,978	$1,429,050
Capital Expenditures, excluding AFUDC equity	$(631,551)	$(622,532)	$(599,633)	$(778,389)	$(959,427)	$(856,742)	$(637,391)	$(606,594)	$(620,404)	$(594,048)

The forward-looking financial information is based on various assumptions, including, but not limited to, the following principal assumptions:

•	normal weather as it relates to both utility and non-regulated operations;

•	economic, energy efficiency and other assumptions affecting retail electric demand;

•	no significant changes in legislative framework;

•	no significant changes in regulatory framework or adverse regulatory outcomes;

•	regulatory strategy executed as outlined in the forecast;

•	no significant changes in markets or customers, in or with which the non-regulated companies operate or serve; and

•	no significant changes in capital markets, including ability to finance operations at reasonable interest rates.

The estimates and assumptions underlying the forward-looking financial information are inherently uncertain and, though considered reasonable by the management of the Company as of the date of the preparation of such forward-looking financial information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking financial information, including, among other things, the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 10 of this proxy statement. Accordingly, there can be no assurance that the forward-looking results are indicative of the future performance of the Company, or that actual results will not differ materially from those presented in the forward-looking financial information. Inclusion of the forward-looking financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the forward-looking financial information will be achieved.

The forward-looking financial information does not take into account any circumstances or events occurring after the date it was prepared, including the announcement of the merger. We have not updated or otherwise revised, and do not intend to update or otherwise revise the forward-looking financial information to reflect circumstances existing since the preparation of such information or to reflect the occurrence of unanticipated events, including in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we do not intend to update or revise the forward-looking financial information in this proxy statement to reflect changes in general economic or industry conditions.

The information concerning forward-looking financial information provided by us is not included in this proxy statement in order to induce any shareholder to vote in favor of the proposals at the special meeting or to acquire securities of the Company.

Accounting Treatment

The merger will be accounted for following the acquisition method of accounting under Accounting Standards Codification Topic 805, Business Combinations.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to holders of Company common stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations (“Treasury Regulations”), judicial authorities, and administrative interpretations, each as in effect as of the date of this proxy statement. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this discussion or that a court would not sustain such challenge.

This discussion applies only to holders of shares of Company common stock who hold such shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, cooperatives, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of Company common stock as part of a straddle, constructive sale, or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and holders who acquired their shares of Company common stock through the exercise of employee stock options or other compensation arrangements). Moreover, this discussion does not address the tax consequences of the merger arising under any applicable state, local, or foreign tax laws or the application of other U.S. federal taxes, such as the federal estate tax, the federal gift tax, the “Medicare” tax on certain net investment income, or the alternative minimum tax.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Company common stock, you should consult your tax advisor.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Company common stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

Holders of Company common stock are urged to consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties.

Consequences to U.S. Holders. The receipt of cash by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of Company common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares of Company common stock.

Any such gain or loss recognized by a U.S. holder upon the exchange of shares of Company common stock pursuant to the merger generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in its shares of Company common stock is more than one year on the closing date of the merger. Long-term capital gains of non-corporate U.S. holders generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Company common stock.

Consequences to Non-U.S. Holders. Subject to the discussion below in “—Information Reporting and Backup Withholding,” a non-U.S. holder who receives cash in exchange for its shares of Company common stock in the merger generally will not be subject to U.S. federal income tax on gain recognized on such exchange unless:

•	such gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the merger occurs and certain other conditions are satisfied; or

•	the non-U.S. holder’s Company common stock constitutes a “United States real property interest” as defined in the Code (a “USRPI”).

A non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax in the same manner as a U.S. holder with respect to the receipt of cash in exchange for Company common stock in the merger. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Gain recognized with respect to shares of Company common stock surrendered in the merger by a non-U.S. holder who is described in the second bullet above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable treaty), but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.

With respect to the third bullet above, the non-U.S. holder’s Company common stock will not be treated as a USRPI unless we are or have been a “United States real property holding corporation,” as defined in the Code (a “USRPHC”), at any time during the five year period ending on the date of the merger or the non-U.S. holder’s holding period, whichever period is shorter. We have not made a determination as to whether we have been or will become a USRPHC at any time during the five-year period ending on the date of the merger. However, even if we were treated as a USRPHC at any time during the applicable period, the non-U.S. holder’s Company common stock will not be treated as a USRPI unless (1) our Company common stock was not regularly traded on an established securities market (within the meaning of Section 1.897-9T(d) of the Treasury Regulations) prior to the merger, or (2) such holder owned, actually or constructively, more than five percent of our Company common stock during the applicable period described above. If a non-U.S. holder’s Company common stock constitutes a USRPI, such non-U.S. holder will be subject to U.S. federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. holder.

Information Reporting and Backup Withholding. Payments made in exchange for shares of Company common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct, and such U.S. holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to backup withholding with respect to cash payments to the non-U.S. holder pursuant to the merger if the non-U.S. holder has provided an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an IRS Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Company common stock should consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties.

Regulatory Matters Relating to the Merger

To complete the merger, the Company and CenterPoint Energy need to obtain approvals, orders, clearances or consents from, or make filings with, a number of public utility, antitrust and other regulatory authorities. The material regulatory approvals, consents and filings are described below (collectively, the “required governmental approvals”). It is a condition to completion of the merger that all required approvals, orders, clearances and consents be obtained on terms and conditions that do not result in a material adverse effect on the Company and its subsidiaries or CenterPoint Energy and its subsidiaries (referred to as a “Burdensome Condition”). For purposes of determining whether any term or condition has a Burdensome Condition on CenterPoint Energy and its subsidiaries, CenterPoint Energy and its subsidiaries, taken as a whole both before and after giving effect to the merger, are deemed to be a consolidated group of entities of the size and scale of the Company and its subsidiaries.

The required governmental approvals, described in greater detail below, include: (1) the filing of notification and report forms with the DOJ and the FTC under the HSR Act, and expiration or early termination of any applicable waiting periods under the HSR Act, (2) authorization by FERC under Section 203 of the FPA and (3) authorization of the FCC to transfer or update control of our pertinent FCC Registration Numbers and a Notification of Consummation indicating the merger has closed (the foregoing items (1)-(3) are collectively referred to as “Required Statutory Approvals”). “Final orders” under the terms of the merger agreement means a judgment by the relevant governmental entity that (A) has not been reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, (B) with respect to which, if applicable, any mandatory waiting period prescribed by law before the merger may be consummated has expired or been terminated, and (C) as to which all conditions to the consummation of the merger prescribed by law have been satisfied.

Although the approval of the Indiana Utility Regulatory Commission (the “IURC”) and the Public Utilities Commission of Ohio (the “PUCO”) is not required under Indiana or Ohio law, it is a condition to completion of the merger that we obtain a final order of each of the IURC and the PUCO approving, denying or dismissing the matters addressed in an application relating to money pool agreements, corporate services agreements and related cost allocations, other affiliate agreements, affiliate guidelines and related matters, the maintenance of books and records outside of the state of Indiana and other ancillary matters related to the merger (referred to as the “Required State Approvals”). The IURC or PUCO also could open investigations into the effect of the merger and related transactions on the regulated utilities subject to their respective jurisdiction. In the event such investigations are initiated, conditions could be imposed on us or our subsidiaries and in the event such terms and conditions constituted a Burdensome Condition, CenterPoint Energy would not be obligated to proceed with the merger (although CenterPoint Energy could be obligated to pay a termination fee if the merger agreement were terminated following the issuance of one or more regulatory orders containing terms and conditions that constitute a Burdensome Condition, depending on the circumstances at the time of such termination; see The Merger Agreement—Termination; Termination Fees; Expenses—Termination).

Subject to the terms and conditions of the merger agreement, each of the Company and CenterPoint Energy shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other party in doing, all things necessary to cause the conditions to the closing of the merger to be satisfied as promptly as reasonably practicable or to effect the closing of the merger as promptly as reasonably practicable, including:

•	making all necessary filings with governmental entities or third parties;

•	obtaining the required consents and all other third-party consents that are necessary, proper or advisable to consummate the merger;

•	obtaining the required governmental approvals and all other consents of governmental entities that are necessary, proper or advisable to consummate the merger and the other transactions contemplated thereby; and

•	executing and delivering any additional instruments that are necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement.

Under the terms of the merger agreement, the Company and CenterPoint Energy have agreed to cooperate with each other in determining whether any action or filing is required in connection with the merger and in seeking any such actions, consents, approvals or waivers or making any such filings. The Company and CenterPoint Energy have also agreed to provide to each other all information required for any application or other filing under any applicable law in connection with the transactions contemplated by the merger agreement. CenterPoint Energy has agreed to have primary responsibility for, and to take the lead in, scheduling and conducting any meeting with any governmental entity, coordinating and making any applications and filings with, and resolving any investigation or other inquiry of, any agency or other governmental entity, obtaining required governmental approvals, any required consents, permits or other approvals from governmental entities as necessary, proper or advisable to consummate the merger, and CenterPoint Energy shall consult with us in advance of taking any such action. However, notwithstanding the foregoing obligations, CenterPoint Energy will not be obligated to, and we will not be permitted (without the prior written consent of CenterPoint Energy) to, undertake any efforts or take any action that, individually or in the aggregate, would result in, or would reasonably be expected to result in, a Burdensome Condition, as defined in the merger agreement and described above.

While the Company and CenterPoint Energy each believe that they will receive the required governmental approvals and other clearances for the transaction, there can be no assurance that all of these approvals will be obtained or, if obtained, that these approvals will not contain terms or conditions that could reasonably be expected to result in a Burdensome Condition. Based on the current status of the required governmental approval process, the parties are working, assuming all other conditions to completion of the merger are satisfied, to complete the merger no later than the first quarter of 2019. However, the closing of the merger may not occur until after the first quarter of 2019, if at all.

We intend to submit the Merger proposal, along with other proposals, to our shareholders at a special meeting as noted above in “Information About the Special Meeting and Voting” beginning on page 12. It is possible that a governmental agency will not have approved the merger by the date of such special meeting, which could delay or prevent completion of the merger for a significant period of time after our shareholders have approved the proposals relating to the merger. Any delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty surrounding the transaction. In addition, it is possible that, among other things, a governmental agency could condition its required governmental approval of the merger upon the Company and CenterPoint Energy entering into an agreement to divest a portion of their combined businesses or assets or could restrict the operations of the combined businesses in accordance with specified business conduct rules. See “Cautionary Statement Regarding Forward-Looking Information” beginning on page 10. A governmental agency also could impose significant additional costs on the business of the surviving corporation, including requiring the surviving corporation to share a disproportionate amount of the expected or achieved synergies of the merger with utility customers in a future rate case. Acceptance of any such conditions could diminish the benefits of the merger to the surviving corporation and result in additional costs, loss of revenue or other effects. Alternatively, rejection of such conditions could result in the Company and CenterPoint Energy litigating with a governmental entity, which could delay the merger or cause the merger to be abandoned.

No additional shareholder approval is expected to be required for any decision by us after the special meeting is held relating to any terms and conditions necessary to resolve any regulatory objections to the merger and, possibly, to proceed with consummation of the merger.

As more fully described in “The Merger Agreement—Termination; Termination Fees; Expenses” beginning on page 68, the merger agreement may be terminated by us or CenterPoint Energy if the merger is not consummated by 5:00 p.m. New York City time on April 21, 2019; provided, however, that if the conditions to closing relating to required governmental approvals have not been satisfied, but all other conditions to closing have been satisfied or waived (or are capable of being satisfied at closing), then such date may be extended by either party to October 21, 2019. A party may not terminate the merger agreement as set forth above if that party’s failure to fulfill its obligations under the merger agreement has caused or resulted in the failure to consummate the merger.

Antitrust and HSR Act Matters

The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the merger. The HSR Act, and the rules and regulations promulgated thereunder, provide that certain transactions, including the merger, may not be consummated until required information and materials have been filed with the DOJ and the FTC and the applicable waiting period has expired or been terminated. We and CenterPoint Energy are in the process of preparing the Pre-merger Notification and Report Forms to be filed with the DOJ and the FTC in connection with the merger. The HSR Act requires the parties to observe a 30 calendar-day waiting period after the submission of their HSR filings before consummating the merger, unless the waiting period is terminated early by the DOJ and FTC, or, alternatively, is extended if the DOJ or the FTC issues a Request for Additional Information and Documentary Material to us and CenterPoint Energy. If the parties do not complete the merger within 12 months after the expiration or early termination of the HSR Act waiting period, we and CenterPoint Energy will need to submit new Pre-merger Notification and Report Forms to the DOJ and the FTC and wait for the expiration or early termination of a new HSR Act waiting period before the parties could complete the merger.

At any time before or after the merger, the DOJ or the FTC could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of the Company, CenterPoint Energy or their subsidiaries. Private parties and state attorneys general may also bring an action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, we and CenterPoint Energy believe that the merger will receive the necessary clearance under the HSR Act. However, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result of such challenge.

Federal Energy Regulatory Commission

We have a public utility subsidiary subject to the jurisdiction of the FERC under Part II of the FPA. In addition, for purposes of the FPA, we are a holding company in a holding company system that includes a transmitting utility and an electric utility. CenterPoint Energy, for purposes of the FPA, is a holding company in a holding company system that includes a transmitting utility and an electric utility company. Section 203 of the FPA requires prior FERC authorization for, among other things, any direct or indirect merger or consolidation of such holding companies. In addition, Section 203 of the FPA requires prior FERC authorization for any direct or indirect merger or consolidation of a public utility’s facilities with those of any other person. Consequently, the merger requires prior authorization by the FERC pursuant to Section 203 of the FPA.

The FERC must authorize the merger if it finds that the merger is consistent with the public interest and will not result in the cross-subsidization of a non-utility associate company or the pledge or encumbrance of utility assets for the benefit of an associate company (unless it finds that such cross-subsidization or pledge or encumbrance will be consistent with the public interest). The FERC has further stated that, in analyzing a merger or transaction under Section 203 of the FPA, it will evaluate the impact of the proposed merger on:

•	competition in wholesale electric power markets;

•	the applicant’s wholesale power and transmission rates; and

•	state and federal regulation of the applicant.

The FERC will review these factors to determine whether the merger is consistent with the public interest. If the FERC finds that the merger would adversely affect competition in wholesale electric power markets, rates for electric transmission or the wholesale sale of electric energy, or regulation, or that the merger would result in cross-subsidization or pledges or encumbrances that are not consistent with the public interest, it may, pursuant to the FPA, condition its approval in such a manner as necessary to mitigate such adverse effects, or it may decline to approve the merger. The FERC is required to rule on a merger application not later than 180 days from the date on which the completed application is filed. The FERC may, however, for good cause, issue an order extending the time for consideration of the merger application by an additional 180 days. If the FERC does not issue an order within the statutory deadline, then the transaction is deemed to be approved. We expect that the FERC will approve the merger within the initial 180-day review period. However, there is no guarantee that the FERC will approve the merger, not extend the time period for its review, or not impose conditions on its approval.

Federal Communications Commission

Pursuant to FCC regulations implementing provisions of the Communications Act of 1934, as amended, an entity holding private radio licenses for internal communications purposes generally must obtain the prior approval of the FCC before the direct or indirect transfer of control or assignment of those licenses. We hold certain FCC licenses for private internal communications and, thus, must obtain prior FCC consent to update or transfer control of those licenses. The parties anticipate that they will be able to obtain the required FCC approvals.

Required State Approvals

Indiana Utility Regulatory Commission. Approval of the merger by the IURC is not required for the consummation of the merger; however, it is a condition to completion of the merger that we obtain a final order of the IURC approving, denying or dismissing the matters addressed in an application relating to money pool agreements, corporate services agreements and related cost allocations, other affiliate agreements, affiliate guidelines and related matters, the maintenance of books and records outside of the state of Indiana and other ancillary matters related to the merger. In addition, the IURC could open an investigation into the effect of the merger and related transactions on the regulated utilities subject to its jurisdiction. If such an investigation were pending, it would not necessarily delay closing of the merger if the IURC had issued a final order approving, denying or dismissing the matters referred to in the preceding sentence.

Public Utilities Commission of Ohio. Approval of the merger by the PUCO is not required for the consummation of the merger; however, it is a condition to completion of the merger that we obtain a final order of the PUCO approving, denying or dismissing the matters addressed in an application relating to money pool agreements, corporate services agreements and related cost allocations, other affiliate agreements, affiliate guidelines and related matters and other ancillary matters related to the merger. In addition, the PUCO could open an investigation into the effect of the merger and related transactions on the regulated utilities subject to its jurisdiction. If such an investigation were pending, it would not necessarily delay closing of the merger if the PUCO had issued a final order approving, denying or dismissing the matters referred to in this paragraph and such final order did not impose a Burdensome Condition.

No Dissenters’ Rights

Our shareholders are not entitled to dissenters’ rights in connection with the merger.

Delisting and Deregistration of Company’s Stock

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act.

ADDITIONAL INTERESTS OF COMPANY’S DIRECTORS

AND EXECUTIVE OFFICERS IN THE MERGER

Leadership of the Surviving Corporation

Upon completion of the merger, Scott M. Prochazka, President and Chief Executive Officer of CenterPoint Energy, will be President and Chief Executive Officer of the surviving corporation. Carl L. Chapman, Chairman, President and Chief Executive Officer of the Company as of the date of the merger agreement, will remain in his current role with the Company until the closing of the merger.

As of the effective time of the merger, the directors of Merger Sub as of immediately prior to the effective time shall be the directors of the surviving corporation in the merger and the officers of the Company as of immediately prior to the effective time shall be the officers of the surviving corporation in the merger, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation. The current sole director of Merger Sub is Scott M. Prochazka.

Additional Interests of the Company’s Directors and Executive Officers in the Merger

Executive Officers. Our current named executive officers for purposes of the discussion below are: Carl L. Chapman, Chairman, President & Chief Executive Officer; M. Susan Hardwick, Executive Vice President and Chief Financial Officer; Eric J. Schach, Executive Vice President and Chief Operations Officer; and Ronald E. Christian, Executive Vice President, Chief Legal and External Affairs Officer and Corporate Secretary (the “NEOs”).

Assumptions. The potential payments in the narrative and tables below are, unless otherwise noted, based on the following assumptions:

•	the relevant price per share of common stock is $72.00 per share, which is the per share merger consideration;

•	the effective time of the merger is June 1, 2018, which is the latest practicable date prior to the filing of this proxy statement with the SEC; and

•	the NEOs are terminated without “cause” or resign for “good reason,” in either case immediately following the assumed effective time of the merger on June 1, 2018.

The amounts set forth in the narrative and tables below are estimates of amounts that would be payable to the NEOs based on multiple assumptions that may or may not actually occur, including the assumptions described above. Some of the assumptions are based on information not currently available and, as a result, the actual amounts received by an NEO may differ materially from the amounts shown in the following table.

Equity Awards. As of the effective time, all vested and unvested equity awards held by our executive officers and directors, other than the May 2018 or 2019 stock units, will be accelerated, as applicable, and cashed out as described under “The Merger Agreement—Treatment of Company Equity Awards.” The May 2018 or 2019 stock units will be treated as described under “The Merger Agreement—Treatment of Company Equity Awards” The estimated value of the accelerated vesting of equity awards held by the NEOs is quantified in the table below under “Potential Change in Control Payments to NEOs.” The estimated value of the benefits that our non-employee directors would receive in respect of their stock unit awards in connection with the merger is $1,139,040 in the aggregate.

Fiscal Year Bonus. With respect to annual cash bonuses payable to the NEOs for the fiscal year in which the effective time occurs, as soon as practicable following the effective time, each NEO will be paid a pro-rated annual cash bonus for such fiscal year in an amount determined based on the target annual cash bonus payable with such amount prorated based on the portion of such fiscal year completed as of the effective time. The estimated value of these cash bonuses to the NEOs is quantified in the table below under “Potential Change in Control Payments to NEOs.”

Change in Control Agreements. We maintain change in control agreements with the NEOs. Severance benefits are payable under the change in control agreements only if the NEO’s employment is terminated by us (or our successor) other than for cause, death or disability, or the NEO resigns employment for good reason (as defined in the applicable agreements), in each case within two years following a change in control. The consummation of the merger will meet the definition of a change in control under the change in control agreements.

The definitions of the terms “cause” and “good reason” are central to an understanding of the potential payments to the continuing NEOs pursuant to their change in control agreements. Below is a summary of those definitions; however, the full definitions may be found in documents filed with the SEC and listed as material contracts in the exhibits to our Annual Report on Form 10-K filed with the SEC.

Cause: No severance is payable if the NEO’s employment is terminated for cause. In general, we have “cause” to terminate the NEO if the executive has engaged in any of the specific activities listed in the applicable agreement, including intentional gross misconduct by the NEO damaging in a material way to us, commission of fraud, and public acts of dishonesty or conviction of a felony, and with respect to the change in control agreement, a material breach of the change in control agreement that the NEO has not cured after reasonable notice and an opportunity to cure.

Good Reason: “Good reason” for the purpose of the change in control agreements generally includes a demotion, assignment of any duties or responsibilities inconsistent with the executive’s status, position or responsibilities, removal from any positions or failure to reappoint or reelect to any positions; a reduction in base salary; failure to increase base salary within 12 months of the last increase in base salary in an amount reasonably comparable to our other executives; the relocation of the principal executive offices by more than 50 miles; reduction in total direct compensation opportunity; failure to continue any incentive, bonus or other compensation plan in which the executive participated prior to the change in control, unless there is a substitute or alternative plan available; our failure to permit the NEO’s continued participation in the plan or material reduction in the NEO’s participation in the plan; failure to provide aggregate benefits reasonably comparable to our other executives; failure to obtain a satisfactory agreement from any successor to assume and agree to perform the change in control agreement; or our request that the NEO participate in an unlawful act or take any action constituting a breach of the NEO’s professional standard of conduct.

Under the change in control agreements, if, during the period beginning on the consummation of the change in control and continuing for two years thereafter, an NEO’s employment is terminated by us (or our successor) other than for cause, death or disability, or the NEO resigns employment for good reason, then we (or our successor) will provide the NEO with the following benefits: (i) accrued obligations (including accrued and unpaid base salary, vacation and unreimbursed expenses); (ii) a lump sum termination payment based upon a multiple of base salary plus target annual incentive, which multiple is three for Mr. Chapman and two for all other NEOs; and (iii) the continuation of medical, prescription, dental, and other welfare benefit plans for three years for Mr. Chapman and two years for all other NEOs. No payments under the change in control agreement will be made to the NEOs upon a change in control unless their employment also terminates under the conditions described above. If an NEO is a party to a change of control agreement that provides severance benefits following a change in control, then that NEO’s participation in the severance plan will automatically terminate upon the occurrence of such change in control and no benefits will be paid to that NEO from the severance plan. The change in control agreements do not have an excise tax gross-up feature. However, the change in control agreements provide that if the payments and benefits under the agreement, together with other payments and benefits the NEOs may have the right to receive on account of a change in control, would exceed the maximum limit imposed on the total of such payments and benefits by Section 280G of the Code (without triggering the excise tax imposed under Section 4999 of the Code), then the NEO will receive whichever of the following is more favorable to such NEO on a net after-tax basis: (i) the payments and benefits reduced to the extent necessary so that none of the payments or benefits is subject to the excise tax; or (ii) the full amount of the payments and benefits, which is subject to the excise tax, with such NEO being responsible for paying any excise tax imposed (modified Section 280G cutback provision). In the event that clause (ii) of the preceding sentence applies, the Company will be denied a tax deduction with respect to any excess parachute payments paid to such NEO. Additionally, Section 162(m) of the Code may limit the deductibility for compensation paid to each of our NEOs to $1,000,000 per year.

Nonqualified Deferred Compensation Plans. We maintain two unfunded nonqualified deferred compensation plans. The first plan is frozen, meaning that participants can no longer defer amounts under that plan but will continue to be paid benefits from that plan pursuant to its terms. The second plan is active, meaning that employees may continue to defer amounts under the plan and receive distributions from the active plan pursuant to its terms.

Each NEO is eligible to participate in our deferred compensation plans. The active plan allows an NEO to receive restoration contributions to restore benefits with respect to our 401(k) plan that are limited by the Code. At present, an NEO may defer base salaries, annual incentives, and long-term incentives upon lapse of restrictions into the active deferred compensation plan. Each participant may elect to receive deferred compensation at a pre-selected date or, under the active plan, upon a change in control, and in any event, the participant will receive that participant’s deferred compensation on retirement (in a lump sum or, if properly elected, in annual installments over five, ten, or 15 years), on non-retirement termination (in a lump sum or, if properly elected, in installments over five years), on disability (in a lump sum), and on death (in a lump sum). Under the frozen plan, participants may choose between different payment methods (i.e. lump sum or installments) following a retirement at any time following a change in control. Finally, most distributions from the active plan payable due to the participant’s separation from service will be delayed six months, as required by Section 409A of the Code. Under the active plan each executive officer and certain nonemployee directors elected to have their deferred compensation payable in a lump sum upon a change in control. All distributions from these plans are paid in cash. The Company also maintains an unfunded supplemental executive retirement plan in which Messrs. Chapman and Christian are the only active participants. Pursuant to the merger agreement, immediately prior to, or as of, the merger, we will fund the trusts underlying these plans and an independent third party will be appointed to administer the trusts. Nonemployee directors are also eligible to participate in the nonqualified deferred compensation plans. The estimated value of the account balances of the Company’s nonemployee directors under the active plan that will be accelerated and paid upon a change in control is $7,274,594 in the aggregate. Additionally, a nonemployee director has elected to receive the value of his or her account balance under the frozen plan in a lump sum upon a termination at any time following a change in control and the value of such account balance is $1,435,127.

Potential Change in Control Payments to Named Executive Officers

The table below sets forth for each of the NEOs estimates of the amounts of compensation that are based on or otherwise relate to the merger. Certain amounts will or may become payable on a qualifying termination of employment following the merger (i.e., on a “double-trigger” basis). Certain other benefits will become payable upon the occurrence of the closing of the merger (i.e., on a “single-trigger” basis).

The amounts shown are, unless otherwise noted, calculated based on the assumptions described under “Assumptions” above and noted in the footnotes below, which may or may not actually occur. Some of the assumptions are based on information not currently available and, as a result, the actual amounts received by each NEO may differ materially from the amounts shown in the following table. Additionally, the amounts described below are subject to a potential reduction under the modified Section 280G cutback provision as described under “Additional Interests of the Company’s Directors and Executive Officers in the Merger —Change in Control Agreements” and footnote 6 below.

Name	Cash (Double Trigger) (1)	Cash (Single Trigger) (2)	Equity (3)	Perquisites / Benefits (4)	Subtotal	Non-qualified Deferred Compensation (5)	Total	CIC Reduction (6)
Carl L. Chapman	$6,331,500	$496,718	$10,890,705	$33,016	$17,751,938	$13,884,901	$31,636,839	$2,500,046
M. Susan Hardwick	$1,416,301	$125,345	$2,396,956	$11,156	$3,949,758	$1,538,138	$5,487,896	$748,398
Eric J. Schach	$1,928,925	$178,437	$3,349,641	$30,343	$5,487,346	$825,248	$6,312,594	N/A
Ronald E. Christian	$1,599,071	$141,520	$2,475,168	$19,682	$4,235,441	$759,701	$4,995,142	N/A

(1)	These double-trigger cash payments represent payments for severance under the applicable change in control agreement. Under the change in control agreements, if, during the period beginning on the change in control and continuing for two years thereafter, the NEO’s employment is terminated by us (or our successor) other than for cause, death or disability, or the NEO resigns employment for good reason, then we (or our successor) will make a termination payment to the NEO based upon a multiple of base salary plus target annual incentive, which multiple is three for Mr. Chapman and two for all other NEOs.
(2)	This single trigger cash payment represents the payment for the pro-rated bonus for the fiscal year of the merger for the efforts made for the portion of such year through the closing pursuant to the merger agreement.
(3)	This single trigger payment represents the value of all unvested stock units and performance units (at target) that will vest and convert into a right to receive $72.00, in each case, as of the effective time pursuant to the merger agreement. As described under “The Merger Agreement—Treatment of Company Equity Awards”, pursuant to the merger agreement, the performance units will vest at the greater of target or actual results; accordingly, the value of these payments could be greater than the amount reflected in the table.
(4)	This double trigger amount represents the value of the continuation of medical, prescription, dental, and other welfare benefit plans for three years for Mr. Chapman and two years for all other NEOs pursuant to the change in control agreements.
(5)	For each NEO other than Mr. Chapman, this amount represents a single trigger payment for the total value of the NEO’s nonqualified deferred compensation plan accounts under the active plan, which represent previously earned compensation that such NEO elected to have accelerated and paid upon a change in control, which will be paid upon the effective time of the merger. For Mr. Chapman this amount represents a single trigger payment of $11,088,939 for the total value of his nonqualified deferred compensation plan accounts under the active plan that is payable in a lump sum upon the effective time of the merger and a double trigger payment of $2,795,962 for the total value of his nonqualified deferred compensation plan accounts under the frozen plan that is payable in a lump sum upon a termination at any time following a change in control and in each case such amounts represent previously earned compensation of Mr. Chapman. The NEOs other than Mr. Chapman also have accounts under the frozen nonqualified deferred compensation plan which will not be accelerated due to the merger (either on a single or double trigger basis) and are not included in these amounts.
(6)	As described under “Additional Interests of the Company’s Directors and Executive Officers in the Merger —Change in Control Agreements”, pursuant to the change in control agreements, the total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount if the NEO would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount. Under the assumptions above, Mr. Chapman and Ms. Hardwick exceed the 280G safe harbor amount and as a result their payments would be reduced below the safe harbor amount. The payments to Mr. Schach also exceed the Section 280G safe harbor amount, but Mr. Schach has a higher after-tax benefit by receiving the full payments and paying the applicable excise tax than reducing his payments. Under the above assumptions, it is estimated that Mr. Schach will owe an excise tax of $840,331 and the Company will be denied a tax deduction with respect to such excess parachute payments in an amount equal to $4,201,656. The payments to Mr. Christian do not exceed his Section 280G safe harbor amount; accordingly, the payments are not subject to the modified Section 280G cutback provision.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about us or to modify or supplement any factual disclosures about us in our public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to us. The merger agreement contains representations and warranties by and covenants of the Company, CenterPoint Energy and Merger Sub, and they were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations, qualifications and other particulars agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts or being made for other purposes, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures and reports filed with the SEC. The representations, warranties and covenants in the merger agreement and any descriptions thereof should be read in conjunction with the disclosures in our periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled “Where You Can Find More Information.”

Additional information about the Company may be found elsewhere in this proxy statement and our other public filings. See the section entitled “Where You Can Find More Information.”

The Merger

The merger agreement provides for the merger of Merger Sub with and into the Company, with the Company to continue as the surviving corporation and a wholly-owned subsidiary of CenterPoint Energy.

Completion and Effectiveness of the Merger

Unless the parties agree to an earlier date, we and CenterPoint Energy will complete the merger no later than the date that is the third business day after all of the conditions to completion of the merger contained in the merger agreement, which are described in the section entitled “The Merger Agreement—Conditions to the Merger” of this proxy statement, are satisfied or waived (to the extent permitted by law), including the Company shareholder approval (the “closing” and such date, the “closing date”). The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Indiana (the “effective time”).

Effects of the Merger; Merger Consideration

Common Stock

Except as described below, subject to the terms and conditions of the merger agreement, at the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time (other than shares owned by us as treasury stock, shares owned by a wholly-owned subsidiary of the Company or shares owned directly or indirectly by CenterPoint Energy or Merger Sub) will be converted into the right to receive $72.00 in cash, without interest.

The merger consideration will be appropriately and equitably adjusted to reflect fully the effect of any reclassification, recapitalization, stock split or combination, subdivision, exchange or readjustment of shares with respect to our common stock or any stock dividend or stock distribution with respect to our common stock (or securities convertible into or exercisable for shares of our common stock), in each case, having a record date after the date of the merger agreement and prior to the effective time of the merger.

Treasury Shares; Shares Owned by CenterPoint Energy

At the effective time of the merger, each share of our common stock (1) held as a treasury share by the Company, (2) owned of record by any subsidiary of ours, or (3) owned of record by CenterPoint Energy, Merger Sub or any of their respective wholly-owned subsidiaries will, in each case, be canceled and cease to exist, and no consideration will be delivered in exchange for those shares.

Treatment of Company Equity Awards

Each stock unit of the Company subject to time-based vesting under our stock plan that is unvested and outstanding immediately prior to the effective time of the merger (other than the stock units granted in May 2018 or the 2019 fiscal year, as described below) will vest in full and be cancelled and in exchange therefor, former holders of our stock units will be entitled to receive a cash payment in an amount equal to the cash consideration payable pursuant to the merger plus the amount of any unpaid dividend equivalents associated with such stock units as of the effective time of the merger, less withholding with respect to applicable taxes. Such cash payment will be made within five business days after the closing date.

Each performance unit of the Company subject to performance-based vesting under our stock plan for which the applicable performance period has ended prior to the effective time of the merger that is outstanding and unpaid prior to the effective time (“unpaid performance units”) will be cancelled and in exchange therefor, former holders of our unpaid performance units will be entitled to receive a cash payment in an amount equal to the cash consideration payable pursuant to the merger, with the number of vested unpaid performance units of the Company as of the effective time of the merger to equal the number determined in accordance with the performance criteria and adjusted for dividends as provided in the applicable award agreement, less withholding with respect to applicable taxes.

Each performance unit of the Company subject to performance-based vesting under our stock plan, other than unpaid performance units or any performance units that may be granted in the 2019 fiscal year, that is outstanding and unvested immediately prior to the effective time of the merger will vest in full and be cancelled and in exchange therefor, the former holders of such performance units will be entitled to receive a cash payment in an amount equal to the cash consideration payable pursuant to the merger, with the number of vested performance units as of the effective time of the merger to equal the greater of the target award and the number determined in accordance with the performance criteria provided in the applicable award agreement as if the performance period ended on the last business day immediately preceding the closing date and adjusted for dividends as provided in the applicable award agreement, less withholding with respect to applicable taxes. Such cash payment will be made within five business days after the closing date.

Following the date of the merger agreement, we amended our stock plan to provide that each outstanding May 2018 or 2019 stock unit will be cancelled upon the consummation of the merger and in exchange therefor, the holders of such May 2018 or 2019 stock units will be entitled to receive a cash payment in an amount equal to the cash consideration payable pursuant to the merger, with the number of vested May 2018 or 2019 stock units to be based on the target award pro-rated based upon the closing date and adjusted for dividends as provided in the applicable award agreement (with any unvested portion cancelled), less withholding with respect to applicable taxes. Such cash payment will be made within five business days after the closing date. The May 2018 stock units will be prorated based on the number of days between the grant date and the closing date divided by 365 (but in no event can that fraction be greater than one). The 2019 stock units will be prorated based on the number of days between the grant date and the closing date divided by 1095.

Immediately prior to the effective time of the merger, each contractual right to receive the value of a share of our common stock under our nonqualified deferred compensation plan that is outstanding immediately prior to the effective time of the merger will be cancelled and in exchange therefor, the holders of such contractual rights will be entitled to receive a cash payment in an amount equal to the cash consideration payable pursuant to the merger, less withholding with respect to applicable taxes. Such cash payment will be made on the date that it would otherwise occur under our applicable benefit plan or applicable election form under our benefit plan.

After the effective time of the merger, our stock plan will be terminated and no further stock units, performance units or other rights with respect to shares of our common stock will be granted pursuant to such plan.

Lost, Stolen and Destroyed Certificates

If a stock certificate of we are lost, stolen or destroyed, the holder of such certificate must deliver an affidavit of that fact prior to receiving any merger consideration and, if required by CenterPoint Energy, may also be required to provide a bond (in such reasonable and customary amount as CenterPoint Energy may direct) prior to receiving any merger consideration (including any dividends or distributions to which such holder is entitled).

Representations and Warranties

The merger agreement contains general representations and warranties made by each of CenterPoint Energy and Merger Sub on the one hand, and the Company on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the merger. The representations and warranties of each of CenterPoint Energy, Merger Sub and the Company have been made solely for the benefit of the other parties to the merger agreement. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules attached to the merger agreement, are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the merger agreement and the closing date of the merger or another date as is specified in the merger agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the merger agreement. CenterPoint Energy and the Company will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

We made a number of representations and warranties to CenterPoint Energy and Merger Sub in the merger agreement, including representations and warranties relating to the following matters:

•	the organization, qualifications to do business and standing of the Company and its subsidiaries;

•	the capital structure and the absence of restrictions or encumbrances with respect to the capital stock of the Company and its subsidiaries;

•	our authority to enter into and consummate the transactions contemplated by the merger agreement, including the merger, and the vote of our shareholders required to complete the merger;

•	the absence of any conflict or violation of the organizational documents of the Company and its subsidiaries, any applicable laws or any contract of the Company or its subsidiaries or the creation of an encumbrance on any of our or our subsidiaries’ property or assets as a result of entering into and consummating the transactions contemplated by the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the authorizations, licenses and permits of the Company and its subsidiaries;

•	our SEC filings and the financial statements contained in those filings;

•	our internal controls over financial reporting and disclosure controls and procedures;

•	the absence of undisclosed liabilities that would be required by GAAP to be disclosed on a balance sheet;

•	the absence of certain changes or events since January 1, 2018;

•	our compliance with applicable laws;

•	our benefit plans, labor and employment matters;

•	our contracts and the absence of breaches of material contracts;

•	the absence of material litigation;

•	our owned and leased real properties and easements, permits and licenses;

•	environmental matters;

•	necessary actions taken by us to ensure that the merger is not subject to any anti-takeover laws or any anti-takeover provision of our articles of incorporation or By-Laws;

•	our intellectual property and confidentiality of trade secrets;

•	our IT systems and privacy and data security plans;

•	our compliance with applicable privacy and data security laws and the absence of unauthorized access of personal data or intellectual property;

•	our taxes and tax returns;

•	the receipt of an opinion of BofA Merrill Lynch;

•	our insurance policies;

•	entitlements to any broker, finder, financial advisor or similar fee in connection with the transactions contemplated by the merger agreement;

•	our regulation as a utility holding company; and

•	the absence of any additional representations and warranties.

CenterPoint Energy and Merger Sub each made a number of representations and warranties to us in the merger agreement, including representations and warranties relating to the following subject matters:

•	the organization, qualifications to do business and standing of CenterPoint Energy and of Merger Sub;

•	the authority of CenterPoint Energy and Merger Sub to enter into and consummate the transactions contemplated by the merger agreement without the vote of the shareholders of CenterPoint Energy;

•	the absence of any conflict or violation of the organizational documents of CenterPoint Energy or Merger Sub, any applicable laws or any contract of CenterPoint Energy or any of its subsidiaries or the creation of an encumbrance on any of CenterPoint Energy’s or any of its subsidiaries’ property or assets as a result of entering into and consummating the transactions contemplated by the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	CenterPoint Energy’s compliance with applicable laws;

•	the authorizations, licenses and permits of CenterPoint and its subsidiaries;

•	CenterPoint Energy’s (and certain of its subsidiaries’) SEC filings and the financial statements contained in those filings;

•	the absence of certain changes or events since January 1, 2018;

•	the absence of material litigation;

•	the absence of ownership of our common stock;

•	the sufficiency of financing to consummate the merger;

•	the ownership of Merger Sub by CenterPoint Energy;

•	entitlements to any broker, finder, financial advisor or similar fee in connection with the transactions contemplated by the merger agreement; and

•	the absence of any additional representations and warranties.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” qualification, as discussed below.

Under the terms of the merger agreement, a material adverse effect on CenterPoint Energy means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material and adverse effect on the ability of CenterPoint Energy or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay CenterPoint Energy or Merger Sub’s consummation of, the transactions contemplated by the merger agreement. Further, under the terms of the merger agreement, a material adverse effect on the Company means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material and adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, as the case may be. However, no such fact, circumstance, effect, change, event or development will constitute a material adverse effect on the Company and its subsidiaries, as the case may be, to the extent it results from:

•	any failure in and of itself by us or any of our subsidiaries to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period;

•	any change attributable to the announcement, execution or delivery of the merger agreement or the pendency of the merger, including (1) any action taken by us or any of our subsidiaries that is expressly required pursuant to the merger agreement, or is consented to by CenterPoint Energy, or any action taken by CenterPoint Energy or any of its affiliates, to obtain any consent from any governmental entity to the consummation of the merger and the result of any such actions, (2) any claim arising out of or related to the merger agreement (including shareholder litigation), (3) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (4) any change that arises out of or relates to the identity of CenterPoint Energy or any of its affiliates as the acquirer of the Company;

•	any change in and of itself in the market price, credit rating or trading volume of shares of our common stock on the NYSE or any change affecting the ratings or the ratings outlook for the Company or any of its subsidiaries; or

•	any change or effect arising from any requirements imposed by any governmental entities as a condition to obtaining the required statutory or state agency approvals for the merger.

The following events are also excluded in determining whether a material adverse effect on the Company and its subsidiaries has occurred, but will be taken into account to the extent such matters disproportionately affect the Company and its subsidiaries as compared to other entities engaged in the relevant business in the geographic area affected by such event:

•	any change or condition affecting any industry in which we or any of our subsidiaries operate, including electric generating, transmission, distribution, natural gas transmission and distribution, construction and performance contracting industries (including, in each case, any changes in the operations thereof);

•	any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical areas;

•	any change or condition affecting the market for commodities, including any change in the price or availability of commodities;

•	any change in applicable law, regulation or United States generally accepted accounting principles (“GAAP”) (or authoritative interpretation thereof);

•	geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of the merger agreement;

•	any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor, including any change in commodity prices; or

•	any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development.

The Company’s Conduct of Business Before Completion of the Merger

Pursuant to the terms of the merger agreement, we have agreed, until the effective time of the merger and except as required or contemplated by the merger agreement, as consented to in writing by CenterPoint Energy or as otherwise required by applicable law or the regulations of the NYSE, to and to cause our subsidiaries to:

•	conduct our operations in the ordinary course of business in all material respects; and

•	use commercially reasonable efforts to preserve intact our business organization and existing relationships with employees, customers, suppliers and certain governmental entities.

In addition, we agreed that, until the effective time of the merger, except as required or contemplated by the merger agreement, as consented to in writing by CenterPoint Energy, as otherwise required by applicable law or regulations of the NYSE or for those items listed in our disclosure letter that have been excepted from the interim operating covenants, we will not (and will not permit our subsidiaries to):

•

declare or pay any dividends, subject to certain exceptions including (1) regular quarterly cash dividends payable by the Company in respect of shares of our common stock not in excess of (A) $0.45 per share for quarterly dividends declared before October 31, 2018, and (B) $0.48 per share for quarterly dividends declared on or after October 31, 2018, in each case, on a schedule consistent with our past practice, (2) dividend equivalents accrued or payable by the Company with respect to certain equity awards of the Company, (3) dividends and distributions by any direct or indirect subsidiary of ours to the Company or a subsidiary of the Company that it, directly or indirectly, wholly owns, and (4) a “stub period” dividend to holders of our common stock as of immediately prior to the effective time of the merger equal to the product of (A) the number of days from the record date for payment of the last quarterly dividend paid by us prior to the effective time of the merger and (B) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the effective time of the merger by ninety-one (91);

•	amend any of its organizational documents, including its articles of incorporation or By-Laws or equivalent organizational documents (except for immaterial or ministerial amendments);

•	split, combine, consolidate, subdivide or reclassify any of its capital stock or other equity interests or voting securities, except for transactions exclusively among the Company and its wholly-owned subsidiaries and as otherwise permitted by the merger agreement;

•	repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock, equity interests or voting securities of ours or any of our subsidiaries or securities of ours or our subsidiaries convertible into such securities, except for (1) an acquisition by us of shares of our common stock in the open market to satisfy our obligations under certain benefit plans or our dividend reinvestment plan and (2) the withholding of shares of our common stock to satisfy certain tax obligations with respect to certain equity award grants;

•	issue equity securities or voting debt, subject to certain exceptions including (1) the settlement of certain equity awards with respect to shares of our common stock or (2) so long as our stock plan is amended in accordance with the terms of the merger agreement, grants of certain equity awards in the ordinary course of business and consistent with past practice or as otherwise permitted by the merger agreement;

•	(1) grant to any current or former director, officer or employee any increase in (A) compensation or benefits, except in the ordinary course of business and consistent with past practice and market practice, provided, that, with respect to senior employees at director-level and above (“senior employees”), (i) such compensation increases will not exceed 3% of the aggregate base salaries paid to senior employees in 2018 and (ii) no compensation increase for any senior employee will exceed 5% of such senior employee’s base salary as of the date of the merger agreement, or (B) change-of-control, severance, retention or termination pay, or enter into, amend or waive any of the foregoing, (2) grant any additional awards under the Energy Systems Group, LLC Long-Term Incentive Plan (except that we may establish and make grants under the Energy Systems Group, LLC Long Term Incentive Plan with target dollar values not to exceed $800,000 in the aggregate to be effective January 1, 2019 with the target award prorated based on the closing date), (3) enter into, materially amend, terminate, withdraw from or waive any material provision of any union contract, multiemployer plan or benefit plan or agreement, except (x) in the ordinary course of business and consistent with past practice, (y) as required by law, or (z) as required by contractual obligations existing on or prior to the date of the merger agreement, (4) newly recognize any labor union as the bargaining representative of any employees of the Company or any subsidiary of the Company that is a utility, except as required by law, or (5) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any benefit plan or agreement, except, in the case of each of clauses (1) through (5), for actions required pursuant to the terms of any of our existing benefit plans or agreements or as required by the merger agreement;

•	hire or terminate (other than for cause) any employee of the Company or any subsidiary of the Company who is or would be a senior employee;

•	make any material change in accounting methods, except to the extent as may be required by a change in applicable law or GAAP or by any governmental authority;

•	make any acquisition, disposition, sale or transfer of an asset or business (including by merger, consolidation or acquisition of equity interests or assets), except for (1) any acquisition of equipment, inventory or similar items in the ordinary course of business or (2) any disposition of obsolete equipment in the ordinary course of business;

•	incur any indebtedness except for (1) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or (2) indebtedness incurred in accordance with any near term financing plans necessary in connection with a possible acceleration of capital expenditures, provided, that (A) prior to receiving such financing, we will consult with CenterPoint Energy with respect to the form, terms and any related interest rate risk management of the financing, (B) in no event will the financing (or any contract related to such financing) include any term or provision pursuant to which the consummation of the merger or the other transactions contemplated by the merger agreement would reasonably be expected to result in a breach, default or event of default with respect to such financing or permit the holders of any indebtedness of the Company or any subsidiary of the Company to accelerate payment of such financing or require the Company or any of its subsidiaries to voluntarily or involuntarily redeem, repurchase or repay such financing prior to its scheduled maturity, and (C) in no event will the total indebtedness of the Company and its subsidiaries exceed (i) $2.534 billion as of December 31, 2018, (ii) $2.7 billion for the period between January 1, 2019 and June 30, 2019 or (iii) $2.8 billion after June 30, 2019;

•	make any capital expenditure, except for (1) certain expenditures contemplated by our capital plan plus a 10 percent variance for each principal category set forth therein, (2) additional expenditures not set forth in such plan which do not exceed $50 million in the aggregate in any 12 month period or (3) capital expenditures related to operational emergencies, equipment failures or power outages, provided that we will provide CenterPoint Energy notice of such action taken as soon as reasonably practicable thereafter;

•	enter into, modify or amend in any material respect, waive or terminate any contract of the type required to be filed by us as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by us in connection with the merger agreement, except for (1) modifications, amendments, waivers or terminations in the ordinary course of business or (2) a termination without material penalty to us or any applicable subsidiary;

•	enter into, modify or amend in any material respect any contractual guarantee, support agreement or similar arrangement except in the ordinary course of business;

•	make or change any material tax election, change in any material respect any method of tax accounting, settle or compromise any material tax liability, audit or other proceeding, compromise or surrender any tax refund, credit or other similar benefit, or enter into any closing agreements relating to a material amount of taxes, amend any material tax return or grant any waiver or extension of any statute of limitations with respect to any material tax (other than extensions of time to file tax returns obtained in the ordinary course of business);

•	waive, release, assign or settle any claims against us or our subsidiaries, except for those that do not relate to any shareholder litigation in connection with the merger agreement or the merger that is brought against us or our Board and that (1) with respect to money damages, where such damages do not exceed (A) the amount reflected on our financial statements or (B) $10 million in the aggregate, or (2) with respect to non-money damages, where such damages would not be expected to have a material adverse effect on, or involve an admission of criminal wrongdoing by, the Company or its subsidiaries;

•	effectuate a “plant closing” or “mass layoff” as each term is defined in the Workers Adjustment and Retraining Notification Act;

•	enter into a new line of business or cease operations of an existing line of business;

•	adopt or recommend a plan or agreement of complete or partial liquidation or dissolution, restructuring or other reorganization, except for any such transactions between or among the Company and its wholly-owned subsidiaries;

•	materially change any energy price risk management and marketing of energy parameters, limits and guidelines or enter into any physical commodity transactions, options transactions or derivative transactions other than as permitted by our current parameters, limits and guidelines;

•	fail to maintain, terminate or cancel any material insurance coverage maintained by the Company or any of its subsidiaries with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms;

•	except as otherwise permitted under the merger agreement, initiate or pursue any regulatory or other proceedings with or before any governmental entity; or

•	enter into any contract, agreement or undertaking to do any of the foregoing.

Notwithstanding the foregoing, we may, and may cause our subsidiaries to, take reasonable actions in compliance with applicable laws with respect to any operational emergencies, equipment failures, outages, or immediate threats to the health or safety of natural persons, provided, that, (1) we will provide CenterPoint Energy with notice of such action taken as soon as reasonably practicable thereafter and (2) such actions will be made, taking all of the relevant circumstances into account, in accordance with the practices approved by a significant portion of the electric generating, or gas or electric transmission or distribution industries, as applicable. In addition, until the consummation of the merger, we will exercise complete control and supervision over our operations and those of our subsidiaries, in each case in compliance with the terms of the merger agreement.

Company is Prohibited from Soliciting Other Offers; Superior Proposal

Under the terms of the merger agreement, subject to certain exceptions described below, we have agreed that we will not, will cause our affiliates not to and will use our reasonable best efforts to cause our representatives not to, either directly or indirectly:

•	solicit, initiate, or knowingly encourage, induce or facilitate any Company takeover proposal (as defined below) or any inquiry or proposal that would reasonably be expected to lead to a Company takeover proposal;

•	participate in any discussions or negotiations with any person (except for CenterPoint Energy and its affiliates and its and their respective representatives) regarding, or furnish to any such person, any nonpublic information with respect to, or cooperate in any way with any such person with respect to, any Company takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a Company takeover proposal; or

•	authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow us or any of our affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Company takeover proposal, or requiring, or that would reasonably be expected to cause, us to abandon or terminate the merger agreement.

A Company takeover proposal is any offer or proposal concerning:

•	any merger, consolidation, share exchange or other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company;

•	a sale, lease, contribution or other disposition, directly or indirectly, by merger, consolidation, share exchange or other business combination, partnership, joint venture, sale of capital stock or of other equity interests, of any business or assets of the Company or its subsidiaries representing 20 percent or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole;

•	an issuance, sale or other disposition, directly or indirectly, to any person (or the shareholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20 percent or more of the voting power of the Company; or

•	a transaction (including any tender offer or exchange offer) in which any person (or the shareholders of any person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20 percent or more of any class of capital stock of the Company; or

•	any combination of the transactions described above, in each case, other than the merger.

Notwithstanding the foregoing, at any time prior to obtaining approval of the Merger proposal by the affirmative vote of the holders of a majority of all of the outstanding shares of Company common stock entitled to vote at the special meeting (the “Company shareholder approval”), in response to a bona fide written Company takeover proposal that did not result from a material breach of our non-solicitation obligations and which the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) to be, or to be reasonably likely to lead to, a Company superior proposal (as defined below), we may (1) furnish information with respect to us and our subsidiaries to the person making such Company takeover proposal and its representatives (provided that all such information has previously been provided to CenterPoint Energy or is provided to CenterPoint Energy prior to or concurrently with the provision of such information to such person) pursuant to a customary confidentiality agreement that does not restrict us from complying with our obligations under the merger agreement, and (2) participate in discussions or negotiations with the person making such Company takeover proposal (and its representatives) regarding such Company takeover proposal.

Additionally, we are obligated to provide oral and written notice promptly (and in any event no later than the later of 24 hours or 5:00 p.m. New York City time on the next business day) to CenterPoint Energy of any Company takeover proposal, the material terms and conditions of any such Company takeover proposal and the identity of the person making any such Company takeover proposal. In addition, we are obligated to keep CenterPoint Energy reasonably informed in all material respects on a reasonably current basis (and in any event no later than the later of 24 hours or 5:00 p.m. New York City time on the next business day) of the material terms and status (including any change to such terms) of any Company takeover proposal.

As defined under the merger agreement, a Company superior proposal means a bona fide written Company takeover proposal (with all of the references to 20 percent in the definition of Company takeover proposal described above adjusted to increase the percentages referenced therein to 50.1 percent) that the Board determines in good faith (after consultation with its financial advisors and outside counsel), taking into account all legal, financial, regulatory, timing and other aspects of the proposal, the identity of the person making the proposal and any financing required for such proposal, the ability of the person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the Board, that such proposal is more favorable to the holders of our common stock than the transactions contemplated by the merger agreement, after taking into account any revisions to the terms of the merger agreement that are committed to in writing by CenterPoint Energy.

Obligation of the Board with Respect to Its Recommendation

In the merger agreement, the Board has agreed not to (1) withdraw, change, qualify, withhold, or modify in any manner adverse to CenterPoint Energy, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to CenterPoint Energy, its recommendation that our shareholders should approve the Merger proposal, (2) adopt, approve or recommend, or propose to adopt, approve or recommend, any other Company takeover proposal, (3) fail to include in the proxy statement its recommendation that our shareholders approve the Merger proposal and (4) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or certain customary communications as contemplated by SEC rules issued under the Exchange Act).

However, at any time prior to obtaining the Company shareholder approval, the Board may make a change of recommendation (1) upon the occurrence of an intervening event, change or other development that (A) was unknown to the Board as of the date of the merger agreement (or, if known, the magnitude or material consequences of which were not known to or understood by the Board), (B) becomes known to or understood by the Board prior to obtaining Company shareholder approval and (C) has or would reasonably be expected to have a material beneficial effect on the Company and its subsidiaries, taken as a whole, or (2) upon receipt of a Company superior proposal that did not result from a material breach of our non-solicitation obligation, in each case, if all of the following conditions are met:

•	the Board determines in good faith after consultation with outside legal counsel and a financial adviser that the failure to make such a recommendation change would reasonably likely be inconsistent with its fiduciary duties under applicable law;

•	the Board provides CenterPoint Energy four business days’ written notice of its intent to make such a recommendation change, specifying its reasons therefor; and

•	during such four business day period, we negotiate in good faith with CenterPoint Energy regarding any revisions to the merger agreement that CenterPoint Energy proposes to make.

In the event that (1) the change of recommendation by the Board was proposed to have been made in response to another Company takeover proposal and (2) CenterPoint Energy has committed in writing to any changes to the terms of the merger agreement, and subsequent to such commitment a material revision or amendment is made to the Company takeover proposal that had led to such change of recommendation, the Board must again comply with the foregoing conditions, except that the negotiation period will be reduced to two business days.

Nothing contained in the merger agreement prohibits us from (1) complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or (2) making any disclosure to its shareholders if the Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its obligations under applicable law.

Reasonable Best Efforts to Complete the Merger

Under the terms of the merger agreement, each of CenterPoint Energy and the Company has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to cause the conditions to the merger to be satisfied and the transactions contemplated by the merger agreement to be effected as promptly as reasonably practicable, including:

•	making all necessary filings with governmental entities or third parties, including the filing of a Notification and Report Form pursuant to the HSR Act;

•	obtaining any consents, licenses, permits, waivers, approvals, authorizations or orders that are necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement; and

•	executing and delivering any additional instruments that are necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement.

Under the terms of the merger agreement, CenterPoint Energy is prohibited from, and must cause its affiliates to refrain from, taking any action, including acquiring any asset, property, business or person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that could reasonably be expected to materially increase the risk of not obtaining or making any consent or filing required for the consummation of the merger. In addition, CenterPoint Energy is required to use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by any governmental entity so as to enable the merger to be consummated as soon as reasonably possible.

The Company and CenterPoint Energy have agreed to cooperate with each other in determining whether any action or filing is required in connection with the merger and in seeking any such actions, consents, approvals or waivers or making any such filings. Under the terms of the merger agreement, CenterPoint Energy has primary responsibility for scheduling and conducting any meeting with any governmental entity, coordinating and making any applications and filings with, and resolving any investigation or other inquiry of, any agency or other governmental entity, and for obtaining all required approvals, consents, permits and other approvals and confirmations from any governmental entity necessary, proper or advisable to consummate the merger; provided that, CenterPoint Energy has agreed to consult with us reasonably in advance of taking any such action. CenterPoint Energy will promptly notify us and we will notify CenterPoint Energy of any notice or other communication from any person alleging that such person’s consent is or may be required in connection with the merger.

However, notwithstanding the foregoing obligations, CenterPoint Energy will not be obligated to, and we will not be permitted (without the prior written consent of CenterPoint Energy) to, undertake any efforts or take any action that, individually or in the aggregate, would result in, or would reasonably be expected to result in, a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of the Company and its subsidiaries, taken as a whole, or CenterPoint Energy and its subsidiaries, taken as a whole; provided, that for this purpose CenterPoint Energy and its subsidiaries, after giving effect to the merger will be deemed a consolidated group of entities of the size and scale of a hypothetical company that is one hundred percent of the size of the Company and its subsidiaries taken as a whole at the date of the merger agreement.

Access to Information

Under the terms of the merger agreement, we agree to, and will cause our subsidiaries to, afford CenterPoint Energy and its representatives reasonable access (at CenterPoint Energy’s sole cost and expense) during normal business hours and upon reasonable advance notice, to our material properties, books, contracts, commitments, personnel and records. In addition, we will, and will cause our subsidiaries to, make available promptly to CenterPoint Energy to the extent not publicly available, a copy of each material filing made by it, during the period from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, pursuant to the requirements of securities laws or filed with or sent to the SEC, the IURC, the PUCO or any other governmental entity. Notwithstanding the obligations described above, we are not required to afford such access or furnish information to the extent that it believes that doing so would result in the loss of attorney-client privilege, violate confidentiality obligations or is otherwise commercially sensitive (as determined in our reasonable discretion).

CenterPoint Energy and the Company are required to comply, and cause their respective subsidiaries and representatives to comply, with their respective obligations under the confidentiality agreement executed by CenterPoint Energy and the Company dated as of January 29, 2018, as amended.

Director and Officer Indemnification and Insurance

Under the terms of the merger agreement, following the effective time of the merger, CenterPoint Energy has agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing at the time of execution of the merger agreement in favor of our current or former directors, officers or employees and our subsidiaries as provided in our applicable indemnity documentation and any indemnification or other similar contracts of the Company or any of its subsidiaries, in each case, as in effect on the date of the merger agreement, will continue in full force and effect in accordance with their terms and CenterPoint Energy will cause the surviving corporation and our subsidiaries to perform their respective obligations thereunder. In addition, the surviving corporation has agreed that it will indemnify and hold harmless each individual who is, as of the date of the merger agreement, or who becomes prior to the effective time of the merger, a director, officer or employee of the Company or any of its subsidiaries or who was serving as of the date of the merger agreement, or who began serving prior to the effective time of the merger, at the request of the Company or any of its subsidiaries as a director, officer or employee of another person.

CenterPoint Energy has also agreed to advance expenses incurred in the defense of any claim or investigation related thereto; provided that (1) any person seeking advancement of expenses will first provide an undertaking to CenterPoint Energy, if and only to the extent required by applicable law or the surviving corporation’s organizational documents, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (2) the surviving corporation will cooperate in good faith in the defense of any such matter.

Under the terms of the merger agreement, for a period of six years from the effective time of the merger, the surviving corporation will either maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by us or our subsidiaries or provide substitute policies for the Company and our current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by us, in either case, in amounts not less than the existing coverage and having other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by us with respect to claims arising from facts or events that occurred on or before the effective time of the merger. If the surviving corporation is unable to purchase such policy, it must obtain as much comparable insurance as possible for the years within such six-year period in respect of each policy year within such period. However, the surviving corporation will not be required to pay annual premiums in excess of 300 percent of the last annual premium paid by us for such policies.

Employee Matters

Under the terms of the merger agreement, CenterPoint Energy has agreed, and will cause the surviving corporation to, for two years following the effective time of the merger, provide each Company employee (as defined below) with (1) the same or better employment responsibilities in the same location or within 50 miles of the same location as held by the Company employee immediately prior to the effective time of the merger, unless such change in responsibilities or location is consented to by the Company employee, (2) a base salary or wage rate and short-term incentive compensation target opportunities that are no less favorable, in the aggregate, than that provided to the Company employee immediately prior to the effective time of the merger, and (3) employee benefits that are substantially comparable, in the aggregate, to those provided to the Company employee immediately prior to the effective time of the merger. However, these protections will not alter the at-will employment relationship of CenterPoint Energy and each Company employee.

For two years following the effective time of the merger, CenterPoint Energy will, and will cause the surviving corporation to, provide each eligible Company employee who experiences a termination of employment by the surviving corporation without “cause”, or if applicable, by the Company employee for “good reason” (as each such term is defined under the applicable severance arrangement) severance benefits that are no less than the sum of (1) those applicable to eligible Company employees pursuant to either (A) our general severance benefit guidelines, (B) our severance plan for executive officers, as in effect immediately prior to the effective time of the merger or (C) an individual written agreement that provides for severance payments during the two years following the effective time of the merger and (2) continuation of base salary or wages for the balance of the two years following the effective time of the merger and continued payment of employer premiums for health benefits that an eligible Company employee elects to continue pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; provided, that, the terms of this sentence shall not apply to the officers of the Company or officers of VUHI or subsidiaries of VUHI with an employment, change of control, severance or similar agreement (whether or not such agreement would be triggered by the transaction contemplated by the merger agreement).

However, a Company employee will be eligible for severance benefits as described above only if (1) such Company employee does not leave voluntarily other than for “good reason”, if applicable, (including voluntary resignation or retirement) or, is not discharged due to misconduct, including, but not limited to, a violation of employment policies of CenterPoint Energy or the surviving corporation and (2) the Company employee executes and does not revoke a release and waiver of all claims in favor of CenterPoint Energy, the surviving corporation and their affiliates. In addition, CenterPoint Energy or the surviving corporation may terminate the employment of any Company employee at any time, with or without cause.

Further, the merger agreement provides that, subject to certain exceptions, CenterPoint Energy will or will cause the surviving corporation to, for the fiscal year in which the effective time of the merger occurs and with respect to annual cash bonuses payable under our stock plan or incentive plan as soon as practicable following the effective time of the merger pay each Company employee a pro-rated annual cash bonus for such fiscal year in an amount determined based on the target annual cash bonus payable under our stock plan or incentive plan, with such pro-rated amount based on the portion of such fiscal year completed as of the effective time of the merger. In addition, for the portion of such fiscal year following the effective time of the merger, each Company employee who is paid a pro-rated bonus as described above will be eligible for a pro-rated annual cash bonus with an annualized target value no less favorable than the target annual cash bonus that such Company employee was eligible for immediately prior to the effective time of the merger, subject to performance criteria determined by CenterPoint Energy and the surviving corporation.

Promptly following the effective time of the merger, CenterPoint Energy has agreed that it will issue a replacement award, on terms and conditions that it determines, to each Company employee (1) who received May 2018 or 2019 stock units pursuant to the terms of the merger agreement, a portion of which is cancelled upon the consummation of the merger pursuant to the terms of such grant, (2) who remains an employee of the surviving corporation or a subsidiary of the Company after the effective time of the merger and (3) is equity-eligible (as determined by CenterPoint Energy in accordance with its policies).

With respect to all employee benefit plans of CenterPoint Energy, the surviving corporation or any of their subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) (including any vacation, paid time-off and severance plans), the merger agreement provides that each Company employee’s service with us or any of our subsidiaries (as well as service with any predecessor employer of ours or any such subsidiary of ours, to the extent service with the predecessor employer was recognized by us or such subsidiary of ours and is accurately reflected within a Company employee’s records) will be treated as service with CenterPoint Energy, the surviving corporation or any of their subsidiaries for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, except (1) to the extent that such service was not recognized under our corresponding benefit plan immediately prior to the effective time of the merger, (2) for purposes of any defined benefit plan accruals or (3) to the extent that such recognition would result in any duplication of benefits for the same period of service.

Under the terms of the merger agreement, a Company employee means each individual who is employed by us or one of our subsidiaries immediately prior to the effective time of the merger and who remains employed thereafter by the surviving corporation, CenterPoint Energy or any of their subsidiaries, so long as such employee is not covered by any union contract.

Financing and Financing Cooperation

The merger is not conditioned upon receipt of financing by CenterPoint Energy or Merger Sub.

CenterPoint Energy has agreed to use its reasonable best efforts to, and to use its reasonable best efforts to cause its affiliates to, as promptly as possible, consummate and obtain financing, including maintaining and complying with all of its obligations under that certain commitment letter and that certain fee letter, each as entered into among CenterPoint Energy, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc. CenterPoint Energy has agreed to keep us reasonably informed on a current and timely basis of the status of CenterPoint Energy’s efforts to obtain the financing and to satisfy the conditions thereof, including advising and updating us, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the financing, and to give us prompt written notice of any material breach, default, termination or repudiation by any party to the commitment letter or the fee letter.

We will use our reasonable best efforts to, and will cause our subsidiaries to, and will use our reasonable best efforts to cause our and our subsidiaries’ representatives to, cooperate with CenterPoint Energy in connection with the arrangement of the financing as reasonably requested by CenterPoint Energy. Under the terms of the merger agreement, we have no obligation to incur any costs, fees or liabilities with respect to the financing prior to the effective time of the merger. CenterPoint Energy has agreed to reimburse us for all reasonable and documented out-of-pocket costs incurred by us or any of our subsidiaries or any of our representatives or our subsidiaries in connection with our cooperation related to the financing and to indemnify and hold harmless the Company, and its subsidiaries and each of their respective officers, directors, employees, agents, representatives, successors and assigns from and against all damages, fees, costs and expenses suffered or incurred by them arising out of such cooperation or the financing and any information used in connection therewith, other than those costs, fees or liabilities resulting from our gross negligence, fraud or willful misconduct, that of our subsidiaries or any of our or their respective officers, directors, employees, agents, representatives, successors and assigns.

Post-Merger Management and Activities

Under the merger agreement, CenterPoint Energy has agreed that, subject to the occurrence of the effective time of the merger, it will:

•	cause the surviving corporation to retain the “Vectren Corporation” name, as a CenterPoint company, for a minimum of five years after the effective time of the merger;

•	establish its headquarters for the companies’ combined gas operations in Evansville, Indiana for a minimum of three years after the effective time of the merger;

•	establish the chief business officer of SIGECO as a new direct report to the Chief Executive Officer of CenterPoint Energy;

•	center its integration efforts with respect to the merger in Evansville, Indiana, including establishing teams co-led by employees of CenterPoint Energy and Company employees;

•	cause the surviving corporation to retain key operational activities in support of our subsidiaries that are utilities in Evansville, Indiana after the effective time of the merger;

•	cause the surviving corporation to remain active in community efforts, including continued support of ongoing participation of Company employees on local boards after the effective time of the merger; and

•	cause the surviving corporation to (1) increase contributions to the Vectren Foundation by a minimum of $3 million per year in the aggregate for a minimum of five years after the effective time of the merger, (2) retain the headquarters of the Vectren Foundation in Evansville, Indiana and (3) cause the Vectren Foundation to remain an Indiana nonprofit corporation.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	approval of the Merger proposal by our shareholders;

•	the absence of any law or judgment, whether preliminary, temporary or permanent, in effect that prevents, makes illegal or prohibits the consummation of the merger;

•	receipt, at or prior to the effective time of the merger, of all required governmental approvals, including the expiration or termination of any waiting period applicable to the merger, and all such approvals being final;

•	receipt of the Required State Approvals, including a final order of each of the IURC and the PUCO approving, denying or dismissing the matters addressed in an application relating to money pool agreements, corporate services agreements and related cost allocations, other affiliate agreements, affiliate guidelines and related matters, the maintenance of books and records outside of the state of Indiana and other ancillary matters related to the merger; and

•	the absence of any change in applicable law that would require the approval of the IURC or the PUCO prior to the consummation of the transactions contemplated under the merger agreement, including the merger, unless a final approval from the IURC or the PUCO, as applicable, has already been obtained.

Conditions to CenterPoint Energy’s and Merger Sub’s Obligations. The obligation of CenterPoint Energy and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	(1) the representations and warranties of the Company in the merger agreement (with specified exceptions) must be true and correct as of the date of the merger agreement and as of the effective time of the merger as though made at the effective time of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, that such representations and warranties will be deemed to be true and correct so long as any failure of such representations and warranties to be true and correct has not had and would not reasonably be expected have, individually or in the aggregate, a material adverse effect on the Company (without giving effect to any materiality or material adverse effect qualifications); (2) the representations and warranties of the Company regarding capitalization must be true and correct, in each case, as of the date of the merger agreement and as of the closing date of the merger as though made at the closing date of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of any such representation or warranty of CenterPoint Energy or Merger Sub to be true or correct would be de minimis; and (3) the representations and warranties of the Company must be true and correct in all respects as of the date of the merger agreement and as of the closing of the merger as though made at the closing of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date) regarding (A) the organization, standing and power of the Company and its subsidiaries, (B) our authority to consummate the merger as contemplated under the merger agreement, (C) the inapplicability of anti-takeover statutes or regulations or anti-takeover related provisions set forth in our articles of incorporation or By-Laws and (D) brokers’ fees and expenses;

•	We must have performed, in all material respects, all covenants and agreements required to be performed by us under the merger agreement at or prior to the closing of the merger;

•	Since April 21, 2018, there must not have occurred any material adverse effect on the Company or any event or development which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company;

•	No applicable law, judgment, or required statutory or state approval shall impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions that constitute, or would reasonably be expected to constitute, a Burdensome Condition; and

•	CenterPoint Energy must have received a certificate signed on our behalf by an executive officer certifying the satisfaction by us of the conditions in the merger agreement regarding the truth and correctness of the representations and warranties of the Company contained in the merger agreement, our performance of the covenants and agreements required to be performed by it under the merger agreement and the absence of any material adverse effect on us since April 21, 2018.

Conditions to the Company’s Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	(1) the representations and warranties of CenterPoint Energy and Merger Sub in the merger agreement (with specified exceptions) must be true and correct at and as of the date of the merger agreement and as of the effective time of the merger as though made at the effective time of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, that such representations and warranties will be deemed to be true and correct so long as any failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CenterPoint Energy (without giving effect to any materiality or material adverse effect qualifications); and (2) the representations and warranties of CenterPoint Energy and Merger Sub regarding their respective organization, standing and power and the absence of any material adverse effect on each of CenterPoint Energy and Merger Sub since January 1, 2018 must be true and correct, in each case, as of the date of the merger agreement and as of the closing date of the merger as though made at the closing date of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of any such representation or warranty to be correct would be de minimis;

•	each of CenterPoint Energy and Merger Sub must have performed, in all material respects, all covenants and agreements required to be performed by it under the merger agreement at or prior to the closing of the merger; and

•	we must have received a certificate signed on behalf of CenterPoint Energy by an executive officer of CenterPoint Energy certifying the satisfaction by CenterPoint Energy and Merger Sub of the conditions in the merger agreement regarding the truth and correctness of the representations and warranties of CenterPoint Energy and Merger Sub contained in the merger agreement and the performance by CenterPoint Energy and Merger Sub of the covenants and agreements required to be performed by them under the merger agreement.

Each of CenterPoint Energy, Merger Sub and the Company may, to the extent permitted by applicable law, waive the conditions to the performance of its respective obligations under the merger agreement and complete the merger even though one or more of these conditions have not been met. We cannot give any assurance that all of the conditions of the merger will be either satisfied or waived or that the merger will occur.

Termination; Termination Fees; Expenses

Termination

The merger agreement may be terminated by either the Company or CenterPoint Energy in accordance with its terms at any time prior to the effective time of the merger, whether before or after the Company shareholder approval:

•	by mutual written consent of CenterPoint Energy and the Company;

•	by CenterPoint Energy or the Company if:

•

the closing of the merger is not completed by April 21, 2019 (the “end date”); provided that if, prior to the end date, all of the conditions to the closing of the merger set forth in the merger agreement have been satisfied or waived, or will then be capable of being satisfied (except for conditions regarding statutory approval, absence of legal restraints, absence of a change in law requiring approval from IURC or PUCO, and those conditions that by their nature are to be satisfied at the closing of the merger), either CenterPoint Energy or the Company may, prior to 5:00 p.m. New York City time on the end date, extend the end date to October 21, 2019, provided that neither party may avail itself of such right to extend the end date or terminate the merger agreement if it has breached any of its covenants or agreements in the merger agreement which has resulted in (1) the failure to satisfy the closing conditions prior to the end date or (2) the failure of the closing of the merger to have occurred prior to the end date;

•	the condition regarding the absence of legal restraints on the merger has not been satisfied and such legal restraint has become final and nonappealable, provided that neither party may avail itself of such right to terminate the merger agreement if it has breached its obligations under the merger agreement to use reasonable best efforts to obtain regulatory approvals; or

•	the Company shareholder approval is not obtained at the special meeting of our shareholders, or at any adjournment of such meeting.

The merger agreement may be terminated in accordance with its terms by CenterPoint Energy as follows:

•	at any time prior to the receipt of the Company shareholder approval, if the Board effects a change of its recommendation; or

•	if (1) there is a breach by us of our representations, warranties, covenants or agreements under the merger agreement such that the conditions relating to the accuracy of our representations and warranties and our performance or compliance with our covenants and agreements would not reasonably be capable of being satisfied, (2) CenterPoint Energy has delivered written notice to us of such breach and (3) such breach is not reasonably capable of being cured by the end date or such breach is not cured within 30 days after our receipt of CenterPoint Energy’s notice, provided CenterPoint Energy or Merger Sub is not then in material breach of any of its material representations, warranties or covenants under the merger agreement.

The merger agreement may be terminated in accordance with its terms by us as follows:

•	(1) at any time prior to the receipt of the Company shareholder approval, if the Board effects a change of recommendation with respect to a Company superior proposal and has approved, and we have entered into, an acquisition agreement providing for the implementation of such Company superior proposal in compliance with our obligations under the merger agreement, and we pay the applicable termination fee prior to or concurrently with such termination;

•	at any time prior to the effective time if (1) there is a breach by CenterPoint Energy or Merger Sub of its representations, warranties, covenants or agreements under the merger agreement such that the conditions relating to the accuracy of CenterPoint Energy’s and Merger Sub’s representations and warranties and CenterPoint Energy’s and Merger Sub’s performance or compliance with its covenants and agreements would not reasonably be capable of being satisfied, (2) we have delivered written notice to CenterPoint Energy of such breach and (3) such breach is not reasonably capable of being cured by the end date or such breach is not cured within 30 days after CenterPoint Energy’s receipt of our notice, provided we are not then in material breach of any of its material representations, warranties or covenants under the merger agreement; or

•	if (1) all of the conditions set forth in the merger agreement have been satisfied or waived in accordance with the terms of the merger agreement as of the date that the merger should have closed (except for those conditions that by their terms are to be satisfied at the closing of the merger), (2) CenterPoint Energy and Merger Sub do not consummate the merger on the day that the merger should have been consummated pursuant to the terms of the merger agreement, (3) we have delivered to CenterPoint Energy an irrevocable notice that we stand ready, willing and able to consummate the closing of the merger, and (4) CenterPoint Energy and Merger Sub fail to consummate the merger within five business days following their receipt of written notice from us requesting such consummation.

Termination Fees

Under the terms of the merger agreement, CenterPoint Energy must pay us a termination fee in cash equal to $210 million in the event that:

•	CenterPoint Energy or the Company exercises its right to terminate the merger agreement as a result of a failure to close by the end date and, at the time of such termination, any of the following conditions exist: (1) the failure to receive the required regulatory approvals, (2) a change in law requiring approvals from the IURC or the PUCO, (3) legal restraints making illegal or prohibiting the consummation of the merger in connection with any required regulatory approvals, the approvals of the IURC or the PUCO or any assertion of jurisdiction by any state regulatory commission or (4) a Burdensome Condition; provided that all other conditions to consummation of the merger have been satisfied (or are capable of being satisfied);

•	CenterPoint Energy or the Company exercises its right to terminate the merger agreement as a result of the existence of legal restraints to the merger such that the corresponding condition to consummation of the merger has not been satisfied and such legal restraint has become final and nonappealable; provided that the applicable legal restraint giving rise to such termination arises in connection with the required regulatory approvals or any assertion of jurisdiction by any state regulatory commission, and provided that all other conditions to consummation of the merger have been satisfied (or are capable of being satisfied);

•	we exercise our right to terminate the merger agreement based on a failure of CenterPoint Energy to perform its covenants or agreements under the merger agreement pertaining to obtaining required approvals and consents; provided that all other conditions to consummation of the merger have been satisfied (or are capable of being satisfied); or

•	we exercise our right to terminate the merger agreement based on (1) the failure of the merger to be consummated on the day it should have been consummated under the terms of the merger agreement when all conditions to closing set forth in the merger agreement have been satisfied or waived, (2) us having provided CenterPoint Energy with notice that we are willing and able to consummate the merger and (3) CenterPoint Energy and Merger Sub having failed to consummate the merger within five business days following their receipt of written notice from us requesting such consummation.

Under the terms of the merger agreement, we must pay CenterPoint Energy a termination fee equal to $150 million in the event that:

•	we terminate the merger agreement in order to enter into an agreement relating to a Company superior proposal;

•	CenterPoint Energy exercises its right to terminate the merger agreement based on the Board having effected a change of recommendation in respect of the merger; or

•	the merger agreement is terminated (1) either (A) by CenterPoint Energy or the Company because the closing has not occurred by the end date (but only if the termination fee is not also payable by CenterPoint Energy for failure to consummate the merger after all conditions have been satisfied as described above) or the Company shareholder approval is not obtained, or (B) by CenterPoint Energy, if we are in breach of our representations, warranties, covenants or agreements under the merger agreement such that the closing conditions related thereto cannot be satisfied and such breach is not reasonably capable of being cured by the end date or is not cured within 30 days after our receipt of notice of breach, (2) prior to our shareholder meeting or, in the case of a failure to close by the end date or a breach of our representations, warranties, covenants or agreements giving rise to CenterPoint Energy’s right to terminate, prior to such termination, a Company takeover proposal is made to us or our Board or is publicly disclosed and not withdrawn, and (3) within twelve months after termination of the merger agreement, we enter into a definitive agreement or consummate a transaction with respect to a Company takeover proposal.

Expenses

Except as described in the merger agreement, each party will bear its own expenses in connection with the merger.

Miscellaneous

Specific Performance

The parties are entitled to an injunction, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement by petition to the courts of the State of Indiana located in Marion County, or, if applicable, the U.S. District Court for the Southern District of Indiana, and such remedy is in addition to any other remedy to which the parties are entitled at law or in equity. The parties have agreed that each party will be entitled to seek specific performance to prevent or cure breaches of the merger agreement and enforce specifically the terms of the merger agreement, including the obligation to effect the consummation of the merger.

Amendment

The merger agreement may be amended, at any time before or after receipt of the Company shareholder approval, by CenterPoint Energy, the Company and Merger Sub; provided, however, that (1) after adoption of the merger agreement by our shareholders, amendments that by law require further shareholder approval or authorization may be made only with such further approval or authorization of our shareholders, (2) the merger agreement may not be amended after the effective time of the merger, (3) no amendment may require the approval of CenterPoint Energy’s shareholders or our shareholders, except as provided above, and (4) no amendment or waiver to any provision of the merger agreement of which the financing parties are expressly made third-party beneficiaries may be effective without the written consent of such financing parties. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

POST-MERGER GOVERNANCE AND MANAGEMENT

This section of this proxy statement describes the material governance and management arrangements that will apply to us upon completion of the merger.

Corporate Offices

Upon completion of the merger, the surviving corporation in the merger will establish a combined gas headquarters and maintain Indiana electric operations in Evansville, Indiana.

Governance Matters

Upon completion of the merger, CenterPoint Energy will:

•	cause the surviving corporation in the merger to retain the Vectren Corporation name, as a CenterPoint company for a minimum of five years after the effective time of the merger;

•	establish its headquarters for the companies’ combined gas operations in Evansville, Indiana for a minimum of three years after the effective time of the merger and maintain the headquarters of Indiana electric operations in Evansville, Indiana;

•	establish the chief business officer of SIGECO as a new direct report to the Chief Executive Officer of CenterPoint Energy;

•	center its integration efforts with respect to the merger in Evansville, Indiana with a series of teams co-lead by the Company and CenterPoint Energy employees;

•	cause the surviving corporation in the merger to retain key operational activities in support of our subsidiaries that are utilities in Evansville, Indiana after the merger;

•	cause the surviving corporation in the merger to remain active in community efforts, including continued support of ongoing participation of Company employees on local boards after the merger; and

•	cause the surviving corporation in the merger to increase contributions to the Vectren Foundation by a minimum of $3 million per year in the aggregate for a minimum of five years after the effective time of the merger and cause the surviving corporation in the merger to retain the headquarters of the Vectren Foundation in Evansville, Indiana and such foundation would remain an Indiana nonprofit corporation.

See “Additional Interest of the Company’s Directors and Executive Officers in the Merger” on page 48 for information on the surviving corporation’s board of directors and executive officers.

Dividends

We declared a dividend for the three months ended March 31, 2018 of $0.45 per share of common stock, reflecting an annualized dividend of $1.80 per share. We declared quarterly dividends of $0.42 per share of common stock for each of the first three quarters of 2017 and declared a quarterly dividend of $0.45 per share of common stock for the last quarter of 2017.

Under the terms of the merger agreement, we have agreed not to declare dividends, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by us in respect of shares of Company common stock on a schedule consistent with our past practices at the current payment rate of $0.45 for quarterly dividends declared before October 31, 2018 and at the increased payment rate of $0.48 for quarterly dividends declared on or after October 31, 2018, (2) dividend equivalents accrued or payable by us in respect of Company stock units payable in shares of Company common stock or whose value is determined with reference to the value of shares of Company common stock granted under the Company stock plan, (3) dividends and distributions by a direct or indirect Company subsidiary to us or a wholly-owned subsidiary of ours and (4) a “stub period” dividend to holders of record of Company common stock as of immediately prior to the effective time of the merger equal to the product of (x) the number of days from the record date for payment of the last quarterly dividend paid by us prior to the effective time of the merger, multiplied by (y) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the effective time of the merger by ninety-one.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Our common stock is traded on the NYSE under the symbol “VVC.”

The following table sets forth, during the periods indicated, the high and low sales prices of our common stock as reported on the NYSE, and the cash dividends declared per share for the periods indicated:

	Market Price		Dividend Declared
	High	Low
Year ended December 31, 2016
First Quarter	$51.00	$39.43	$0.40
Second Quarter	$52.68	$46.98	$0.40
Third Quarter	$53.33	$47.87	$0.40
Fourth Quarter	$53.05	$46.52	$0.42
Year ended December 31, 2017
First Quarter	$59.03	$51.50	$0.42
Second Quarter	$62.79	$58.03	$0.42
Third Quarter	$68.30	$57.48	$0.42
Fourth Quarter	$69.86	$64.00	$0.45
Year ending December 31, 2018
First Quarter	$65.44	$58.00	$0.45
Second Quarter(1)	$70.90	$62.56	$0.45

(1)	For the quarter ended June 30, 2018, the high and low sales prices of our common stock is provided through June 14, 2018.

The closing price of the Company common stock on April 20, 2018, which was the last trading day prior to the announcement of the proposed merger between the Company and CenterPoint Energy, was $65.55 per share. The closing price of the Company common stock on August 21, 2017, which was the last trading day prior to media reports regarding takeover interest in the Company, was $61.31 per share. The merger consideration represents a 17.4 percent premium to such closing price. If adjusted for industry peer performance between August 21, 2017 and April 20, 2018, the merger consideration represents a 28.4 percent premium over such adjusted price of $56.07 per share. On June 14, 2018, the most recent practicable date before the filing of this proxy statement, the closing price for the Company common stock was $70.78 per share. You are encouraged to obtain current market quotations for the Company common stock prior to making any decision with respect to the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Company common stock beneficially owned by directors, NEOs, and all directors and NEOs as a group, as of May 31, 2018. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.

Name of Individuals or Identity of Group	Beneficial Ownership (1)	Phantom Stock Units (2)	Stock Unit Awards (3)	Total
Derrick Burks	1,000	0	1,582	2,582
Carl L. Chapman	52,634	35,269	150,298	238,201
James H. DeGraffenreidt, Jr.	8,451	0	1,582	10,033
John D. Engelbrecht	12,861	0	1,582	14,443
Anton H. George (4)	16,936	0	1,582	18,518
Robert G. Jones	2,327	12,541	1,582	16,450
Patrick K. Mullen	1,000	5,900	1,582	8,482
R. Daniel Sadlier	585	46,949	1,582	49,116
Michael L. Smith	2,184	17,100	1,582	20,866
Teresa J. Tanner	1,000	0	1,582	2,582
Jean L. Wojtowicz	16,035	16,349	1,582	33,966
M. Susan Hardwick	0	12,365	33,079	45,444
Eric J. Schach	0	22,626	46,227	68,853
Ronald E. Christian	4,869	39,922	34,159	78,950
Directors and Executive Officers As a Group (14 Persons)	119,882	209,021	279,583	608,486

(1)	No single director or NEO owned beneficially as of May 31, 2018, more than 0.06% of the common stock of the Company. All directors and NEOs owned beneficially an aggregate of 119,882 shares or 0.14% of common stock of the Company.
(2)	This column represents phantom securities held under our nonqualified deferred compensation plans, which are in the form of phantom stock units that are valued as if they were Company common stock. These phantom units are not included in the beneficial ownership column.
(3)	This column includes outstanding stock unit awards as of May 31, 2018. These stock unit awards are not included in the beneficial ownership column.
(4)	These totals do not include any shares held by certain charitable organizations and other corporations with which Mr. George is associated and to which he disclaims beneficial ownership.

According to information filed with the SEC, the following shareholders were beneficial owners of more than 5 percent of Company common stock as of May 31, 2018:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	8,703,229	10.5%

BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	8,338,163	10.0%

State Street Corporation (3) State Street Financial Center One Lincoln Center Boston, MA 02111	5,254,097	6.3%

(1)	Ownership based on the Schedule 13G filed by BlackRock, Inc. on January 23, 2018, which indicated 8,338,163 shares beneficially owned with sole voting power for 7,695,232 shares and sole investment power for all shares.
(2)	Ownership based on the Schedule 13G filed by the Vanguard Group on April 10, 2018, which indicated sole voting power for 55,720 shares, sole investment power for 8,636,610 shares, shared voting power for 30,457 shares, and shared investment power for 66,619 shares with its subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.
(3)	Ownership based on the Schedule 13G filed by State Street Corporation on February 13, 2018, which indicated shared voting power and shared investment power for all 5,254,097 shares with the following subsidiaries: State Street Bank and Trust Company; SSGA Funds Management, Inc.; State Street Global Advisor Trust Company; State Street Global Advisors Asia Ltd; State Street Global Advisors Singapore Ltd.; State Street Global Advisors Limited; State Street Global Advisors GmbH; State Street Global Advisors, Australia.

HOUSEHOLDING

As allowed under SEC rules, we are delivering only one copy of this proxy statement to multiple shareholders sharing an address unless it has received contrary instructions from one or more of the shareholders. Each such registered shareholder will continue to receive a separate proxy card. Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to any shareholder at a shared address to which a single copy of the document was delivered. If you are a shareholder and would like to request an additional copy of this proxy statement now or with respect to future mailings (or to request to receive only one copy of this proxy statement if you are currently receiving multiple copies), please contact the Shareholder Services Department by telephone at (800) 227-8625, by e-mail at investors@vectren.com or by mail at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of shareholders of Vectren Corporation. However, if the merger is not completed by the end date (or any extension thereof), our shareholders would continue to be entitled to attend and participate in our shareholders’ meetings and we will hold a 2019 annual meeting of shareholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2019 annual meeting will be held. If the 2019 annual meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2019 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and our By-Laws, as described below.

Under Rule 14a-8 promulgated pursuant to the Exchange Act, our shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2019 annual meeting of its shareholders by submitting their proposals to us in a timely manner. In order to be so included for the 2019 annual meeting, shareholder proposals must be received at our principal office, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708, Attention: Corporate Secretary, no later than November 22, 2018, and must otherwise comply with the requirements of Rule 14a-8.

If a shareholder desires to bring business before the 2019 annual meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in our By-Laws. A copy of these procedures is available upon request from the corporate secretary at the address referenced above. One of the procedural requirements in the By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting, even if such matter is already the subject of any notice to the shareholders or public disclosure from the Board. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, our principal office not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: a) the close of business on the 90th day prior to the actual date of shareholder meeting, or b) the close of business on the tenth day following the day on which the notice of the annual meeting is first publicly announced or disclosed. The shareholder’s notice must set forth (i) a brief description of the matter to be brought before the annual meeting, (ii) the name and address as they appear on the corporate records of the shareholder proposing the business, (iii) the number of shares of capital stock of the Company owned by the shareholder beneficially and of record together with a representation that the shareholder will notify us in writing of the class and number of such shares owned beneficially and of record for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, c) a description of any agreement, arrangement or understanding with respect to such proposal between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing together with a representation that the shareholder will notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, d) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any of its affiliates or associates with respect to shares of stock of the Company, together with a representation that the shareholder will notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, e) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal contained in the notice, f) a representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve the proposal and/or otherwise to solicit proxies from shareholders in support of such proposal, and (g) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

OTHER MATTERS

As of the date of this proxy statement, we do not expect a vote to be taken on any matters at the special meeting other than as described in this proxy statement. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other matters that properly come before the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. Our SEC filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in, or incorporated by reference in, this proxy statement. This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in connection with SEC rules). These documents contain important information about the Company and its financial position.

The following Vectren Corporation filings with the SEC are incorporated by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 21, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 2, 2018; and

•	our Current Reports on Form 8-K filed on February 20, 2018, February 21, 2018, April 23, 2018 and May 3, 2018.

We are also incorporating by reference additional documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting. We also incorporate by reference the merger agreement attached to this proxy statement as Annex A and the Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated attached to this proxy statement as Annex B.

If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement. Shareholders may obtain documents incorporated by reference into this proxy statement by requesting them in writing or by telephone at the following addresses and telephone number:

Vectren Corporation

One Vectren Square

211 N.W. Riverside Drive

Evansville, IN 47708

Investor Relations

vvcir@vectren.com

(800) 227-8625

If you would like to request documents from us, please do so by [●], 2018, in order to receive them before the special meeting.

You also can get more information by visiting our web site at www.vectren.com. Web site materials are not part of this proxy statement.

You should rely only on the information contained or incorporated by reference into this proxy statement to vote on the proposals to the shareholders in connection with the merger, as the case may be. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

VECTREN CORPORATION,

CENTERPOINT ENERGY, INC.

and

PACER MERGER SUB, INC.

Dated as of April 21, 2018

A-i

A-ii

Page
SECTION 9.10	Specific Enforcement	A-55
SECTION 9.11	Jurisdiction; Venue	A-55
SECTION 9.12	Waiver of Jury Trial	A-56
SECTION 9.13	Construction	A-56
SECTION 9.14	Liability of Financing Source Parties	A-56

Exhibit A – Definitions

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 21, 2018, is by and among VECTREN CORPORATION, an Indiana corporation (the “Company”), CENTERPOINT ENERGY, INC., a Texas corporation (the “Parent”), and PACER MERGER SUB, INC., an Indiana corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, the Parties intend that, upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”) in accordance with the Indiana Business Corporation Law (the “IBCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its shareholders, and has declared it advisable, for the Company to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger, (b) adopted and approved this Agreement and approved the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, in accordance with the IBCL, and (c) resolved to recommend the approval of the transactions contemplated hereby, including the Merger, to the Company’s shareholders and directed that this Agreement be submitted to the Company’s shareholders for approval at a duly held meeting of such shareholders for such purpose in accordance with the IBCL;

WHEREAS, the board of directors of Parent (the “Parent Board”) has (a) determined that it is in the best interests of Parent and its shareholders, and has declared it advisable, for Parent to enter into this Agreement and to consummate the transactions contemplated hereby and (b) adopted and approved this Agreement and approved Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein, in accordance with the Texas Business Organizations Code (the “TBOC”);

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub, and has declared it advisable, for Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger, (b) adopted and approved this Agreement and approved Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, in accordance with the IBCL, and (c) resolved to recommend the approval of the transactions contemplated hereby, including the Merger, to Parent, as the sole shareholder of Merger Sub, and directed that this Agreement be submitted to Parent for approval in accordance with the IBCL;

WHEREAS, Parent has approved this Agreement and the transactions contemplated hereby by written consent in its capacity as the sole shareholder of Merger Sub; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, and each intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the IBCL, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue its existence under the Laws of the State of Indiana as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

SECTION 1.02 The Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall deliver to the Secretary of State of the State of Indiana articles of merger with respect to the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the IBCL (the “Articles of Merger”). The Merger shall become effective at the time the Articles of Merger are duly accepted for filing by the Secretary of State of the State of Indiana in accordance with the IBCL or at such later time as is permissible in accordance with the IBCL and, as the Parties may mutually agree, as specified in the Articles of Merger (the time the Merger becomes effective, the “Effective Time”).

SECTION 1.03 The Closing. Unless this Agreement has been terminated in accordance with Section 8.01, the consummation of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112 at 10:00 a.m. New York City time on a date to be mutually agreed to by the Parties, which date shall be no later than the third Business Day after the satisfaction or waiver (to the extent such waiver is permitted by Law) of the conditions to the Closing set forth in Article VII (except for those conditions to the Closing that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), unless another time, date or place is mutually agreed to in writing by the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 1.04 Effects of the Merger. The Merger shall have the effects specified herein and in the applicable provisions of the IBCL. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

SECTION 1.05 Surviving Corporation Organizational Documents. As of the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated to be the same as the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be “Vectren Corporation”. As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be “Vectren Corporation”.

SECTION 1.06 Surviving Corporation Directors and Officers. As of the Effective Time, (a) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

SECTION 1.07 Plan of Merger. This Article I and Article II and, solely to the extent necessary under the IBCL, the other provisions of this Agreement shall constitute a “plan of merger” for purposes of the IBCL. Subject to the terms and conditions of this Agreement, the Parties agree to cooperate and to take all reasonable actions prior to the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger in accordance with the terms and conditions hereof.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES AND BOOK-ENTRY SHARES

SECTION 2.01 Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Conversion of Company Common Stock. Subject to Sections 2.03 and 2.04, and except as otherwise provided by paragraphs (b), (c) and (d) of this Section 2.01, each share of common stock, no par value, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than the Treasury Shares to be cancelled in accordance with Section 2.01(c), shall automatically be converted into, and shall thereafter represent solely, the right to receive cash in the amount of $72.00, without interest (the “Merger Consideration”).

(b) Equitable Adjustment. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company (or any other securities convertible therefor or exchangeable thereto) shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split), combination, subdivision, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, in each case, other than pursuant to the transactions contemplated by this Agreement, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 2.01(b) shall be deemed to permit or authorize the Company to effect any such change that is not otherwise specifically authorized or permitted by this Agreement.

(c) Treasury Shares. All Treasury Shares shall be canceled automatically and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

(d) Outstanding Parent Common Stock. Each share of common stock, par value $0.01, of Parent (“Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(e) Outstanding Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.02 Rights as Shareholders; Share Transfers.

At the Effective Time, holders of shares of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than (a) to receive any dividend or other distribution with respect to such shares of Company Common Stock with a record date occurring prior to the Effective Time and (b) to receive the consideration provided under this Article II.

SECTION 2.03 Exchange and Payment Procedures.

(a) Exchange Agent.

(i) Prior to the Closing Date, Parent shall appoint a bank or trust company to act as paying and exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration in accordance with Section 2.01(a). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, an aggregate amount of cash sufficient to deliver the aggregate amount of the Merger Consideration. All such cash shall hereinafter be referred to as the “Exchange Fund.”

(ii) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and the Depository Trust Company (“DTC”) with the objective that (x) if the Effective Time occurs at or prior to 11:30 a.m. (New York City time) on the Closing Date, out of available funds in the Exchange Fund, the Exchange Agent will transmit to DTC or its nominee on the Closing Date the Merger Consideration in respect of each share of Company Common Stock held of record by DTC or such nominee immediately prior to the Effective Time (such aggregate cash amount, the “DTC Cash Payment”) and (y) if the Effective Time occurs after 11:30 a.m. (New York City time) on the Closing Date, the Exchange Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date the DTC Cash Payment.

(b) Payment Procedures.

(i) Promptly after the Effective Time (but no later than three (3) Business Days after the Effective Time), the Exchange Agent will mail to each holder of record of a certificate representing outstanding shares of Company Common Stock immediately prior to the Effective Time (a “Certificate”) and to each holder of uncertificated shares of Company Common Stock represented by book entry immediately prior to the Effective Time (“Book-Entry Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(a):

(1) a letter of transmittal, which shall specify that delivery shall be effected, and that risk of loss and title to Certificates or Book-Entry Shares held by such holder will pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent in accordance with the procedures set forth in the letter of transmittal and which shall be in form and substance reasonably satisfactory to Parent and the Company, and

(2) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration with respect to such shares.

(ii) Upon surrender to, and acceptance in accordance with Section 2.03(b)(iii) by, the Exchange Agent of a Certificate or Book-Entry Share together with the letter of transmittal, if applicable, duly completed and validly executed in accordance with the instructions thereto, the holder thereof will be entitled to the Merger Consideration payable in respect of the number of shares of Company Common Stock formerly represented by such Certificate or Book-Entry Share surrendered under this Agreement.

(iii) The Exchange Agent will accept Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange of the Certificates and Book-Entry Shares in accordance with customary exchange practices.

(iv) From and after the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of Certificates or Book-Entry Shares, and if any Certificate or Book-Entry Share is presented to the Company for transfer, such Certificate or Book-Entry Share shall be canceled against delivery of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate or Book-Entry Share.

(v) If any Merger Consideration is to be remitted to a name other than that in which a Certificate or Book-Entry Share is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate or Book-Entry Share unless:

(1) either (A) the Certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer or (B) the Book-Entry Share is properly transferred; and

(2) the Person requesting such payment shall (A) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or (B) establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(vi) At any time after the Effective Time until surrendered as contemplated by this Section 2.03, each Certificate or Book-Entry Share shall be deemed to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate or Book-Entry Share as contemplated by Section 2.01(a). No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the shares of Company Common Stock represented by Certificates or Book-Entry Shares.

(c) No Further Ownership Rights in Company Common Stock.

(i) At the Effective Time, each holder of a Certificate, and each holder of Book-Entry Shares, will cease to have any rights with respect to such shares of Company Common Stock, except, to the extent provided by Section 2.02, for the right to receive the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.03(b);

(ii) The Merger Consideration paid upon the surrender or exchange of Certificates or Book-Entry Shares in accordance with this Section 2.03 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund. The Exchange Agent will deliver to the Surviving Corporation, upon the Surviving Corporation’s demand, any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the former holders of Certificates or Book-Entry Shares upon expiration of the period ending one (1) year after the Effective Time. Thereafter, any former holder of Certificates or Book-Entry Shares prior to the Merger who has not complied with this Section 2.03 prior to such time, may look only to the Surviving Corporation for payment of his, her or its claim for Merger Consideration to which such holder may be entitled.

(e) No Liability. None of Parent, the Company, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of shares of Company Common Stock for any payment of the Merger Consideration delivered to a public official if required by any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent not prohibited by applicable Law, become the property of Parent, free and clear of all of any claims or interest of any Person previously entitled thereto.

(f) Withholding Taxes. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates, Book-Entry Shares, Company Stock Units, Company Other Performance Units or Company Unpaid Performance Units such amounts for Taxes as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so deducted and withheld shall be promptly paid over to the appropriate taxing authority, and shall be treated for all purposes under this Agreement as having been paid to the holder of Certificates, Book-Entry Shares, Company Stock Units, Company Other Performance Units or Company Unpaid Performance Units, as applicable, in respect of which such deduction or withholding was made. Parent, the Surviving Corporation or the Exchange Agent, as relevant, shall reasonably cooperate in good faith to establish or obtain any exemption from or reduction in the amount of any withholding that otherwise would be required.

(g) Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article II to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any Person.

(h) Lost, Stolen or Destroyed Certificates. If any Certificate formerly representing shares of Company Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver and pay, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

(i) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund if and as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from the Exchange Fund shall diminish the rights of any of the Company’s shareholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.

SECTION 2.04 Equity Awards. At or prior to the Effective Time, the Company shall take such actions as are necessary (including obtaining any resolutions of the Company Board or, if appropriate, any committee thereof administering the Company Stock Plan and, if necessary or appropriate, amending the terms of the Company Stock Plan) to effect the following:

(a) Company Stock Units. Immediately prior to the Effective Time, each Company Stock Unit that is outstanding and unvested immediately prior to the Effective Time shall be cancelled as of the Effective Time and converted into a vested right to receive cash in an amount equal to (i) the Merger Consideration, plus (ii) the amount of any unpaid dividend equivalents associated with such Company Stock Unit as of the Effective Time, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.03(f). In each case, payment with respect to any Company Stock Units shall be made within five (5) Business Days after the Closing Date.

(b) Company Unpaid Performance Units. Prior to the Effective Time, with respect to each Company Unpaid Performance Unit that is outstanding the Company shall pay to the holder thereof cash in an amount equal to the Merger Consideration, with the number of vested Company Unpaid Performance Units to be the number determined in accordance with the performance criteria and adjusted for dividends as otherwise provided in the applicable award agreement, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.03(f). Upon such payment, all such Company Unpaid Performance Units will be cancelled.

(c) Company Other Performance Units. Immediately prior to the Effective Time, each Company Other Performance Unit that is outstanding and unvested immediately prior to the Effective Time shall be cancelled as of the Effective Time and converted into a vested right to receive cash in an amount equal to the Merger Consideration, with the number of vested Company Other Performance Units to be the greater of (A) the number determined in accordance with the performance criteria and adjusted for dividends as otherwise provided in the applicable award agreement and as if the performance period ended as of the last Business Day immediately preceding the Closing Date and (B) the target award and adjusted for dividends as provided in the applicable award agreement, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.03(f). In each case, payment with respect to any Company Other Performance Units shall be made within five (5) Business Days after the Closing Date.

(d) Treatment of 2018 Stock Units and 2019 Stock Units. Notwithstanding the provisions of this Section 2.04, as soon as practicable following the date of this Agreement, but in all events prior to the grant of the 2018 Stock Units, the Company shall amend the Company Stock Plan to provide that, notwithstanding any other provision of the Company Stock Plan to the contrary, each 2018 Stock Unit and each 2019 Stock Unit shall be cancelled as of the Effective Time and converted into a vested right to receive cash in an amount equal to the Merger Consideration, with the number of vested 2018 Stock Units and 2019 Stock Units to be based on the target award pro-rated based upon the Closing Date (with any unvested portion to be automatically cancelled) and adjusted for dividends as provided in the applicable award agreement, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.03(f). In each case, payment with respect to any 2018 Stock Units and 2019 Stock Units shall be made within five (5) Business Days after the Closing Date.

(e) Termination of Company Stock Plan. After the Effective Time, the Company Stock Plan shall be terminated and no further Company Stock Units, Company Other Performance Units or Company Unpaid Performance Units shall be granted thereunder.

(f) Other Equity-Based Rights. Immediately prior to the Effective Time, each Other Equity-Based Right that is outstanding immediately prior to the Effective Time, shall, without any action on the part of the holder thereof, be cancelled as of the Effective Time and converted into a vested right to receive the Merger Consideration, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.03(f), such that as of the Effective Time, no Other Equity-Based Rights shall be outstanding. In each case, payment with respect to any Other Equity-Based Rights shall occur on the date that it would otherwise occur under the applicable Company Benefit Plan or applicable election form under such Company Benefit Plan.

SECTION 2.05 No Dissenters Rights. The Parties acknowledge and agree that the holders of shares of Company Common Stock are not entitled to any dissenters’ rights of appraisal under Chapter 44 of the IBCL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Reports publicly available and filed with or furnished to the SEC at least one (1) Business Day prior to the date of this Agreement (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other statements that are predictive, cautionary or forward-looking in nature) or (b) subject to Section 9.04(k), as set forth in the corresponding section of the disclosure letter delivered by the Company to Parent concurrently with the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01 Organization, Standing and Power. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is duly organized, validly existing and in active status or good standing, as applicable, under the laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in active status or good standing, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the amended and restated articles of incorporation of the Company in effect as of the date of this Agreement (the “Company Articles”) and the bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”).

SECTION 3.02 Company Subsidiaries. All the outstanding shares of capital stock, voting securities of, and other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of (a) all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents of the Company Subsidiaries or applicable securities Laws. Section 3.02 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries. The Company has made available to Parent true and complete copies of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each Company Subsidiary in effect as of the date of this Agreement. Neither the Company nor any Company Subsidiary owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the Company Subsidiaries.

SECTION 3.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of which 480,000,000 shares is Company Common Stock without par value and 20,000,000 shares is preferred stock without par value (the “Preferred Stock”). At the close of business on April 20, 2018 (the “Capitalization Reference Date”), (i) 83,080,695 shares of Company Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were held by the Company in its treasury, (iv) Company Stock Units with respect to an aggregate of 29,061 shares of Company Common Stock were issued and outstanding (v) Company Other Performance Units with respect to an aggregate of 535,994 shares of Company Common Stock based on achievement of applicable performance criteria at target level were issued and outstanding and (vi) Company Unpaid Performance Units with respect to an aggregate of 0 shares of Company Common Stock based on achievement of applicable performance criteria at actual results were issued and outstanding. At the close of business on the Capitalization Reference Date, an aggregate of 3,259,309 shares of Company Common Stock were available for issuance pursuant to the Company Stock Plan. Except as set forth above, at the close of business on the Capitalization Reference Date, there are no shares of capital stock, or other equity or voting securities or equity or voting interests of the Company issued, reserved for issuance or outstanding. From the close of business on the Capitalization Reference Date to the date of this Agreement, there have been no issuances by the Company of any shares of capital stock, or other equity or equity-based or voting securities or equity or voting interests, and from the close of business on the Capitalization Reference Date to the date of this Agreement, the Company has not entered into a Contract to grant, or otherwise committed to grant any such awards or other equity or equity-based awards that may be settled in or are otherwise based on the value of the Company Common Stock.

(b) Section 3.03(b) of the Company Disclosure Letter sets forth, as of the Capitalization Reference Date, a complete and correct list of all outstanding Company Stock Units, Company Unpaid Performance Units and Company Other Performance Units, including the holder, date of grant, exercise price (if applicable), vesting schedule, performance period and number of shares of Company Common Stock (based on target performance) or performance units (including the target dollar value per unit) subject thereto.

(c) Except for the Company Stock Plan, the Vectren Corporation Retirement Savings Plan and the Company’s dividend reinvestment and stock purchase plan (the “Company DRIP”), no plan, program or other arrangement provides for the issuance of Equity Securities.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the settlement of Company Stock Units, Company Other Performance Units and Company Unpaid Performance Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar right. Except as set forth in this Section 3.03 or as set forth in Section 3.03 of the Company Disclosure Letter, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (ii) any warrants, calls, options, rights, “phantom” equity rights, equity appreciation rights, profit participation rights, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind, or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Voting Debt, or any interests based on the value of equity interests in the Company (the foregoing clauses (i) and (ii), collectively, “Equity Securities”). Except pursuant to the Company Stock Plan, there are not any outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities. There is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote (“Company Voting Debt”). No Company Subsidiary owns any shares of Company Common Stock. There are no proxies, voting trusts or other agreements or understandings to which either the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting or registration of any capital stock or voting securities of, or other equity interests in, the Company or any of the Company Subsidiaries.

SECTION 3.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the transactions contemplated hereby, including the Merger, subject, in the case of the Merger, to the receipt of the Company Shareholder Approval. The Company Board has adopted resolutions, at a meeting duly called at which a quorum of directors of the Company was present, (a) determining that it is in the best interests of the Company and its shareholders, and declaring it advisable, for the Company to enter into this Agreement, (b) adopting this Agreement and approving the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby and (c) resolving to recommend that the Company’s shareholders approve this Agreement (the “Company Board Recommendation”) and directing that this Agreement be submitted to the Company’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for (i) the approval of this Agreement by the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”) and (ii) the filing of the Articles of Merger as required by the IBCL, no other vote or corporate proceedings on the part of the Company or its shareholders are necessary to authorize, adopt or approve this Agreement or to consummate the transactions contemplated hereby, including the Merger. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”).

SECTION 3.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, including the Merger, will not, (i) subject to obtaining the Company Shareholder Approval, conflict with, or result in any violation of any provision of, the Company Articles, the Company Bylaws or the Organizational Documents of any Company Subsidiary, (ii) subject to obtaining the Consents set forth in Section 3.05(a)(ii) of the Company Disclosure Letter (the “Company Required Consents”), conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound or any Permit applicable to the business of the Company and the Company Subsidiaries or (iii) subject to obtaining the Company Shareholder Approval and the Consents referred to in Section 3.05(b) and making the Filings referred to in Section 3.05(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the transactions contemplated hereby, including the Merger.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice, submission or filing (“Filing”) made to or with, any Governmental Entity is required to be obtained or made by the Company, any Company Subsidiary or any other Affiliate of the Company in connection with the Company’s execution and delivery of this Agreement or its performance of its covenants and agreements hereunder or the consummation of the transactions contemplated hereby, including the Merger, except for the following:

(i) (A) the filing with the Securities and Exchange Commission (the “SEC”), in preliminary and definitive form, of the Proxy Statement and (B) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (together with the rules and regulations of the SEC promulgated thereunder, the “Exchange Act”), or the Securities Act of 1933, as amended (together with the rules and regulations of the SEC promulgated thereunder, the “Securities Act”), in each case as may be required in connection with this Agreement or the Merger;

(ii) compliance with, Filings under and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”);

(iii) the filing of the Articles of Merger with the Secretary of State of the State of Indiana;

(iv) (A) the Filing with, and the Consent of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act (the “FPA”), (B) the Filings with, and the Consents of, the Governmental Entities set forth in Section 3.05(b)(iv) of the Company Disclosure Letter and (C) the other Filings and Consents set forth in Section 3.05(b)(iv) of the Company Disclosure Letter (the Consents and Filings set forth in Section 3.05(b)(ii) and this Section 3.05(b)(iv), collectively, the “Company Required Statutory Approvals”);

(v) compliance with and filings required under the rules and regulations of the NYSE; and

(vi) such other Filings and Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Merger.

SECTION 3.06 Company Reports; Financial Statements.

(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2015 (such documents, together with all exhibits, financial statements, including the Company Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement, being collectively referred to as the “Company Reports”). Each Company Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements. Each of the consolidated financial statements of the Company included in the Company Reports (the “Company Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, the consolidated financial position of the Company and the Company’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustments stated therein or in the notes thereto). To the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or an outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company Reports, or any resolved comments received from the SEC that have not yet been reflected in the Company Reports.

(b) Neither the Company nor any Company Subsidiary has any liability of any nature that is required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries, except liabilities (i) reflected or reserved against in the most recent balance sheet (including the notes thereto) of the Company and the Company Subsidiaries included in the Company Reports filed prior to the date hereof, (ii) incurred in the ordinary course of business after December 31, 2017, (iii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. The Company maintains “disclosure controls and procedures” required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act that are effective in all material respects to ensure that information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2015, there have been no material written complaints (and, to the Knowledge of the Company, no other material complaints) from a Governmental Entity regarding accounting, internal accounting controls or auditing matters of the Company or any Company Subsidiary.

(d) Except for Vectren Utility Holdings, Inc., none of the Company Subsidiaries is, or at any time since January 1, 2015 has been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(e) Since January 1, 2015, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company Reports, and the statements contained in such certifications are true and accurate in all material respects. For the purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

SECTION 3.07 Absence of Certain Changes or Events.

(a) From January 1, 2018 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course of business in all material respects.

(b) From January 1, 2018 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.08 Taxes.

(a) (i) Each of the Company and Company Subsidiaries has timely filed, taking into account all valid extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all respects and (ii) all material Taxes have been timely paid in full (whether or not shown or required to be shown as due on any Tax Return);

(b) All material Tax withholding and deposit requirements imposed on or with respect to the Company or its Subsidiaries have been satisfied;

(c) (i) no audit, examination, investigation or other proceeding is pending with any Governmental Entity with respect to any material amount of unpaid Taxes asserted against the Company or any Company Subsidiary; and neither the Company nor any Company Subsidiary has received notice of any threatened audit, examination, investigation or other proceeding from any Governmental Entity for any amount of unpaid Taxes asserted against the Company or any Company Subsidiary, which have not been fully paid or settled, and (ii) neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax which has not yet expired (excluding extensions of time to file Tax Returns obtained in the ordinary course);

(d) (i) neither the Company nor any Company Subsidiary had any liabilities for material unpaid Taxes as of the date of the latest balance sheet included in the Company Financial Statements that had not been accrued or reserved on such balance sheet in accordance with GAAP and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes since the date of the latest balance sheet included in the Company Financial Statements except in the ordinary course of business;

(e) neither the Company nor any Company Subsidiary has any material liability for Taxes of any Person (except for the Company or any Company Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor or by contract;

(f) neither the Company nor any Company Subsidiary is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement, except for such an agreement or arrangement (i) exclusively between or among the Company and Company Subsidiaries, (ii) with customers, vendors, lessors or other third parties entered into in the ordinary course of business and not primarily related to Taxes or (3) that as of the Closing Date will be terminated without any further payments being required to be made;

(g) within the past three (3) years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code;

(h) neither the Company nor any Company Subsidiary has participated in, had any liability in respect of, or any filing obligations with respect to, any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b);

(i) there are no Liens on any of the assets of the Company or any or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (excluding Permitted Liens); and

(j) neither the Company nor any Company Subsidiary has any Tax rulings, requests for rulings, closing agreements or other similar agreements in effect or filed with any Governmental Entity.

(k) Except to the extent Section 3.09 relates to Taxes, the representations and warranties contained in this Section 3.08 are the sole and exclusive representations and warranties of the Company relating to Taxes, and no other representation or warranty of the Company contained herein shall be construed to relate to Taxes.

SECTION 3.09 Employee Benefits.

(a) Section 3.09(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan and each material Company Benefit Agreement.

(b) With respect to each material Company Benefit Plan and material Company Benefit Agreement, the Company has made available to Parent, to the extent applicable, complete and accurate copies of (i) the plan document (or, if such arrangement is not in writing, a written description of the material terms thereof), including any amendment thereto and any summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statement and actuarial or other valuation report prepared with respect thereto, (iv) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto and (v) the most recently received IRS determination letter or, if applicable, current IRS opinion or advisory letter (as to qualified plan status). No Company Benefit Plan or Company Benefit Agreement is maintained outside the jurisdiction of the United States, or covers any Company Personnel residing or working outside of the United States.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Benefit Plan and each Company Benefit Agreement has been maintained in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Laws, (ii) there are no pending or, to the Knowledge of the Company, threatened proceedings or claims against any Company Benefit Plan or Company Benefit Agreement or any fiduciary thereof, or the Company or any Company Subsidiary with respect to any Company Benefit Plan or Company Benefit Agreement and (iii) all

contributions, reimbursements, premium payments and other payments required to be made by the Company or any Company Commonly Controlled Entity to any Company Benefit Plan have been made on or before their applicable due dates. Except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Commonly Controlled Entity has engaged in, and to the Knowledge of the Company, there has not been, any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any Company Benefit Plan or Company Benefit Agreement or their related trusts that would reasonably be expected to result in a liability of the Company or a Company Commonly Controlled Entity. Except as has not had and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and the Company Subsidiaries, taken as a whole, no Company Benefit Plan or Company Benefit Agreement is under audit or is the subject of an administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, or has there occurred a PBGC reportable event, nor is any such audit or other administrative proceeding, or reportable event to the Knowledge of the Company, threatened or reasonably expected.

(d) Section 3.09(d)(i) of the Company Disclosure Letter sets forth each Company Benefit Plan and Company Benefit Agreement that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. Except as provided in Section 3.09(d)(ii) of the Company Disclosure Letter, no Company Benefit Plan or Company Benefit Agreement is a Multiemployer Plan and neither the Company nor any Company Commonly Controlled Entity has contributed to or been obligated to contribute to any such plan within the six years preceding this Agreement, or has any outstanding liability with respect to any Multiemployer Plan, other than any obligation to contribute to such plans under a collective bargaining agreement(s). With respect to each Multiemployer Plan set forth in Section 3.09(d)(ii) of the Company Disclosure Letter, the Company has made available to Parent to the extent applicable, complete and accurate copies of any (i) endangered status or critical status notices, (ii) funding improvement plan or rehabilitation plan; and (iii) the most recent withdrawal liability estimate obtained by the Company, if any. Except for matters that have not had and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and the Company Subsidiaries, taken as whole, neither the Company nor any Company Commonly Controlled Entity has incurred any Controlled Group Liability (as defined below) that has not been satisfied in full nor do any circumstances exist that could reasonably be expected to give rise to any Controlled Group Liability (except for the payment of premiums to the Pension Benefit Guaranty Corporation). For the purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code or (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(e) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and such plan has received a currently effective favorable determination letter or, if applicable, current opinion or advisory letter to that effect from the IRS and, to the Knowledge of the Company, there is no reason why any such determination letter should be revoked.

(f) In connection with the consummation of the Merger, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made hereunder or under the Company Benefit Plans or Company Benefit Agreement which, in the aggregate, would reasonably be likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Seller or any of the Target Companies as a result of the imposition of Taxes required by Section 4999 of the Code or Section 409A of the Code.

(g) Each individual providing services to the Company or any Company Subsidiary who is classified as an independent contractor has been properly classified for all purposes, including exclusion from participation and benefit accrual under each Company Benefit Plan and Company Benefit Agreement.

(h) The representations and warranties contained in this Section 3.09 are the sole and exclusive representations and warranties of the Company relating to Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA, and no other representation or warranty of the Company contained herein shall be construed to relate to Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA.

SECTION 3.10 Labor and Employment Matters. Except for the Company Union Contracts, neither the Company nor any Company Subsidiary is party to any collective bargaining agreement or similar labor union Contract with respect to any of their respective employees. Except for employees covered by a Company Union Contract, to the Knowledge of the Company, no employees of the Company or any Company Subsidiary are represented by any other labor union with respect to their employment for the Company or any Company Subsidiary. To the Knowledge of the Company, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no labor union representation or certification proceedings with respect to employees of the Company or any Company Subsidiary pending or threatened in writing to be brought or filed with the National Labor Relations Board, and (b) there are no labor union organizing activities, with respect to employees of the Company or any Company Subsidiary. From January 1, 2015 until the date of this Agreement, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have been no labor union strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or threatened against or affecting the Company or any Company Subsidiary. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015, the Company and each Company Subsidiary has complied and is in compliance with all applicable Laws pertaining to employment or labor matters and has not engaged in any action that will require any notifications under the Workers Adjustment and Retraining Notification Act and comparable local, state, and federal Laws (the “WARN Act”). To the Knowledge of the Company, there are no Claims or investigations threatened or pending making class-wide allegations pertaining to employment or labor matters with respect to the Company or any Company Subsidiary and except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Claims or investigations pending or, to the Knowledge of the Company, threatened by or on behalf of any employee of the Company or any Company Subsidiary alleging violations of Laws pertaining to employment or labor matters.

SECTION 3.11 Litigation. There is no Claim before any Governmental Entity pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity of the Company or any Company Subsidiary or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.11 does not relate to Taxes; Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Sections 3.08, 3.09, 3.14 and 3.17, respectively.

SECTION 3.12 Compliance with Applicable Laws; Permits. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are, and at all times since January 1, 2015, have been in compliance with all applicable Laws (including Anti-Corruption Laws) and all material Permits applicable to the business and operations of the Company and the Company Subsidiaries or by which the Company or any of the Company Subsidiaries or their respective businesses or properties are bound, and (b) the Company and each Company Subsidiary hold, and are in compliance with, and at all times since January 1, 2015, have held and have been in compliance with, all Permits required by Law for the conduct of their respective businesses. Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notice or notification, or to the Company’s Knowledge, any other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any applicable Law, except where such violations or non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Permits held by the Company and the Company Subsidiaries are valid and in full force and effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company, the Company Subsidiaries or, to the Knowledge of the Company, their respective directors, officers, employees, agents or representatives: (i) is a Designated Person, (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has or is now, in connection with the business of the Company or the Company Subsidiaries, engaged in, any dealings or transactions (A) with any Designated Person, (B) in any Sanctioned Country, or (C) otherwise in material violation of Sanctions. This Section 3.12 does not relate to Taxes; Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Sections 3.08, 3.09, 3.14 and 3.17, respectively.

SECTION 3.13 Takeover Statutes. The Company Board has taken all actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby all applicable state anti-takeover statutes or regulations and all takeover-related provisions set forth in the Company Articles or Company Bylaws, including the restrictions on “business combinations” (as defined in Section 23-1-43-5 of the IBCL) set forth in Section 23-1-43-18 of the IBCL, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated hereby. Subject to the foregoing, and assuming the accuracy of Section 4.11, no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law (each, a “Takeover Statute”) or any similar anti-takeover provision in the Company Articles or Company Bylaws applies or purports to apply to this Agreement or the transactions contemplated hereby.

SECTION 3.14 Environmental Matters.

(a) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company and the Company Subsidiaries are, and at all times since January 1, 2015 have been, in compliance with all Environmental Laws, and, except for matters that have been fully resolved, neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity or other Person that alleges that the Company or any Company Subsidiary has violated or is in violation of, or is subject to liability under, any Environmental Law or any Permit issued pursuant to Environmental Law (an “Environmental Permit”);

(ii) with respect to all Environmental Permits necessary to occupy the respective properties and facilities and conduct the respective operations of the Company or the Company Subsidiaries as currently conducted, (1) the Company and each of the Company Subsidiaries have obtained and are in compliance with, or have filed timely applications for, all such Environmental Permits, (2) all such Environmental Permits that have been issued are valid and in full force and effect, (3) neither the Company nor any Company Subsidiary has received notice from any Governmental Entity seeking to modify, revoke or terminate, any such Environmental Permits and (4) no such Environmental Permits will be subject to modification, termination or revocation as a result of the transactions contemplated by this Agreement;

(iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary that have not been fully and finally resolved, and neither the Company nor any Company Subsidiary is the subject of any outstanding Judgment with respect to Hazardous Materials or Environmental Laws;

(iv) there are and have been no Releases of, or exposure to, any Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary, and there are no other facts, circumstances or conditions, that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary;

(v) the Company and the Company Subsidiaries have not transported or arranged for the transportation or disposal of any Hazardous Materials to any location which is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary; and

(vi) the Company and the Company Subsidiaries have not handled, treated, recycled, stored or Released any Hazardous Materials in a manner that would reasonably be expected to form the basis for any Environmental Claim against the Company or any Company Subsidiary.

(b) The representations and warranties contained in this Section 3.14 are the sole and exclusive representations and warranties of the Company relating to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, and no other representation or warranty of the Company contained herein shall be construed to relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters.

SECTION 3.15 Contracts.

(a) Except for the Contracts filed as exhibits to any Company Report, or set forth in Section 3.15 of the Company Disclosure Letter, as of the date hereof, neither the Company nor any Company Subsidiary is a party to, and none of their respective properties or assets is bound by any of the following categories of Contracts (each such Contract required to be filed as an exhibit to any Company Report or listed in Section 3.15 of the Company Disclosure Letter, a “Company Contract”):

(i) any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed;

(ii) each Contract to which the Company or any Company Subsidiary is a party that (a) restricts the ability of the Company or any Company Subsidiary to engage in or compete in any business in any manner that is material to the Company and the Company Subsidiaries, taken as a whole, (b) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party that restricts in any material respect the business of the Company and the Company Subsidiaries, taken as a whole, or (c) provides for “exclusivity,” rights of first refusal or offer or any similar requirement or right in favor of any third party that restricts in any material respect the business of the Company and the Company Subsidiaries, taken as a whole;

(iii) each Contract to which the Company or any Company Subsidiary is a party that provides for payments to or from the Company or any its Subsidiaries in excess of Fifty Million Dollars ($50,000,000) in the aggregate after the date of this Agreement (other than (A) Contracts for transportation or storage of gas, transportation of coal, transmission of electric energy, capacity or ancillary services sales, (B) Contracts for future purchases, exchange or sales of gas, coal, oil or electric energy and (C) financial derivative interest rate hedges);

(iv) each principal Contract creating, guaranteeing or securing Indebtedness for borrowed money of the Company or any of the Company Subsidiaries in excess of Twenty-Five Million Dollars ($25,000,000) (other than Contracts for Indebtedness or Indebtedness solely between the Company and any of its wholly-owned Company Subsidiaries or between the wholly-owned Company Subsidiaries);

(v) each material Contract with respect to the creation, formation, governance or control of any material partnerships, joint ventures or joint ownership arrangements with third parties;

(vi) each Contract that (A) relates to the acquisition of assets (other than in the ordinary course of business) or capital stock or other securities (by merger, capital contribution or otherwise) of any Person after the date of this Agreement with a total consideration of more than Twenty-Five Million Dollars ($25,000,000) in the aggregate, (B) relates to the disposition (other than in the ordinary course of business) after the date of this Agreement, directly or indirectly, of assets of the Company or the Company Subsidiaries with a total consideration of more than Twenty-Five Million Dollars ($25,000,000) in the aggregate or any capital stock or other securities (by merger, capital contribution or otherwise) of the Company or the Company Subsidiaries or (C) contains a put, call, right of first refusal or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any of the foregoing;

(vii) any Contract that requires the Company or any Company Subsidiary to make any advance, loan or commitment therefor or provide any credit support for or any capital contribution to, or other investment in, any Person (other than the Company or any Company Subsidiary) in excess of Twenty-Five Million Dollars ($25,000,000);

(viii) any Contract entered into since January 1, 2016 that relates to the sale, transfer or other disposition of a business or assets by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has any continuing indemnification, guarantee, “earnout” or other contingent, deferred or fixed payment obligations that would reasonably be expected to result in aggregate payments in excess of Twenty-Five Million Dollars ($25,000,000);

(ix) each Contract with a term exceeding one (1) year after the date of this Agreement for future purchases, exchange or sales of gas, oil or electric energy in excess of Fifty Million Dollars ($50,000,000) in the aggregate after the date of this Agreement (other than Contracts solely between the Company and any of its wholly-owned Subsidiaries or solely among its wholly owned Subsidiaries); and

(x) each Contract with a term exceeding one (1) year after the date of this Agreement which is a financial derivative interest rate hedge with a value in excess of Ten Million Dollars ($10,000,000) (other than Contracts solely between the Company and any of its wholly-owned Subsidiaries or solely among its wholly owned Subsidiaries).

(b) Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) each such Company Contract is in full force and effect with respect to the Company and the Company Subsidiaries, as the case may be, and to the Knowledge of the Company, the other parties thereto and (iii) none of the Company or any Company Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Company Contract and, to the Knowledge of the Company, no other party to any such Company Contract is (with or without notice or lapse of time, or both) in breach or default thereunder. The Company has made available to Parent true and complete copies of each Company Contract (including, for the avoidance of doubt, all material amendments, modifications, extensions, or renewals with respect thereto).

SECTION 3.16 Real Property. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has either good fee title or valid leasehold, easement or other real property rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as and where currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as may be limited by the

Bankruptcy and Equity Exceptions, (a) all leases, easements or other agreements under which the Company or any Company Subsidiary lease, access, use or occupy real property necessary to permit it to conduct its business as currently conducted are valid, binding and in full force and effect against the Company or the Company Subsidiaries and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, and (b) none of the Company, the Company Subsidiaries or, to the Knowledge of the Company, the counterparties thereto are in default under any of such leases, easements or other agreements described in the foregoing clause (a). This Section 3.16 does not relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Section 3.14 and Section 3.17, respectively.

SECTION 3.17 Intellectual Property.

(a) Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have the right to use all Intellectual Property used in the businesses of each of the Company and the Company Subsidiaries as presently conducted and such conduct does not infringe or otherwise misappropriate or violate any Person’s Intellectual Property, (ii) there is no Claim of such infringement or other violation pending or, to the Knowledge of the Company, threatened in writing against the Company, (iii) no Person is infringing or otherwise violating any Intellectual Property owned by the Company and the Company Subsidiaries, and (iv) no Claims of such infringement or other violation are pending or, to the Knowledge of the Company, threatened against any Person by the Company. The Company and the Company Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the IT Systems used in the business of the Company and the Company Subsidiaries operate and perform in all respects as required to permit the Company and the Company Subsidiaries to conduct their business as presently conducted and (ii) neither the Company, any Company Subsidiary, nor to the Knowledge of the Company, any Company vendor, has suffered any security breaches that (A) have resulted in any unauthorized access, use, control, disclosure, destruction, or modification of any Personal Data or Intellectual Property, or (B) have resulted in unauthorized access to, control of, or disruption of the IT Systems of the Company or any Company Subsidiary.

(c) Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have implemented and maintain a reasonable enterprise-wide privacy and data security program with plans, policies and procedures for privacy, physical and cyber security, disaster recovery, business continuity and incident response, including reasonable and appropriate administrative, technical and physical safeguards to protect Personal Data and the IT Systems of the Company and each Company Subsidiary from any unauthorized access, use, control, disclosure, destruction or modification, (ii) the Company and each Company Subsidiary is in compliance with all applicable Laws, Contracts, and PCI DSS regarding the privacy and security of customer, employee and other Personal Data and is compliant with their respective published privacy policies and (iii) there have not been any incidents of, or, to the Knowledge of the Company, any third party claims related to, any loss, theft, unauthorized access to, or unauthorized acquisition, modification, disclosure, corruption, destruction, or other misuse of any Personal Data (including any ransomware incident) the Company or any Company Subsidiary creates, receives, maintains, or transmits. Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice of any claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws with respect to Personal Data created, received, maintained, or transmitted by the Company or any Company Subsidiary.

(d) The representations and warranties contained in this Section 3.17 are the sole and exclusive representations and warranties of the Company relating to Intellectual Property, and no other representation or warranty of the Company contained herein shall be construed to relate to Intellectual Property.

SECTION 3.18 Insurance. As of the date hereof, except as would not have or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies maintained by the Company or any Company Subsidiary (“Insurance Policies”) are in full force and effect, (b) neither the Company nor any Company Subsidiary is in breach or default under, and to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach of or default under, or permit termination or modification under, any such policies, (c) all premiums due with respect to all Insurance Policies have been paid and (d) since the most recent renewal date, the Company and the Company Subsidiaries have not received any written notice threatening termination of, or premium increases with respect to, or material alteration of coverage under, any such policies, other than premium increases or alterations of coverage occurring in the ordinary course during the renewal process for any such policies.

SECTION 3.19 Regulatory Status.

(a) The Company is a “holding company” under the Public Utility Holding Company Act of 2005 (“PUHCA 2005”). Except for the Utility Subsidiaries, none of the Company or the Company Subsidiaries is regulated as a public utility under the FPA or as a public utility under applicable Law of the State of Indiana or the State of Ohio or is subject to such regulation by any other state.

(b) All Filings (except for immaterial Filings) required to be made by the Company or any Company Subsidiary since January 1, 2016, with the FERC, the Indiana Utility Regulatory Commission (the “IURC”) and the Public Utilities Commission of Ohio (the “PUCO”), as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such Filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for Filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.20 Brokers’ Fees and Expenses. Except for any Company Financial Advisors, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has made available true and complete copies of the engagement letters with each Company Financial Advisor.

SECTION 3.21 Opinion of Financial Advisor. The Company Board has received an opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than shares owned by the Company as treasury stock, shares that are owned by a wholly owned Subsidiary of the Company, or shares that are owned directly or indirectly by Parent or Merger Sub).

SECTION 3.22 No Additional Representations. Except for the representations and warranties expressly set forth in Article IV (as modified by the Parent Disclosure Letter) and in any certificate delivered by Parent to the Company in accordance with the terms hereof, the Company specifically acknowledges and agrees that neither Parent nor any of its Affiliates, Representatives or shareholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except for the representations and warranties expressly set forth in this Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, the Company hereby expressly disclaims and negates (a) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to (i) the Company or the Company Subsidiaries or any of the Company’s or the Company Subsidiaries’ respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or other information with respect to the projections, budgets or estimates of future revenues, results of operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of the Company or the Company Subsidiaries, as well as any other business plan and cost-related plan information of the Company or the Company Subsidiaries, made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Parent, its Affiliates or its Representatives, in each case, whether made by the Company or any of its Affiliates, Representatives or shareholders or any other Person (this clause (ii), collectively, “Company Projections”) and (b) all liability and responsibility for any such other representation or warranty or any such Company Projection.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as set forth in the Parent Reports publicly available and filed with or furnished to the SEC at least one (1) Business Day prior to the date of this Agreement (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other statements that are predictive, cautionary or forward-looking in nature) or (b) subject to Section 9.04(k), as set forth in the corresponding section of the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in active status or good standing, as applicable, under the laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept). Each of Parent and Merger Sub has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the transactions contemplated hereby, including the Merger. The Parent Board has adopted resolutions (a) determining that it is in the best interests of Parent and its shareholders, and declaring it advisable, for Parent to enter into this Agreement and (b) adopting this Agreement and approving Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger. Such resolutions have not been amended or withdrawn as of the date of this Agreement. The board of directors of Merger Sub has adopted resolutions (i) determining that it is in the best interests of Merger Sub and its shareholder, and declaring it advisable, for Merger Sub to enter into this Agreement, (ii) adopting this Agreement and approving Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, and (iii) resolving to recommend that Parent, in its capacity as the sole shareholder of Merger Sub, adopt this

Agreement. Parent has approved this Agreement by written consent in its capacity as the sole shareholder of Merger Sub. Such resolutions and written consent have not been amended or withdrawn as of the date of this Agreement. No vote or corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger. Parent and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions.

SECTION 4.03 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, including the Merger, will not, (i) conflict with, or result in any violation of any provision of, the Organizational Documents of Parent or Merger Sub, (ii) subject to obtaining the Consents set forth in Section 4.03(a)(ii) of the Parent Disclosure Letter (the “Parent Required Consents” and, together with the Company Required Consents, the “Required Consents”), conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of a Lien upon any of the respective properties or assets of Parent, any of Parent’s Subsidiaries (each, a “Parent Subsidiary,” and collectively, the “Parent Subsidiaries”) or Merger Sub pursuant to, any Contract to which Parent, any Parent Subsidiary or Merger Sub is a party or by which any of their respective properties or assets is bound or any Permit applicable to the business of Parent, any Parent Subsidiary or Merger Sub or (iii) subject to obtaining the Consents referred to in Section 4.03(b) and making the Filings referred to in Section 4.03(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to Parent, any Parent Subsidiary or Merger Sub or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No Consent of or from, or Filing made to or with, any Governmental Entity, is required to be obtained or made by Parent, any Parent Subsidiary or any other Affiliate of Parent in connection with Parent’s and Merger Sub’s execution and delivery of this Agreement or their performance of their covenants and agreements hereunder or the consummation of the transactions contemplated hereby, including the Merger, except for the following:

(i) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act, or the Securities Act, and rules and regulations of the SEC promulgated thereunder, as may be required in connection with this Agreement or the Merger;

(ii) compliance with, Filings under and the expiration or termination of any applicable waiting period under the HSR Act;

(iii) (1) Filing with, and the Consent of, the FERC under Section 203 of the FPA, (2) Filings with, and the Consent of, the Governmental Entities set forth in Section 4.03(b)(iii) of the Parent Disclosure Letter and (3) the Filings and Consents set forth in Section 4.03(b)(iii) of the Parent Disclosure Letter (the Consents and Filings set forth in Section 4.03(b)(ii) and this Section 4.03(b)(iii), collectively, the “Parent Required Statutory Approvals” and, together with the Company Required Statutory Approvals, the “Required Statutory Approvals”);

(iv) the filing of the Articles of Merger with the Secretary of State of the State of Indiana;

(v) compliance with and filings required under the rules and regulations of the NYSE; and

(vi) such other Filings and Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.04 Parent Reports; Financial Statements. Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent or Parent Utility Subs with the SEC since January 1, 2015 (such documents, together with all exhibits, financial statements, including the Parent Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement, being collectively referred to as the “Parent Reports”). Each Parent Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent Reports (the “Parent Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, in accordance with GAAP, the consolidated financial position of Parent and Parent’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments).

SECTION 4.05 Absence of Certain Changes or Events.

(a) From January 1, 2018 to the date of this Agreement, each of Parent and the Parent Subsidiaries has conducted its respective business in the ordinary course of business in all material respects.

(b) From January 1, 2018 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.06 Litigation. Except as set forth in Section 4.07 of the Parent Disclosure Letter, there is no Claim before any Governmental Entity pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any Parent Subsidiary that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity of Parent, Merger Sub or any Parent Subsidiary or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.07 Compliance with Applicable Laws. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent, Parent Subsidiaries and Merger Sub are in compliance with all applicable Laws (including Anti-Corruption Laws) and all material Permits applicable to the business and operations of Parent, Merger Sub and Parent Subsidiaries and (b) Parent and each Parent Subsidiary hold, and are in compliance with, all Permits required by Law for the conduct of their respective businesses as they are now being conducted. None of Parent, Merger Sub or Parent Subsidiaries or, to the Knowledge of Parent or Merger Sub, their respective directors, officers, employees, agents or representatives: (i) is a Designated Person, (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has or is now, in connection with the business of Parent, Merger Sub or the Parent Subsidiaries, engaged in, any dealings or transactions (A) with any Designated Person, (B) in any Sanctioned Country, or (C) otherwise in material violation of Sanctions.

SECTION 4.08 Financing. Parent has delivered to the Company true and complete fully executed copies of (a) the commitment letter, dated as of the date hereof, among Parent, Goldman Sachs Bank USA and Morgan

Stanley Senior Funding, Inc. (the “Commitment Letter”) and (b) the fee letter, among Parent, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., dated as of the date hereof (in each case, as redacted to remove only fee amounts, pricing caps, rates and amounts included in the “market flex,” certain other economic provisions and certain other confidential terms (none of which could affect the conditionality, principal amount, enforceability, termination or availability of the Financing)), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (collectively, the “Debt Letters”), pursuant to which and subject to the terms and conditions thereof, each of the parties thereto (other than Parent) has severally committed to lend the amounts set forth therein to Parent (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Debt Letters. The Debt Letters have not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement (other than as permitted pursuant to Section 5.04(d), including amendments to add lenders, arrangers, agents, bookrunners, managers and other financing sources), and the respective commitments contained in the Debt Letters have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Debt Letters are in full force and effect and constitute the legal, valid and binding obligation of each of Parent and, to the Parent’s knowledge, the other parties thereto, subject in each case to the Bankruptcy and Equity Exceptions. There are no conditions precedent or contingencies directly or indirectly related to the funding of the Financing pursuant to the Debt Letters, other than as expressly set forth in the Debt Letters. Assuming the Financing is funded in accordance with the terms of the Debt Letters, Parent and Merger Sub will have at the Closing the funds required to pay all of Parent’s obligations under this Agreement, including the payment of the Merger Consideration and all fees and expenses expected to be incurred in connection therewith. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to Parent’s Knowledge, any other party to the Debt Letters under the Debt Letters that would (a) result in any of the conditions in the Debt Letters not being satisfied or (b) otherwise result in the Financing not being available, other than such default or breach that has been waived by the Lenders or otherwise cured in a timely manner by Parent or Merger Sub to the satisfaction of the Lenders, as the case may be. As of the date of this Agreement, there are no side letters or other agreements, Contracts, arrangements or understandings (written or oral) directly or indirectly related to the funding of the Financing that could affect the conditionality, principal amount or availability of the Financing other than as expressly set forth in the Debt Letters. Parent will pay on the Business Day immediately following the execution of this Agreement all commitment fees or other fees required by the terms of the Debt Letters to be paid in connection with the execution of this Agreement in connection with the Financing. Assuming the accuracy of the Company’s representations and warranties contained herein, as of the date of this Agreement, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Debt Letters will not be satisfied on a timely basis or that the Financing contemplated by the Debt Letters will not be made available on the Closing Date.

SECTION 4.09 Brokers’ Fees and Expenses. Except for any Person set forth in Section 4.10 of the Parent Disclosure Letter, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.10 Merger Sub. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. Parent owns all of the outstanding shares of capital stock of Merger Sub. Merger Sub has been incorporated solely for the purpose of merging with and into the Company and taking action incident to the Merger and this Agreement. Merger Sub has no assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations, except, in each case, as arising from the execution of this Agreement, the performance of its covenants and agreements hereunder and matters ancillary thereto.

SECTION 4.11 Ownership of Company Common Stock. Neither Parent, any Parent Subsidiary nor any other Affiliate of Parent “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock or any other Equity Securities.

SECTION 4.12 No Additional Representations. Except for the representations and warranties expressly set forth in Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, each of Parent and Merger Sub (a) specifically acknowledges and agrees that none of the Company or any of its Affiliates, Representatives or shareholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to the Company or the Company Subsidiaries or any of the Company’s or the Company’s Subsidiaries respective businesses, assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) or any Company Projection, and hereby expressly waives and relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or relating to any such other representation or warranty or any Company Projection, (b) specifically acknowledges and agrees to the Company’s express disclaimer and negation of any such other representation or warranty or any Company Projection and of all liability and responsibility for any such other representation or warranty or any Company Projection and (c) expressly waives and relinquishes any and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against (i) the Company in connection with accuracy, completeness or materiality of any Company Projection and (ii) any Affiliate of the Company or any of the Company’s or any such Affiliate’s respective Representatives or shareholders (other than the Company) or any other Person, and hereby specifically acknowledges and agrees that such Persons shall have no liability or obligations, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof, including (1) for any alleged nondisclosure or misrepresentations made by any such Person or (2) in connection with the accuracy, completeness or materiality of any Company Projection. Each of Parent and Merger Sub acknowledges and agrees that (A) it has conducted to its satisfaction its own independent investigation of the transactions contemplated hereby (including with respect to the Company and the Company Subsidiaries and their respective businesses, operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby, has relied solely on the results of such independent investigation and the representations and warranties of the Company expressly set forth in Article III (as modified by the Company Disclosure Letter), and (B) except for the representations and warranties of the Company expressly set forth in Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, it has not relied on, or been induced by, any representation, warranty or other statement of or by the Company or any of its Affiliates, Representatives or shareholders or any other Person, including any Company Projection or with respect to the Company or the Company Subsidiaries or any of the Company’s or the Company’s Subsidiaries respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or any Company Projection, in determining to enter into this Agreement and proceed with the transactions contemplated hereby.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01 Conduct of Business.

(a) Conduct of Business by the Company. Except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by a Governmental Entity or by applicable Law, or as contemplated by the Proceedings, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (x) conduct its business in the ordinary course of business in all material respects and (y) use commercially reasonable efforts to preserve intact its business organization and existing relationships with employees, customers, suppliers and Governmental Entities. In addition, and without limiting the generality of the foregoing, except as set forth in the Company Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by a Governmental Entity or by applicable Law, or as contemplated by the Proceedings, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (A) quarterly cash dividends payable by the Company in respect of shares of Company Common Stock on a schedule consistent with the Company’s past practices in an amount per share of Company Common Stock not in excess of (1) $0.45 for quarterly dividends declared before October 31, 2018 and (2) $0.48 for quarterly dividends declared on or after October 31, 2018, (B) dividend equivalents accrued or payable by the Company in respect of Company Stock Units in accordance with the applicable award agreements, (C) dividends and distributions by a direct or indirect Company Subsidiary to the Company or a Company Subsidiary wholly owned, directly or indirectly, by the Company and (D) a “stub period” dividend to holders of record of Company Common Stock as of immediately prior to the Effective Time equal to the product of (1) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time, multiplied by (2) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the Effective Time by ninety-one (91);

(ii) amend any of its Organizational Documents (except for immaterial or ministerial amendments);

(iii) except as permitted by Section 5.01(a)(v) or for transactions exclusively among the Company and the wholly owned Company Subsidiaries or exclusively among the wholly owned Company Subsidiaries, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

(iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options, phantom stock or units, stock appreciation rights or other, similar rights, or other rights to acquire any such capital stock, securities, interests or rights, except for (A) the acquisition by the Company of shares of Company Common Stock in the open market to satisfy its obligations under all Company Benefit Plans or under the Company DRIP and (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan;

(v) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Equity Securities or Company Voting Debt, in each case, except for (A) the settlement of Company Stock Units, Company Other Performance Units or Company Unpaid Performance Units outstanding as of the date of this Agreement in accordance with their terms or the terms of the Company Stock Plan, or (B) subject to, and contingent upon, the amendment of the Company Stock Plan as set forth in Section 2.04(d), the grant of 2018 Stock Units to the Company Employees in the amounts set forth on Section 5.01(a)(v) of the Company Disclosure Letter, and the grant of 2019 Stock Units to equity eligible Company Personnel in the ordinary course of business and consistent with past practices;

(vi) (A) grant to any Company Personnel any increase in compensation or benefits (including paying to any Company Personnel any amount not due) except in the ordinary course of business and consistent with past practices and market practice provided, that, with respect to Company Personnel at director-level employee or above (“Senior Employees”), such compensation increases shall not, in the aggregate, exceed 3% of the aggregate base salaries paid to Senior Employees for 2018, provided, further, that no compensation increase for any Senior Employee will exceed 5% of such Senior Employee’s base salary as of the date of this Agreement, (B) grant to any Company Personnel any increase in change-in-control, severance, retention or termination pay, or enter into, amend or waive any provision of any change-in-control, severance, retention or termination agreement with any Company Personnel, (C) grant any additional awards under the Energy Systems Group, LLC Long Term Incentive Plan, (D) establish, adopt, enter into, amend in any material respect, withdraw from, terminate or waive any material provision of any Company Union Contract or Company Benefit Plan or Company Benefit Agreement (or any plan or agreement that would be a Company Union Contract, Company Benefit Plan or Company Benefit Agreement if in existence on the date hereof), or Multiemployer Plan, in each case, except in the ordinary course of business consistent with past practices, or as required by Law or contractual obligations existing on or prior to the date hereof, (E) newly recognize any labor union as the bargaining representative of any employees of the Company or any Company Subsidiary that is a utility, except as required by Law or (F) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, except in the case of the foregoing clauses (A) through (F) for actions required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement existing on the date hereof, or as required by the terms and conditions of this Agreement;

(vii) without limiting the effect of any of the other clauses in this Section 5.01(a), hire or terminate (other than for cause) any employee of the Company or any Company Subsidiary who is or would be a Senior Employee;

(viii) make any material change in accounting methods, principles or practices, except to the extent as may have been required by a change in applicable Law or GAAP or by any Governmental Entity (including the SEC or the Public Company Accounting Oversight Board);

(ix) make any acquisition or disposition, sale or transfer of an asset or business (including by merger, consolidation or acquisition of stock or any other equity interests or assets) except for (A) any acquisition of equipment, inventory or similar items in the ordinary course of business or (B) any disposition of obsolete or worn-out equipment in the ordinary course of business;

(x) incur any Indebtedness, except for (A) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or existing commercial paper programs in the ordinary course of business or (B) Indebtedness incurred in accordance with the financing plan set forth in Section 5.01(a)(x) of the Company Disclosure Letter, provided, that prior to incurring any Indebtedness pursuant to this clause (B) the Company shall consult with Parent with respect to the form and terms of such Indebtedness and any related interest rate risk management; provided, further, that in no event shall any Indebtedness incurred pursuant to this Section 5.01(a)(x) (or any Contract related to such Indebtedness) include any term or provision pursuant to the which the consummation of the Merger or the other transactions contemplated by this Agreement would reasonably be expected to result in a breach, default or event of default with respect to such Indebtedness (or any Contract related to such Indebtedness) or permit the holders of any Indebtedness of the Company or any Company Subsidiary to accelerate payment of such Indebtedness or require the Company or any Company Subsidiary to voluntarily or involuntarily redeem, repurchase or repay such Indebtedness prior to its scheduled maturity, and provided, further that in no event shall the total Indebtedness of the Company and the Company Subsidiaries exceed the amount set forth in Section 5.01(a)(x) of the Company Disclosure Letter;

(xi) make, or agree or commit to make, any capital expenditure, except (A) in accordance with the capital plan set forth in Section 5.01(a)(xi) of the Company Disclosure Letter, plus a 10% variance for each principal category set forth in such capital plan, (B) with respect to any capital expenditure not addressed by the foregoing clause (A), not to exceed $50,000,000 in the aggregate in any twelve (12) month period or (C) capital expenditures related to operational emergencies, equipment failures or outages; provided, that the Company shall provide Parent with notice of such action taken as soon as reasonably practicable thereafter;

(xii) enter into, modify or amend in any material respect, or terminate or waive any material right under, any Company Contract (except for (A) any modification, amendment, termination or waiver in the ordinary course of business or (B) a termination without material penalty or loss of material benefit to the Company or the appropriate Company Subsidiary);

(xiii) enter into, modify or amend in any material respect any contractual guarantee, support agreement or similar arrangement except in the ordinary course of business;

(xiv) (A) make or change any material Tax election, (B) change in any material respect any method of Tax accounting, (C) settle or compromise any material Tax liability, audit or other proceeding, (D) compromise or surrender any Tax refund, credit or other similar benefit, or (E) enter into any closing agreements relating to a material amount of Taxes, amend any material Tax Return, grant any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax (excluding extensions of time to file Tax Returns obtained in the ordinary course);

(xv) waive, release, assign, settle or compromise any material Claim against the Company or any Company Subsidiary, except for waivers, releases, assignments, settlements or compromises that do not relate to Transaction Litigation and that (A) with respect to the payment of monetary damages, the amount of monetary damages to be paid by the Company or the Company Subsidiaries does not exceed (1) the amount with respect thereto reflected on the Company Financial Statements (including the notes thereto) or (2) $10,000,000, in the aggregate, in excess of the proceeds received or to be received from any insurance policies in connection with such payment or (B) with respect to any nonmonetary terms and conditions thereof, would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and the Company Subsidiaries (taken as a whole) and do not involve an admission of criminal wrongdoing by the Company or any Company Subsidiary;

(xvi) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act;

(xvii) enter into a new line of business or cease operations of an existing line of business;

(xviii) adopt or recommend a plan or agreement of complete or partial liquidation or dissolution, restructuring or other reorganization, except for any such transactions between or among the Company and its wholly owned Company Subsidiaries;

(xix) materially change any of its energy price risk management and marketing of energy parameters, limits and guidelines (the “Company Risk Management Guidelines”) or enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar transactions other than as permitted by the Company Risk Management Guidelines;

(xx) fail to maintain, terminate or cancel any material insurance coverage maintained by the Company or any Company Subsidiary with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms;

(xxi) except to the extent permitted by Section 5.02, initiate or pursue any Proceedings with or before any Governmental Entity; or

(xxii) enter into any Contract to do any of the foregoing.

(b) Emergencies. Notwithstanding anything to the contrary herein, the Company may, and may cause any Company Subsidiary to, take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural Persons; provided, that (x) the Company shall provide Parent with notice of such action taken as soon as reasonably practicable thereafter and (y) such actions shall be made in accordance with Good Utility Practice.

(c) No Control of the Company’s Business. Parent acknowledges and agrees that (i) nothing contained herein is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

(d) Notice of Changes. Each of Parent and the Company shall promptly notify the other orally and in writing of any change or event of which it becomes aware that would reasonably be expected to prevent any of the conditions precedent described in Article VII for which it is responsible from being satisfied.

SECTION 5.02 Proceedings. Between the date of this Agreement and the Closing, the Company and the Company Subsidiaries may (a) continue to pursue the regulatory and other proceedings set forth in Section 5.02 of the Company Disclosure Letter, in the ordinary course, and (b) respond (after reasonable consultation with Parent) to regulatory proceedings initiated by other parties in which the Company or one or more Company Subsidiaries is an interested party, and (c) with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), in the ordinary course initiate new rate cases or any other proceeding (the foregoing clauses (a), (b) and (c), collectively, the “Proceedings”) and (d) take any other action contemplated by or described in any filings or other submissions filed or submitted in connection with the Proceedings prior to the date of this Agreement; provided, however, that the Company shall (A) keep Parent informed as promptly as reasonably practicable of any material communications or meetings with any Governmental Authority with respect to Proceedings and shall provide copies of any written communications or materials, (B) consult with Parent and give Parent a reasonable opportunity, within time constraints imposed in such Proceedings, to comment on material written communications or materials submitted to any Governmental Authority, in each case with respect to any Proceedings, which the Company shall consider in good faith and (C) at the request of Parent, provide Parent a reasonable opportunity to participate in any material meeting or communications related thereto. Parent shall have the opportunity to review and comment on all economic aspects of any filings in connection with any Proceedings and shall the right to approve (which approval shall not be unreasonably withheld, delayed or conditioned) any settlement or stipulation in respect of any Proceeding if such settlement or stipulation (a) would affect the authorized capital structure or authorized return on equity of the Company or any Company Subsidiaries in an adverse manner, (b) materially affect the return on equity of the Company or any Company Subsidiary in an adverse manner or (c) would reasonably be expected to be materially adverse to the Company or the applicable Company Subsidiary.

SECTION 5.03 No Solicitation by the Company; Company Board Recommendation.

(a) The Company shall not, shall cause its Affiliates not to, and shall use reasonable efforts to cause its and their respective officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives (collectively, “Representatives”) not to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, in each case, except for this Agreement and the transactions contemplated hereby, or (ii) directly or indirectly participate in any discussions or negotiations with any Person (except for Parent and Parent’s Affiliates and its and their respective Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to, or cooperate in any way with any such Person with respect to, any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal. The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (except for Parent and Parent’s Affiliates and its and their respective Representatives) with respect to any Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Shareholder Approval, in response to the receipt of a bona fide written Company Takeover Proposal made after the date of this Agreement that does not result from a breach (other than an immaterial breach) of this Section 5.03(a) by the Company and that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) constitutes or could reasonably be expected to lead to a Superior Company Proposal, the Company and its Representatives may (1) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided, that (i) all such information has previously been provided to Parent or is provided to Parent prior to or concurrently with the provision of such information to such Person) pursuant to a customary confidentiality agreement that does not restrict the Company’s ability to comply with its obligations under this Section 5.03 and (2) participate in discussions regarding the terms of such Company Takeover Proposal, including terms of a Company Acquisition Agreement with respect thereto, and the negotiation of such terms with the Person making such Company Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Representative of the Company or any of its Affiliates, in each case, at the Company’s direction, shall constitute a breach of this Section 5.03(a) by the Company. Notwithstanding anything to the contrary herein, to the extent the Company Board determines in good faith (after consultation with outside legal counsel) that it is required in order for the Company Board to comply with its fiduciary obligations, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow a confidential Company Takeover Proposal to be made to the Company or the Company Board so long as the Company Board promptly (and in any event, within one Business Day) notifies Parent thereof after granting any such waiver, amendment or release.

(b) Except as set forth in Section 5.03(a), Section 5.03(c) and Section 5.03(e), and except for the public disclosure of a Company Recommendation Change Notice, neither the Company Board nor any committee thereof shall (i) withdraw, change, qualify, withhold, modify in any manner adverse to Parent, or propose publicly to withdraw, change, qualify, withhold, modify in any manner adverse to Parent, the Company Board Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Company Takeover Proposal, (iii) fail to include in the Proxy Statement the Company Board Recommendation or (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (any action in the foregoing clauses (i)–(iv) being referred to as a “Company Adverse Recommendation Change”). Except as set forth in Section 5.03(a), Section 5.03(c) and Section 5.03(e), neither the Company Board nor any committee thereof shall authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Company Takeover Proposal, or requiring, or that would reasonably be expected to cause, the Company to abandon or terminate this Agreement (a “Company Acquisition Agreement”).

(c) Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change if (i) a Company Intervening Event has occurred or (ii) the Company has received a Superior Company Proposal that does not result from a breach (other than an immaterial breach) of Section 5.03 by the Company and, in each case, if the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to effect a Company Adverse Recommendation Change as a result of the occurrence of such Company Intervening Event or in response to the receipt of such Superior Company Proposal, as the case may be, would reasonably likely be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company Board may not make such Company Adverse Recommendation Change unless (1) the Company Board has provided prior written notice to Parent (a “Company Recommendation Change Notice”) that it is prepared to effect a Company Adverse Recommendation Change at least four (4) Business Days prior to taking such action, which notice shall specify the basis for such Company Adverse Recommendation Change and, in the case of a Superior Proposal, attaching the most current draft of any Company Acquisition Agreement with respect to such Superior Company Proposal or, if no draft exists, a summary of the material terms and conditions of such Superior Company Proposal (it being understood that such Company Recommendation Change Notice shall not in itself be deemed a Company Adverse Recommendation Change and that if Parent has committed in writing to any changes to the terms of this Agreement and there has been any subsequent material revision or amendment to the terms of a Superior Company Proposal, a new notice to which the provisions of clauses (2), (3) and (4) of this Section 5.03(c) shall apply mutatis mutandis except that, in the case of such a new notice, all references to four (4) Business Days in this Section 5.03(c) shall be deemed to be two (2) Business Days), (2) during the four (4) Business Day period after delivery of the Company Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement that Parent proposes to make and (3) at the end of such four (4) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by Parent, the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make such a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, and that, in the case of a Company Adverse Recommendation Change with respect to a Company Takeover Proposal, such Company Takeover Proposal still constitutes a Superior Company Proposal.

(d) The Company shall promptly (and in any event no later than the later of (i) twenty-four (24) hours or (ii) 5:00 p.m. New York City time on the next Business Day) advise Parent orally and in writing of any Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal and the identity of the Person making any such Company Takeover Proposal. The Company shall keep Parent reasonably informed in all material respects on a reasonably current basis (and in any event no later than the later of (i) twenty-four (24) hours or (ii) 5:00 p.m. New York City time on the next Business Day) of the material terms and status (including any change to the terms thereof) of any Company Takeover Proposal.

(e) Nothing contained in this Section 5.03 shall prohibit the Company from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of the Company if, in the good-faith judgment of the Company Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law.

(f) For purposes of this Agreement:

(i) “Company Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (B) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (D) transaction (including any tender offer or exchange offer) in which any Person (or the shareholders of any Person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of any class of capital stock of the Company or (E) any combination of the foregoing.

(ii) “Superior Company Proposal” means a bona fide written Company Takeover Proposal (provided, that for purposes of this definition, the applicable percentage in the definition of Company Takeover Proposal shall be “50.1%” rather than “20% or more”), which the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor, and taking into account the legal, financial, regulatory, timing and other aspects of such Company Takeover Proposal, the identity of the Person making the proposal and any financing required for such proposal, the ability of the Person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the Company Board, is more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement that are committed to in writing by Parent (including pursuant to Section 5.03(c)).

(iii) “Company Intervening Event” means any fact, circumstance, effect, change, event or development that (A) is unknown to or by the Company Board as of the date hereof (or if known, the magnitude or material consequences of which were not known to or understood by the Company Board as of the date of this Agreement), (B) becomes known to or understood by the Company Board prior to obtaining the Company Shareholder Approval and (C) has or would reasonably be expected to have a material beneficial effect on the Company and the Company Subsidiaries, taken as a whole.

SECTION 5.04 Financing.

(a) Parent shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Affiliates to, consummate the Financing, or any Substitute Financing, in each case on the terms and conditions thereof (as the same may be amended in accordance with the terms of this Section 5.04 and including any “market flex” provisions thereof) as promptly as possible following the date of this Agreement (and, in any event, no later than the Closing Date), including (i) (1) maintaining in effect the Debt Letters and complying with all of their respective obligations thereunder and (2) negotiating, entering into and delivering definitive agreements with respect to the Financing reflecting the terms contained in the Debt Letters (including any “market flex” provisions thereof) (or with other terms agreed by Parent and the Financing Parties, subject to the restrictions on amendments of the Debt Letters set forth below), so that such agreements are in effect no later than the Closing, and (ii) satisfying on a timely basis all the conditions to the Financing and the definitive agreements related thereto that are applicable to Parent and its Affiliates that are within their control.

(b) In the event that all conditions set forth in Sections 7.01 and 7.03 have been satisfied or waived or, upon funding shall be satisfied or waived, Parent and its Affiliates shall use their reasonable best efforts to cause the Persons providing the Financing (such Persons, or any other financing sources and counterparties to any new or replacement financing, including any Substitute Financing, entered into in accordance with the terms hereof, the “Financing Parties”) to fund the Financing in accordance with its terms on the Closing Date, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby, and to enforce its rights under the Debt Letters in the event of any breach by the Financing Parties of their funding obligations thereunder. Parent shall not, and shall cause its Affiliates not to, take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Debt Letters or in any definitive agreement related to the Financing.

(c) Parent shall keep the Company reasonably informed on a current and timely basis of the status of Parent’s efforts to obtain the Financing and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the Financing, providing copies of substantially final drafts of the credit agreement and other primary definitive documents (provided, that any fee letter may be redacted) and giving the Company prompt notice of any material breach or default (or alleged or purported material breach or default) by any party to the Debt Letters of which Parent has become aware or any termination or repudiation (or alleged or purported termination or repudiation) of the Debt Letters.

(d) Parent may amend, modify, terminate, assign or agree to any waiver under the Debt Letters (including to add lenders, arrangers, agents, bookrunners, managers and other financing sources) without the prior written approval of the Company; provided, that Parent shall not, without Company’s prior written consent, permit any such amendment, modification, assignment, termination or waiver to be made to, or consent to any waiver of, any provision of or remedy under the Debt Letters which would (1) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless Parent has available cash to fund any additional fees or original issue discount without affecting Parent’s ability to pay the Merger Consideration), other than such reductions in an amount equal to the aggregate amount of (i) any debt or equity financing (including equity forward arrangements) obtained by the Parent or its Subsidiaries, (ii) any increase of the commitments under the existing revolving credit facilities of the Parent and its Subsidiaries, (iii) any commercial paper issuances by the Parent or its Subsidiaries and (iv) proceeds of any asset sales of the Parent and its Subsidiaries, in each case, to the extent such event occurs, (w) such event does not result in a mandatory reduction of the amount of the Financing under the terms of the Debt Letter (it being understood and agreed that any such mandatory reduction pursuant to the terms of the Debt Letter shall not be deemed to be an amendment, modification, assignment, termination or waiver of the Debt Letter subject to the terms of this Section 5.04(d)), (x) the cash proceeds of any such event are received by Parent on or prior to the Effective Date or will be available to Parent on the Effective Date on conditions that are no more onerous than the conditions set forth in the Debt Letter, (y) solely with respect to any reduction pursuant to clause (ii) above, such increase of the commitments under the existing revolving credit facilities of the Parent or its Subsidiaries shall be accompanied by a waiver of the financial covenant set forth in Section 7.2(a) of the existing revolving credit agreement of the Parent or such Subsidiary, as applicable, and (z) Parent intends to use such cash proceeds to pay its obligations under this Agreement in lieu of proceeds from the Financing contemplated by the terms of the Debt Letters, (2) impose new or additional conditions to the Financing or (3) otherwise expand, amend, modify or waive any provision of the Debt Letters in a manner that in any such case would reasonably be expected to (A) delay or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date, (B) adversely impact the ability of Parent to enforce its rights against the Financing Parties or any other parties to the Debt Letters or the definitive agreements with respect thereto or (C) adversely affect the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby. In the event that new debt or equity commitment letters or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Letters permitted pursuant to this Section 5.04(d)), such new commitment letters or fee letters shall be deemed to be a part of the “Financing” and deemed to be the “Debt Letters” for all purposes of this Agreement. Parent shall promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Debt Letters (provided, that any fee letter may be redacted).

(e) If funds in the amounts set forth in the Debt Letters, or any portion thereof, become unavailable except as a result of a reduction in commitments under the Debt Letters as permitted under clause (d)(1) above, Parent shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event to (i) notify the Company in writing thereof, (ii) use its reasonable best efforts to obtain substitute financing sufficient to enable Parent to consummate the Merger and the other transactions contemplated hereby in accordance with its terms (the “Substitute Financing”) and (iii) use its reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (in redacted form reasonably satisfactory to the Persons providing such Substitute Financing removing only fee amounts, pricing caps, rates and amounts included in the “market flex”, certain other economic provisions and certain other confidential terms (none of which would reasonably be expected to adversely affect the conditionality, enforceability, termination or availability of the Financing)) and related definitive financing documents with respect to such Substitute Financing; provided, however, that any such Substitute Financing shall not, without the prior written consent of the Company, (1) reduce the aggregate amount of the Financing contemplated at such time (including by increasing the amount of fees to be paid or original issue discount) or (2) impose new or additional conditions to the Financing or otherwise expand, amend, modify or waive any of the conditions of the Financing, in a manner that would reasonably be expected to delay or prevent the consummation of the Merger and the other transactions contemplated hereby, as compared to the Debt Letters in effect on the date hereof. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter for such Substitute Financing shall be deemed the “Debt Letters” for all purposes of this Agreement.

(f) Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Debt Letters.

(g) Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining the Financing, any Substitute Financing or any other financing.

SECTION 5.05 Financing Cooperation.

(a) From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Section 8.01), subject to the limitations set forth in this Section 5.05, and unless otherwise agreed by Parent, the Company will, and will cause each of its Subsidiaries to, and will use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, use its or their reasonable best efforts to cooperate with Parent as reasonably requested by Parent in connection with Parent’s arrangement of the Financing (which, solely for purposes of this Section 5.05 and the use of the term Financing Party in this Section 5.05, shall include any alternative equity or debt financings, all or a portion of which will be used to fund the Merger Consideration). Such cooperation will include using reasonable best efforts to:

(i) cooperate with the marketing efforts of Parent for all or any part of the Financing, including making appropriate officers reasonably available, with appropriate advance notice, for participation in lender, underwriter, initial purchaser or investor meetings, due diligence sessions, meetings with ratings agencies and road shows, and reasonable assistance in the preparation of confidential information memoranda, private placement memoranda, prospectuses, registration statements, lender and investor presentations, ratings agency presentations and similar documents as may be reasonably requested by Parent or any Financing Party, in each case, with respect to information relating to the Company and its Subsidiaries in connection with such marketing efforts;

(ii) furnish Parent and the Financing Parties with the Required Financial Information and any other information with respect to the Company and its Subsidiaries as is reasonably requested by Parent or any Financing Party and is customarily (A) required for the marketing, arrangement and syndication of financings similar to the Financing or (B) used in the preparation of customary offering or information documents or rating agency, lender presentations or road shows relating to the Financing; provided, that, the Company will use its reasonable best efforts to update such Required Financial Information provided to Parent pursuant to Section 5.05 as may be necessary so that such Required Financial Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading;

(iii) request that the Company’s independent accountants participate in drafting sessions and accounting due diligence sessions and cooperate with the Financing (including as set forth in the Debt Letters as in effect on the date of this Agreement) or in connection with a customary offering of securities, including the type described in the Commitment Letter, consistent with their customary practice, including requesting that they provide customary consents and comfort letters (including “negative assurance” comfort) to the extent required in connection with the marketing and syndication of the Financing (including as set forth in the Debt Letters as in effect on the date of this Agreement) or as are customarily required in an offering of securities of the type contemplated by the Financing;

(iv) obtain or provide certificates as are customary in financings of such type and other customary documents (other than legal opinions) relating to the Financing as reasonably requested by Parent;

(v) furnish all documentation and other information required by a Governmental Entity or any Financing Party under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), to the extent reasonably requested by Purchaser at least 10 Business Days prior to the anticipated Closing Date;

(vi) assist Parent in obtaining any credit ratings from rating agencies contemplated by the Debt Letters;

(vii) use reasonable best efforts to obtain such consents, waivers, estoppels, approvals, authorizations and instruments which may be requested by Parent in connection with the Financing;

(viii) cooperate in satisfying the conditions precedent set forth in any definitive documentation related to the Financing to the extent satisfaction of such condition reasonably requires the cooperation of, or is within the control of, the Company; and

(ix) cooperate with respect to the delivery of any required notices regarding the Merger to the holders of Company indebtedness;

provided, further, that nothing in this Agreement shall require the Company to cause the delivery of (1) legal opinions or reliance letters or any certificate as to solvency or any other certificate necessary for the Financing, other than as contemplated by Section 5.05(a)(iii) or Section 5.05(a)(iv), (2) any audited financial information or any financial information prepared in accordance with Regulation S-K or Regulation S-X under the Securities Act of 1933, as amended, or any financial information in a form not customarily prepared by the Company with respect to such period or (3) any financial information with respect to a month or fiscal period that has not yet ended or has ended less than forty (40) days prior to the date of such request.

(b) Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.05): (i) nothing in this Agreement (including this Section 5.05) shall require any such cooperation to the extent that it would (1) require the Company to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities or give any indemnities prior to the Closing, (2) unreasonably interfere with the ongoing business or operations of the Company or its Subsidiaries, (3) require the Company or any of the Company Subsidiaries to enter into or approve any agreement or other documentation effective prior to the Closing, (4) result in any conflict with the Company Articles, the Company Bylaws or the Organizational Documents of any Company Subsidiary, (5) reasonably be expected to result in a material violation or material breach of, or a material default (with or without notice, lapse of time or both) under, any Contract to which the Company or any Company Subsidiary is a party, including this Agreement, (6) reasonably be expected to result in a material violation of applicable Law (including with respect to privacy of employees) or (7) reasonably be expected to threaten the loss of any attorney-client privilege or other applicable legal privilege; and (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company, its Subsidiaries, or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be effective until the Closing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing in a form and manner mutually agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or its Subsidiaries or any of their respective subsidiaries or the reputation or goodwill of any of the foregoing.

(c) Parent shall (i) promptly upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of counsel and accountants) incurred by the Company, any of the Company Subsidiaries, any of its or their Representatives in connection with any cooperation contemplated by this Section 5.05 and (ii) indemnify and hold harmless the Company, the Company Subsidiaries and its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with, such cooperation or the Financing and any information used in connection therewith other than those claims, losses, damages, injuries, liabilities, judgments, awards, penalties, fines, costs, expenses and settlement payment arising out of or resulting from the gross negligence, fraud or willful misconduct of the Company, any of the Company Subsidiaries or any of their respective Representatives as finally determined by a court of competent jurisdiction.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Preparation of the Proxy Statement; Company Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, unless the Company Board has made a Company Adverse Recommendation Change, the Company shall prepare and cause to be filed with the SEC a proxy statement to be mailed to the shareholders of the Company relating to the Company Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form. Parent shall furnish to the Company all information concerning itself and Merger Sub as the Company may reasonably request for inclusion in the Proxy Statement, and provide such other assistance, as may be reasonably requested by the Company or its outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement.

(b) The Company agrees that (i) assuming the truth, accuracy and completeness of the information supplied to the Company by Parent for inclusion or incorporation by reference in the Proxy Statement, the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) assuming the truth, accuracy and completeness of the information supplied to the Company by Parent for inclusion or incorporation by reference in the Proxy Statement, the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Parent and Merger Sub agree that none of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(c) The Company shall promptly notify the Parent after the receipt of any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC, on the other hand. Unless, the Company Board has made a Company Adverse Recommendation Change, the Company shall:

(i) use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (2) to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement;

(ii) file the Proxy Statement in definitive form with the SEC and cause such definitive Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable after the SEC advises the Company that the SEC has no further comments on the Proxy Statement; and

(iii) include the Company Board Recommendation in the preliminary and definitive Proxy Statement.

Notwithstanding anything to the contrary herein, unless the Company Board has made a Company Adverse Recommendation Change, prior to filing the Proxy Statement in preliminary form with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement or mailing the Proxy Statement in definitive form to the shareholders of the Company, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and consider in good faith any of the Parent’s comments thereon.

(d) If, prior to the Company Shareholder Meeting, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(d) shall limit the obligations of any Party under Section 6.01(a).

(e) If prior to the Company Shareholder Meeting, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information in the Proxy Statement (other than information provided by Parent regarding Parent or Merger Sub for inclusion in the Proxy Statement), that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(e) shall limit the obligations of any Party under Section 6.01(a).

(f) Unless the Company Board has made a Company Adverse Recommendation Change, the Company shall, as soon as practicable after mailing of the definitive Proxy Statement to the shareholders of the Company, duly convene and hold the Company Shareholders Meeting and, subject to Section 5.03(c), solicit the Company Shareholder Approval.

SECTION 6.02 Access to Information; Confidentiality.

(a) Subject to applicable Law and the Confidentiality Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and its Representatives reasonable access (at Parent’s sole cost and expense), during normal business hours and upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.01, to the material properties, books, contracts, commitments, personnel and records of the Company and the Company Subsidiaries, and during such period, the Company shall, and shall cause the Company Subsidiaries to, make available promptly to Parent (i) to the extent not publicly available, a copy of each material Filing made by it during such period pursuant to the requirements of securities Laws or filed with or sent to the SEC, the IURC, the PUCO or any other Governmental Entity and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold from Parent or its Representatives any document or information that the Company believes is subject to the terms of a confidentiality agreement with a third party (provided, that the Company shall use its reasonable best efforts to obtain the required consent of such third party to disclose such document or information) or subject to any attorney–client privilege (provided, that the Company shall use its reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney–client privilege) or is commercially sensitive (as determined in the Company’s reasonable discretion); provided, further, that neither the Company nor Parent or their respective Representatives shall have the right to collect any air, soil, surface water or ground water samples or perform any invasive or destructive air sampling on, under, at or from any of the properties owned, leased or operated by the other Party or its Subsidiaries.

(b) All documents and information exchanged pursuant to this Section 6.02 shall be subject to the letter agreement, dated as of January 29, 2018, between the Company and Parent, as amended (the “Confidentiality Agreement”). If this Agreement is terminated pursuant to Section 8.01, the Confidentiality Agreement shall remain in effect in accordance with its terms.

SECTION 6.03 Further Actions; Regulatory Approvals; Required Actions.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to cause the conditions to the Closing set forth in Article VII to be satisfied as promptly as reasonably practicable or to effect the Closing as promptly as reasonably practicable, including (i) making all necessary Filings with Governmental Entities or third parties, (ii) obtaining the Required Consents and all other third-party Consents that are necessary, proper or advisable to consummate the Merger, (iii) obtaining the Required Statutory Approvals, the Required State Approvals and all other Consents of Governmental Entities that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated hereby and (iv) executing and delivering any additional instruments that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated hereby.

(b) In connection with and without limiting the generality of Section 6.03(a), each of Parent and the Company shall:

(i) make or cause to be made, in consultation and cooperation with the other, at a mutually agreeable time after the date of this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger;

(ii) make or cause to be made, as promptly as reasonably practicable after the date of this Agreement and in any event within sixty (60) days after the date of this Agreement, which may be extended by mutual agreement of the Parties, all necessary Filings with other Governmental Entities relating to the Merger, including any such Filings necessary to obtain any Required Statutory Approval and any Required State Approval;

(iii) furnish to the other all assistance, cooperation and information reasonably required for any such Filing and in order to achieve the effects set forth in this Section 6.03;

(iv) unless prohibited by applicable Law or by a Governmental Entity, give the other Party reasonable prior notice of any such Filing and, to the extent reasonably practicable, of any communication with any Governmental Entity relating to the Merger (including with respect to any of the actions referred to in this Section 6.03(b)) and, to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such Filing or communication;

(v) respond as promptly as reasonably practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with antitrust, competition or similar matters (including a “second request” under the HSR Act) and not extend any waiting period under the HSR Act or enter into any agreement with any such Governmental Entity or other authorities not to consummate the Merger, except with the prior written consent of the other Party;

(vi) provide any information requested by any Governmental Entity in connection with any review or investigation of the transactions contemplated by this Agreement; and

(vii) unless prohibited by applicable Law or a Governmental Entity, to the extent reasonably practicable, (A) not participate in or attend any meeting or engage in any substantive conversation with any Governmental Entity in respect of the Merger without the other Party, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and, in the event one Party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such Party apprised with respect thereto, (C) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (D) furnish the other Party with copies of all substantive correspondence, Filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement or the Merger; provided, that the Parties shall be permitted to redact any correspondence, Filing or communication to the extent such correspondence, Filing or communication contains commercially sensitive information.

(c) Parent shall not, and shall cause its Affiliates not to, take any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that could reasonably be expected to materially increase the risk of not obtaining or making any Consent or Filing contemplated by this Section 6.03 or the timely receipt thereof. In furtherance of and without limiting any of Parent’s covenants and agreements under this Section 6.03, but subject to the other terms and conditions of this Section 6.03, Parent shall use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a Governmental Entity so as to enable the Closing to occur as soon as reasonably possible, which such reasonable best efforts shall include the following:

(i) defending through litigation on the merits, including appeals, any Claim asserted in any court or other proceeding by any Person, including any Governmental Entity, that seeks to or could prevent or prohibit or impede, interfere with or delay the consummation of the Closing;

(ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Parent or its Affiliates or the Company or the Company Subsidiaries, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture, licensing or disposition;

(iii) agreeing to any limitation on the conduct of Parent or its Affiliates (including, after the Closing, the Surviving Corporation and the Company Subsidiaries); and

(iv) agreeing to take any other action as may be required by a Governmental Entity in order to effect each of the following: (A) obtaining all Required Statutory Approvals and Required State Approvals as soon as reasonably possible and in any event before the End Date, (B) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the Closing and (C) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or impeding, interfering with or delaying the Closing;

provided that, notwithstanding anything contained in this Agreement, the provisions of this Section 6.03 shall not be construed to (i) require Parent, Merger Sub or any Subsidiary of Parent or (ii) permit the Company or any Company Subsidiary without the prior written consent of Parent, to undertake any efforts or take any action (including accepting any terms, conditions, liabilities, obligations, commitment, sanctions or other measures and proposing, negotiating, committing to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of Parent or the Company or their respective Subsidiaries) if the taking of such efforts or action, individually or in the aggregate, has resulted or would reasonably be expected to result in a Burdensome Condition.

(d) Notwithstanding anything in this Section 6.03 to the contrary, (i) Parent shall have primary responsibility for, and shall take the lead in, scheduling and conducting any meeting with any Governmental Entity, coordinating and making any applications and filings with, and resolving any investigation or other inquiry of, any agency or other Governmental Entity, obtaining the Parent Required Statutory Approvals and the Company Required Statutory Approvals, the Required State Approvals, Required Consents, Consents, Permits and other approvals and confirmations from any Governmental Entity necessary, proper or advisable to consummate the Merger; provided, that, Parent agrees to consult with the Company reasonably in advance of taking any such action. Parent shall promptly notify the Company and the Company shall notify Parent of any notice or other communication from any Person alleging that such Person’s Consent is or may be required in connection with the Merger.

SECTION 6.04 Transaction Litigation. The Company shall promptly notify Parent of any shareholder litigation arising from this Agreement or the Merger that is brought against the Company or members of the Company Board (“Transaction Litigation”). The Company shall reasonably consult with Parent with respect to the defense or settlement of any Transaction Litigation and shall not settle any Transaction Litigation without Parent’s consent (not to be unreasonably withheld, conditioned or delayed); provided, that the Company shall not be required to take any action to the extent doing so would reasonably be expected to threaten the loss of any attorney-client privilege or other applicable legal privilege (provided, that the Company shall use its reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible)).

SECTION 6.05 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.06 Governance Matters. Parent hereby confirms that, subject to the occurrence of the Effective Time, it:

(a) shall cause the Surviving Company to retain the Vectren Corporation name, as a CenterPoint company, for a minimum of five years after the Effective Time;

(b) shall establish the combined gas headquarters in Evansville, Indiana and shall maintain this presence for a minimum of three years after the Effective Time;

(c) shall establish the chief business officer of Southern Indiana Gas and Electric Company as a new direct report to the Chief Executive Officer of Parent;

(d) shall center its integration efforts with respect to the Merger in Evansville, Indiana with a series of teams co-lead by heritage Company and Parent employees, with such teams to include the chief business officer of the combined gas businesses of Parent and the Company and Southern Indiana Gas and Electric Company;

(e) shall cause the Surviving Company to retain key operational activities in support of the Company Subsidiaries that are utilities in Evansville, Indiana after the Effective Time;

(f) shall cause the Surviving Company to remain active in community efforts, including continued support of ongoing participation of Company employees on local boards after the Effective Time; and

(g) shall cause the Surviving Company to increase charitable giving in Indiana and Ohio by a minimum of $3 million per year in the aggregate (as compared to giving levels as of the date of this Agreement) for a minimum of five years after the Effective Time via contributions to the Vectren Foundation and cause the Surviving Company to retain the headquarters of the Vectren Foundation in Evansville, Indiana and such foundation would remain an Indiana corporation.

SECTION 6.07 Public Announcements. Except with respect to (a) a Company Adverse Recommendation Change, a Company Recommendation Change Notice, a Company Takeover Proposal, a Superior Company Proposal or any matter related to any of the foregoing, (b) any dispute between or among the Parties regarding this Agreement or the transactions contemplated hereby, and (c) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, SEC Filings, Q&As or other publicly disclosed documents, in each case under this clause (c), to the extent such disclosure is still accurate in all material respects (and not materially misleading), Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other written public statement with respect to this Agreement or the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such written public statement prior to such consultation, except as such Party reasonably concludes (based upon advice of its outside legal counsel) may be required by applicable Law, court process or by obligations pursuant to the rules of any national securities exchange or national securities quotation system. Notwithstanding the foregoing, the Company and Parent agree that the initial press release to be issued with respect to this Agreement or Merger shall be in a form agreed to by the Parties. In addition to the foregoing, the Company shall use good faith efforts to consult with Parent before distributing announcements to Company employees with respect to the Merger pursuant to a communication protocol to be mutually agreed upon by Parent and the Company (except for any such announcements related to the items described in clauses (a) and (b) of the first sentence of this Section 6.07).

SECTION 6.08 Fees, Costs and Expenses. Except as provided otherwise in this Agreement, including Section 8.02(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses, whether or not the Closing occurs.

SECTION 6.09 Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective Organization Documents and any indemnification or other similar Contracts of the Company or any Company Subsidiary, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Surviving Corporation and the Company Subsidiaries to perform their respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any Company Subsidiary or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Claim, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any Claim covered under this Section 6.09, each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Claim from Parent; provided, that (i) any Person seeking advancement of expenses shall first provide an undertaking (if and only to the extent required by applicable Law or the Surviving Corporation’s Organizational Documents) to the Parent to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (ii) the Surviving Corporation shall cooperate in good faith in the defense of any such matter.

(b) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Corporation, as the case may be, shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the covenants and agreements set forth in this Section 6.09.

(c) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A-” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.09(c) it shall obtain as much comparable insurance as possible for the years within such six (6) year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time for a period of not less than six (6) years; provided, that in no event shall the cost of any such tail policy in respect of any one policy year exceed the Maximum Amount. The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 6.09 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 6.10 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the two (2) year anniversary of the Effective Time (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide each individual who is employed by the Company or a Company Subsidiary immediately prior to the Effective Time and who remains employed thereafter by the Surviving Corporation, Parent or any of their Subsidiaries (each, a “Company Employee”) who is not a Represented Employee (as defined in Section 6.10(c)) with (i) the same or better employment responsibilities in the same location or within fifty (50) miles of the same location as held by the Company Employee immediately prior to the Effective Time, unless such Company Employee consents to such change in employment responsibilities or location change; (ii) a base salary or wage rate and short-term incentive compensation target opportunities that are no less favorable, in the aggregate, than that provided to the Company Employee immediately prior to the Effective Time; and (iii) employee benefits that are substantially comparable, in the aggregate, to those provided to the Company Employee immediately prior to the Effective Time. During the Continuation Period, Parent shall, and shall cause the Surviving Corporation to, provide each eligible Company Employee who experiences a termination of employment by the Surviving Corporation without “Cause” (excluding due to death or disability), or if applicable, by the Company Employee for “Good Reason” (as each such term is defined under the applicable severance arrangement) severance benefits that are no less than the sum of (i) those applicable to an eligible Company Employee pursuant to either (A) the Company’s general severance benefit guidelines, (B) the Company’s Severance Plan for Executive Officers, as in effect immediately prior to the Effective Time or (C) an individual written agreement that provides for severance payments during the Continuation Period and (ii) continuation of base salary or wages for the balance of the Continuation Period and continued payment of employer premiums for health benefits that an eligible Company Employee elects to continue pursuant to COBRA; provided, that, the provisions of this sentence shall not apply to the officers of the Company, Vectren Utility Holdings, Inc. and subsidiaries of Vectren Utility Holdings, Inc. with an employment, change of control, severance or similar agreement (whether or not such agreements are triggered by the transactions contemplated by this Agreement). A Company Employee will not be eligible for severance benefits if such Company Employee leaves voluntarily other than for “Good Reason”, if applicable (including voluntary resignation or retirement) or, is discharged due to misconduct, including, but not limited to, a violation of employment policies of Parent or the Surviving Corporation. Any severance benefits under this Section 6.10 shall be provided only if Company Employee executes and does not revoke a release and waiver of all claims in favor of Parent, Surviving Corporation and their Affiliates. For the avoidance of doubt, Parent or the Surviving Corporation may terminate the employment of any Company Employee at any time, with or without cause.

(b) With respect to annual cash bonuses payable under the Company Stock Plan or the Vectren Incentive Plan for the fiscal year in which the Effective Time occurs: (1) as soon as practicable following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay each Company Employee a pro-rated annual cash bonus for such fiscal year in an amount determined based on the target annual cash bonus payable under the Company Stock Plan or the Vectren Incentive Plan with such amount prorated based on the portion of such fiscal year completed as of the Effective Time and (2) for the portion of such fiscal year following the Effective Time each Company Employee who is paid a pro-rated bonus under clause (1) above shall be eligible for a pro-rated annual cash bonus with an annualized target value no less favorable than the target annual cash bonus that such Company Employee was eligible for immediately prior to the Effective Time, subject to such performance criteria as determined by Parent or the Surviving Corporation. For the avoidance of doubt, the preceding sentence shall not apply to the discretionary bonus plans or historic practices maintained by Vectren Infrastructure Services Company and Vectren Energy Services Company and bonuses under such plans or historic practices shall be governed by the terms of such plans or historic practices.

(c) With respect to each Company Employee (1) that receives a grant of 2018 Stock Units or 2019 Stock Units pursuant to the terms of Section 5.01(a)(v), a portion of which is cancelled upon the consummation of the Merger pursuant to the terms of such grant, (2) who remains an employee of the

Surviving Company or a Company Subsidiary after the Effective Time and (3) is equity-eligible (as determined by Parent in accordance with Parent’s policies), Parent shall, promptly following the Effective Time, issue to such Company Employee a replacement award on terms and conditions, including performance criteria, as determined by Parent.

(d) With respect to each Company Employee who is covered by a Company Union Contract (each, a “Represented Employee”), Parent shall, and shall cause the Surviving Corporation to, continue to honor the Company Union Contracts, in each case as in effect at the Effective Time, in accordance with their terms (it being understood that this sentence shall not be construed to limit the ability of Parent or the Surviving Corporation to amend or terminate any such Company Union Contract, to the extent permitted by the terms of the applicable Company Union Contract and applicable Law). The provisions of this Section 6.10 shall be subject to any applicable provisions of the Company Union Contracts and applicable Law in respect of such Represented Employee, to the extent the provisions of this Section 6.10 are inconsistent with or otherwise in conflict with the provisions of any such Company Union Contract or applicable Law.

(e) At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume and honor in accordance with their terms all of the Company’s and all of the Company Subsidiaries’ employment, severance, retention, termination and change-in-control plans, policies, programs, agreements and arrangements (including any change-in-control severance agreement or other arrangement between the Company and any Company Employee) maintained by the Company or any Company Subsidiary, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Merger (either alone or in combination with any other event), it being understood that this sentence shall not be construed to limit the ability of Parent or the Surviving Corporation to amend or terminate any such plans, policies, programs, agreements, or arrangements, to the extent permitted by the terms of the applicable plan, policy, program, agreement or arrangement and applicable Law; provided, that any such amendment or termination shall not be inconsistent with the terms of this Agreement that specifically relate to such plans, policies, programs, agreements, or arrangements. For purposes of any Company Benefit Plan or Company Benefit Agreement set forth on Section 3.09(a) of the Company Disclosure Letter containing a definition of “change in control,” “change of control” or similar term that relates to a transaction at the level of the Company, the Closing shall be deemed to constitute a “change in control,” “change of control” or such similar term.

(f) With respect to all employee benefit plans of Parent, the Surviving Corporation or any of their Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), each Company Employee’s service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Company Subsidiary and is accurately reflected within a Company Employee’s records) shall be treated as service with Parent, the Surviving Corporation or any of their Subsidiaries for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, except (i) to the extent that such service was not recognized under the corresponding Company Benefit Plan immediately prior to the Effective Time, (ii) for purposes of any defined benefit plan accruals or (iii) to the extent that such recognition would result in any duplication of benefits for the same period of service.

(g) Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the corresponding Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(h) Notwithstanding anything to the contrary herein, the provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.10 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no Company Personnel or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof including in respect of continued employment (or resumed employment). Nothing contained herein shall alter the at-will employment relationship of any Company Employee.

SECTION 6.11 Merger Sub.

(a) Prior to the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger.

(b) Parent hereby (i) guarantees the due, prompt and faithful payment performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

SECTION 6.12 Takeover Statutes. If any Takeover Statute or similar statute or regulation becomes applicable to this Agreement or the Merger, the Company shall use reasonable best efforts to obtain such approvals and take such actions to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement.

SECTION 6.13 Actions Regarding Certain Company Plans. Pursuant to the Master Trust Agreement for the Indiana Energy, Inc. Unfunded Supplemental Retirement Plan, effective May 1, 1999, as amended, the Master Trust Agreement for the Indiana Energy, Inc. Nonqualified Deferred Compensation Plan, effective May 1, 1999, as amended, the Company shall fund such trusts with the use of Company funds prior to or contemporaneously with the Closing pursuant to the terms of such trusts. The Company agrees to cause any third-party administrator to be appointed pursuant to the terms of the aforementioned trusts in this Section 6.13 to an independent third party with experience administering similar trusts and the fees payable to such administrator to be reasonable and customary.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01 Conditions to Each Party’s Obligation to Effect the Transactions. The obligation of each Party to effect the Closing is subject to the satisfaction or waiver (by such Party) at or prior to the Closing of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Required Statutory Approvals and Required State Approvals. The Required Statutory Approvals, including the expiration or termination of any waiting period applicable to the Merger under the HSR Act, and the Required State Approvals shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders. For purposes of this Section 7.01(b) and Section 7.01(d), a “Final Order” means a Judgment by the relevant Governmental Entity that (i) has not been reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, (ii) with respect to which, if applicable, any mandatory waiting period prescribed by Law before the Merger may be consummated has expired or been terminated, and (iii) as to which all conditions to the consummation of the Merger prescribed by Law have been satisfied.

(c) No Legal Restraints. No Law and no Judgment, whether preliminary, temporary or permanent, shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger (any such Law or Judgment, a “Legal Restraint”).

(d) No Change in Law. Since the date of this Agreement, there shall not have occurred any change in any applicable Law which would require the approval of the IURC or the PUCO prior to the consummation of the transactions contemplated hereby, including the Merger, unless the approval of the IURC and/or the PUCO, as applicable, has been obtained and has become a Final Order.

SECTION 7.02 Conditions to Obligations of the Company. The obligation of the Company to effect Closing is further subject to the satisfaction or waiver (by the Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained herein (except for the representations and warranties contained in Section 4.02 and Section 4.05(b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.02 and Section 4.05(b) shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct would be de minimis.

(b) Performance of Covenants and Agreements of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction by Parent and Merger Sub of the conditions set forth in Section 7.02(a) and Section 7.02(b).

SECTION 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver (by Parent and Merger Sub) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained herein (except for the representations and warranties contained in Section 3.01, Section 3.03, Section 3.04, Section 3.07(b)(i), Section 3.13 and Section 3.20 shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 3.03 shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct would be de minimis and (iii) the representations and warranties of the Company contained in and Section 3.01, Section 3.04, Section 3.13 and Section 3.20 shall be true and correct in all respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Covenants and Agreements of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, shall have occurred.

(d) Absence of Burdensome Condition. No Law, Judgment (to the extent arising in connection with the Required Statutory Approvals, any assertion of jurisdiction by any state regulatory commission or any approval required by the IURC or the PUCO as described in Section 7.01(d)), any Required Statutory Approvals or any Required State Approvals shall impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions that constitute, or would reasonably be expected to constitute, a Burdensome Condition.

(e) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction by the Company of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination Rights.

(a) Termination by Mutual Consent. The Company and Parent shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval, by mutual written consent.

(b) Termination by Either the Company or Parent. Each of the Company and Parent shall have the right to terminate this Agreement, at any time prior to the Effective Time, whether before or after the receipt of the Company Shareholder Approval, if:

(i) the Closing shall not have occurred by 5:00 p.m. New York City time on April 21, 2019 (the “End Date”); provided, that if, prior to the End Date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any conditions set forth in Section 7.01(b), Section 7.01(c) and Section 7.01(d), if applicable, and those conditions that by their nature are to be satisfied at the Closing), either the Company or Parent may, prior to 5:00 p.m. New York City time on the End Date, extend the End Date to a date that is six (6) months after the End Date (and if so extended, such later date being the End Date); provided, further, that neither the Company nor Parent may terminate this Agreement or extend the End Date pursuant to this Section 8.01(b)(i) if it (or, in the case of Parent, Merger Sub) is in breach of any of its covenants or agreements and such breach has caused or resulted in either (1) the failure to satisfy the conditions to its obligations to consummate the Merger set forth in Article VII prior to the End Date or (2) the failure of the Closing to have occurred prior to the End Date;

(ii) the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party if such failure to satisfy the condition set forth in Section 7.01(c) is the result of a failure of such Party to comply with its obligations pursuant to Section 6.03; or

(iii) the Company Shareholder Approval is not obtained at the Company Shareholders Meeting duly convened (unless such Company Shareholders Meeting has been adjourned, in which case at the final adjournment thereof).

(c) Termination by the Company. The Company shall have the right to terminate this Agreement:

(i) in the event that the Company Board has made a Company Adverse Recommendation Change with respect to a Superior Company Proposal and shall have approved, and concurrently with the termination hereunder, the Company shall have entered into, a Company Acquisition Agreement providing for the implementation of such Superior Company Proposal, so long as (1) the Company has complied in all material respects with its obligations under Section 5.03 and (2) the Company prior to or concurrently with such termination pays to Parent the Company Termination Fee in accordance with Section 8.02(b)(ii) and the termination pursuant to this Section 8.01(c)(i) shall not be effective and the Company shall not enter into any such Company Acquisition Agreement until Parent is in receipt of the Company Termination Fee; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c)(i) after the Company Shareholder Approval is obtained at the Company Shareholders Meeting;

(ii) if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of Parent or Merger Sub contained herein fails to be true and correct, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), as applicable, and (2) is not reasonably capable of being cured by Parent or Merger Sub by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by Parent within thirty (30) days after receiving written notice from the Company of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c)(ii) if the Company is then in breach of any covenant or agreement contained herein or any representation or warranty of the Company contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as applicable, could not then be satisfied; or

(iii) if (1) all of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived in accordance with this Agreement as of the date that the Closing should have been consummated pursuant to Section 1.03 (except for those conditions that by their terms are to be satisfied at the Closing), (2) Parent and Merger Sub do not complete the Closing on the day that the Closing should have been consummated pursuant to Section 1.03, (3) the Company shall have delivered to Parent an irrevocable notice that it stands ready, willing and able to consummate the Closing, and (4) Parent and Merger Sub fail to consummate the Closing within five (5) Business Days following their receipt of written notice from the Company requesting such consummation.

(d) Termination by Parent. Parent shall have the right to terminate this Agreement:

(i) in the event that the Company Board or a committee thereof has made a Company Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d)(i) after the Company Shareholder Approval is obtained at the Company Shareholders Meeting; or

(ii) if the Company breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b), as applicable, and (2) is not reasonably capable of being cured by the Company by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by the Company within thirty (30) days after receiving written notice of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d)(ii) if Parent or Merger Sub is then in breach of any representation, covenant or agreement contained herein such that the conditions set forth in Section 7.02(a) or Section  7.02(b), as applicable, could not then be satisfied.

SECTION 8.02 Effect of Termination; Termination Fees.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Parent (or any shareholder, Affiliate or Representative thereof), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), except for (i) Section 5.05(c), the last sentence of Section 6.02(b), Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination and (ii) subject to Section 8.02(d), liability of any Party (whether or not the terminating Party) for any Willful Breach of this Agreement prior to such termination but solely to the extent such liability arises out of a Willful Breach by such Party of any covenant or agreement set forth herein that gave rise to the failure of a condition set forth in Article VII. The liabilities described in the preceding sentence shall survive the termination of this Agreement.

(b) Termination Fees.

(i) If (1) (A) either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i) and, at the time of such termination, any of the conditions set forth in Section 7.01(b), Section 7.01(d), if applicable, Section 7.03(d) or in connection with the Required Statutory Approvals, the Required State Approvals or any assertion of jurisdiction by any state regulatory commission, Section 7.01(c) shall have not been satisfied or (B) either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(ii) (if, and only if, the applicable Legal Restraint giving rise to such termination arises in connection with the Required Statutory Approvals or any assertion of jurisdiction by any state regulatory commission) or (C) the Company terminates this Agreement pursuant to Section 8.01(c)(ii) based on a failure by Parent to perform its covenants or agreements under Section 6.03, and in each case of the foregoing clauses (A), (B) and (C), at the time of such termination, all other conditions to the Closing set forth in Section 7.01(a), Section 7.03(a), Section 7.03(c) and Section 7.03(c) shall have been satisfied or waived (except for (I) those conditions that by their nature are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination, (II) those other conditions that are still capable of being satisfied or (III) those conditions that have not been satisfied as a result of a breach of this Agreement by Parent or Merger Sub), or (2) the Company terminates this Agreement pursuant to Section 8.01(c)(iii), then Parent shall pay to the Company the Parent Termination Fee. Parent shall pay the Parent Termination Fee to the Company (to an account designated in writing by the Company) prior to or concurrently with such termination of this Agreement by Parent or no later than three (3) Business Days after the date of the applicable termination by the Company.

(ii) If the Company terminates this Agreement pursuant to Section 8.01(c)(i) or Parent terminates this Agreement pursuant to Section 8.01(d)(i), the Company shall pay to Parent the Company Termination Fee. The Company shall pay the Company Termination Fee to Parent (to an account designated in writing by Parent) prior to or concurrently with such termination of this Agreement by the Company pursuant to Section 8.01(c)(i) or no later than three (3) Business Days after the date of such termination of this Agreement by Parent pursuant to Section 8.01(d)(i).

(iii) If (1) either (A) Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i) (but only if the Parent Termination Fee is not also payable under Section 8.02(b)(i)) or Section 8.01(b)(iii) or (B) Parent terminates this Agreement pursuant to Section 8.01(d)(ii), (2) a Company Takeover Proposal shall have been publicly disclosed or made to the Company after the date hereof, and not withdrawn, (x) in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(d)(ii), prior to the date of such termination, or (y) in the case of a termination pursuant to Section 8.01(b)(iii), prior to the date of the Company Shareholders Meeting, and (3) within twelve (12) months after the termination of this Agreement, the Company shall have entered into a Company Acquisition Agreement or consummated a Company Takeover Proposal (whether or not the same Company Takeover Proposal referred to in clause (2)), then the Company shall pay the Company Termination Fee to Parent (to an account designated in writing by Parent) within three (3) Business Days after the earlier to the date the Company enters into such Company Acquisition Agreement or consummates such Company Takeover Proposal. For purposes of clause (3) of this Section 8.02(b)(iii), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 5.03, except that the applicable percentage in the definition of “Company Takeover Proposal” shall be “50.1%” rather than “20% or more”.

(c) The Parties acknowledge that the agreements contained in Section 8.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If Parent fails to promptly pay an amount due pursuant to Section 8.02(b)(i) or the Company fails to promptly pay an amount due pursuant to Section 8.02(b)(ii) or Section 8.02(b)(iii), and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Claim that results in a Judgment against the Company for the amount set forth in Section 8.02(b)(ii) or Section 8.02(b)(iii) or any portion thereof, or a Judgment against Parent for the amount set forth in Section 8.02(b)(i), or any portion thereof, the Company shall pay to Parent, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by the Company) in connection with such Claim, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the U.S. prime rate as quoted by The Wall Street Journal in effect on the date such payment was required to be made. Any amount payable pursuant to Section 8.02(b) shall be paid by the applicable Party by wire transfer of same-day funds prior to or on the date such payment is required to be made under Section 8.02(b).

(d) Without limiting the rights of the Company under Section 9.10 prior to the termination of this Agreement pursuant to Section 8.01, if this Agreement is terminated under circumstances in which Parent is obligated to pay the Parent Termination Fee under Section 8.02(b)(i), except as otherwise contemplated by the last sentence of this Section 8.02(d), upon payment of the Parent Termination Fee, and, if applicable, the costs and expenses of the Company pursuant to Section 8.02(c) in accordance herewith, Parent, the Parent Subsidiaries and any of the Financing Source Parties and their respective Affiliates and Representatives shall have no further liability with respect to this Agreement or the transactions contemplated hereby, including the Financing, to the Company or the holders of the Company Common Stock, and payment of the applicable fee and such costs and expenses by Parent shall be the Company’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by the Company, the Company Subsidiaries or any other Person in connection with this Agreement, the transactions contemplated hereby, including the Financing (and the termination thereof) or any matter forming the basis for such termination, and the Company shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), including against any Financing Source Party; provided, that, regardless of whether Parent pays or is obligated to pay the Parent Termination Fee, nothing in this Section 8.02(d) shall release Parent from liability for a Willful Breach of this Agreement. If this Agreement is terminated under circumstances in which the Company is obligated to pay the Company Termination Fee under Section 8.02(b)(ii) or Section 8.02(b)(iii), upon payment of the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 8.02(c) in accordance herewith, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or any of their respective Affiliates or Representatives, and payment of the Company Termination Fee and such costs and expenses by the Company shall be Parent’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Parent, Parent’s Subsidiaries and any other Person in connection with this Agreement, the transactions contemplated hereby (and the termination thereof) or any matter forming the basis for such termination, and Parent and Merger Sub shall not have, and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, that, regardless of whether the Company pays or is obligated to pay the Company Termination Fee, nothing in this Section 8.02(d) shall release the Company from liability for a Willful Breach of this Agreement. The Parties acknowledge and agree that in no event shall the Company or Parent, as applicable, be required to pay the Company Termination Fee, the Parent Termination Fee, as applicable, on more than one occasion.

(e) For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of a deliberate act or deliberate failure to act undertaken by the breaching Party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of any covenants or agreements contained in this Agreement; provided, that, without limiting the meaning of Willful Breach, the Parties acknowledge and agree that any failure by any Party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions to the Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger) shall constitute a Willful Breach of this Agreement. For the avoidance of doubt, (i) in the event that all applicable conditions to the Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger) but Parent fails to close for any reason, such failure to close shall be considered a Willful Breach and (ii) the availability or unavailability of financing for the transactions contemplated by this Agreement shall have no effect on Parent’s obligations hereunder. The Parties acknowledge and agree that, without in any way limiting the Parties’ rights under Section 9.10, recoverable damages of the Company hereunder shall not be limited to reimbursement of expenses or out-of-pocket costs but shall also include the benefit of the bargain lost by the Company and its shareholders (including “lost premium”), taking into consideration relevant matters, including the total consideration and value to be received by the shareholders of each Party under this Agreement and the time value of money, which shall be deemed in such event to be damages of the Company and shall be recoverable by the Company on behalf of itself or its shareholders.

SECTION 8.03 Amendment. This Agreement may be amended by the Parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (a) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders, (b) no amendment shall be made to this Agreement after the Effective Time, (c) except as provided above, no amendment of this Agreement shall require the approval of the shareholders of Parent or the shareholders of the Company and (d) no amendments to or waivers of any DFS Provision shall be effective without the written consent of the Financing Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained herein or (d) waive the satisfaction of any of the conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05 Procedures for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by such Party’s board of directors or the duly authorized designee of its board of directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of any Party. The Party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other Parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements; Contractual Nature of Representations and Warranties. None of the representations or warranties contained herein or in any instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties contained herein shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time. The Parties hereby acknowledge and agree that (a) all representations and warranties set forth in this Agreement are contractual in nature only, (b) no Person is asserting the truth or accuracy of any representation or warranty set forth in this Agreement, (c) if any such representation or warranty (as modified by the applicable Disclosure Letter) should prove untrue, the Parties’ only rights, Claims or causes of action shall be to exercise the specific rights set forth in Sections 7.02(a), 7.03(a), 8.01(c)(ii) and 8.01(d)(ii), as and if applicable, and (d) the Parties shall have no other rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or related to any such untruth of any such representation or warranty.

SECTION 9.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

To Parent or Merger Sub:

CenterPoint Energy, Inc.

1111 Louisiana Street

Houston, TX 77002

Attention:     Dana O’Brien

Facsimile:     (713) 207 - 0141

Email:           dana.obrien@centerpointenergy.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York NY 10036

Attention:      Zachary Wittenberg

Facsimile:     (212) 872 - 1002

Email:           zwittenberg@akingump.com

and

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, TX 77002

Attention:     W. Robert Shearer

Facsimile:     (713) 236-0822

Email:           rshearer@akingump.com

To the Company:

Vectren Corporation

One Vectren Square

211 North Riverside Drive

Evansville, IN 47708

Attention:     Susan Hardwick

Facsimile:     (812) 491-4684

Email:           shardwick@Vectren.com

with a copy (which shall not constitute notice) to:

Vectren Corporation

One Vectren Square

211 North Riverside Drive

Evansville, IN 47708

Attention:     Ronald E. Christian

Facsimile:     (812) 491-4169

Email:           rchristian@vectren.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112-4498

Attention:     William S. Lamb

                      James H. Mayor

Facsimile:     (212) 259-2557

               (713) 229-7849

Email:           bill.lamb@bakerbotts.com

                       james.mayor@bakerbotts.com

SECTION 9.03 Definitions. For purposes of this Agreement, each capitalized term has the meaning given to it, or specified, in Exhibit A.

SECTION 9.04 Interpretation.

(a) Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Unless otherwise specifically indicated, any reference herein to $ means U.S. dollars.

(c) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Include. Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(f) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(i) Persons. References to a person are also to its permitted successors and assigns.

(j) Or. Unless otherwise specifically provided herein, the term “or” shall not be deemed to be exclusive.

(k) Exhibits and Disclosure Letters. The Exhibits to this Agreement and the Disclosure Letters are hereby incorporated and made a part hereof and are an integral part of this Agreement. Each of the Company and Parent may, at its option, include in the Company Disclosure Letter or the Parent Disclosure Letter, respectively, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Letters, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of the Disclosure Letters shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced and also in all other sections of such Disclosure Letter to which such matter’s application or relevance is reasonably apparent on the face of such matter. Any capitalized term used in any Exhibit or any Disclosure Letter but not otherwise defined therein shall have the meaning given to such term herein.

(l) Reflected On or Set Forth In. An item arising with respect to a specific representation, warranty, covenant or agreement shall be deemed to be “reflected on” or “set forth in” the Company Financial Statements included in the Company Reports, to the extent any such phrase appears in such representation, warranty, covenant or agreement if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that, reasonably apparent on the face of such reserve, accrual or other items, purports to be an element of the subject matter of such representation or (ii) such item and the amount thereof is otherwise expressly identified on such balance sheet or financial statement (or the notes thereto).

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.05 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 9.06 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, the Parent Disclosure Letter and the exhibits hereto and other instruments referred to herein, and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among the Parties with respect to the transactions contemplated by this Agreement, including the Merger. Except as provided in the following two sentences (a) after the Effective Time, the rights of the Company’s shareholders and holders of Company Stock Units, Company Other Performance Units or Company Unpaid Performance Units to receive the Merger Consideration and payments pursuant to Article II, and (b) after the Effective Time, except for Section 6.09, each Party agrees that (i) its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Financing Parties and each of their respective Affiliates and their respective current, former and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or representatives (collectively, the “Financing Source Parties”) shall be express third-party beneficiaries with respect to Section 8.02(d), Section 8.03(d), this Section 9.07, Section 9.08, Section 9.11(b), Section 9.12 and Section  9.14 (collectively, the “DFS Provisions”).

SECTION 9.08 Governing Law. This Agreement, and all Claims or causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to principles of conflict of laws, except as otherwise set forth in the Debt Letters as in effect as of the date of this Agreement, all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Source Parties in any way relating to the Debt Letters or the performance thereof or the Financing, shall be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

SECTION 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void; provided, that Parent may make an assignment of its rights (but not its obligations) under this Agreement to any Financing Party without the prior written consent of the Company. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 9.10 Specific Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VIII, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement, in any court referred to in Section 9.11, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. If any Party brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary herein, the End Date shall automatically be extended by the period of time between the commencement of such Claim and the date on which such Claim is fully and finally resolved.

SECTION 9.11 Jurisdiction; Venue.

(a) All Claims arising from, under or in connection with this Agreement shall be raised to and exclusively determined by the Commercial Courts of the State of Indiana located in Marion County or, if such court disclaims jurisdiction, the U.S. District Court for the Southern District of Indiana, to whose jurisdiction and venue the Parties unconditionally consent and submit. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of Claim arising out of this Agreement in such court and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum. Each Party further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 hereof shall be effective service of process for any Claim brought against such Party in any such court.

(b) Notwithstanding anything to the contrary in this Agreement (including this Section 9.11), each Party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties in any way relating to this Agreement, including any dispute arising out of the Debt Letters or the performance thereof or the Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).

SECTION 9.12 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE MERGER (INCLUDING ANY PROCEEDING AGAINST THE FINANCING SOURCE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT LETTERS, THE FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13 Construction. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.14 Liability of Financing Source Parties. Notwithstanding anything to the contrary contained herein, the Company agrees that neither it nor any other Company Related Party (other than Parent and the Merger Sub) shall have any rights or claims against any Financing Source Parties in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source Parties shall have any rights or claims against any Company Related Party (other than Parent and the Merger Sub) in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Financing under the Debt Letters. In addition, in no event will any Financing Source Parties be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.

VECTREN CORPORATION

By:	/s/ Carl. L. Chapman
Name: Carl L. Chapman
Title: Chairman, President, and Chief Executive Officer

CENTERPOINT ENERGY, INC.

By:	/s/ Scott M. Prochazka
Name: Scott M. Prochazka
Title: President & Chief Executive Officer

PACER MERGER SUB, INC.

By:	/s/ Scott M. Prochazka
Name: Scott M. Prochazka
Title: President & Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement, each of the following terms has the meaning specified in this Section 1.01 of Exhibit A:

“2018 Stock Units” means any outstanding stock unit to be granted in May 2018 by the Company under the Company Stock Plan in accordance with its regular grant schedule to the Company Employees and in the amounts set forth on Section 5.01(a)(v) of the Company Disclosure Letter that is payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock.

“2019 Stock Units” means any outstanding stock unit granted in fiscal year 2019 by the Company under the Company Stock Plan in accordance with its regular grant schedule that is payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, as amended, and all Laws of any jurisdiction applicable to the Company and its Affiliates concerning or relating to bribery or corruption.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Burdensome Condition” means a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of (i) the Company and the Company Subsidiaries, taken as a whole, or (ii) Parent and its Subsidiaries, taken as a whole; provided, however, that for this purpose Parent and its Subsidiaries, and after giving effect to the Merger Parent and its Subsidiaries, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of the Company and the Company Subsidiaries taken as a whole as of the date of this Agreement.

“Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Evansville, Indiana, Houston, Texas or New York, New York.

“Claim” means any demand, claim, petition, charge, complaint, grievance, litigation, suit, action, petition, charge, complaint, litigation, legal proceeding (whether at law or in equity, civil, criminal, administrative or investigative) or arbitration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change-in-control, retention, termination or other material Contract between the Company or any Company Subsidiary, on the one hand, and any Company Personnel, on the other hand.

“Company Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (c) severance, change-in control, retention or termination plan, program, policy or arrangement or (d) other compensation, pension, retirement, savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary for the benefit of any Company Personnel, or for which the Company or any Company Subsidiary has any direct or indirect liability, other than a Multiemployer Plan.

“Company Commonly Controlled Entity” means any person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code.

“Company Financial Advisor” means any Person set forth in Section 3.20 of the Company Disclosure Letter.

“Company Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) any change or condition affecting any industry in which the Company or any Company Subsidiary operates, including electric generating, transmission or distribution, natural gas transmission and distribution, construction and performance contracting industries (including, in each case, any changes in the operations thereof); (b) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (c) any failure in and of itself by the Company or any Company Subsidiary to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Company Material Adverse Effect); (d) any change attributable to the announcement, execution or delivery of this Agreement or the pendency of the Merger, including (i) any action taken by the Company or any Company Subsidiary that is expressly required pursuant to this Agreement, or is consented to by Parent, or any action taken by Parent or any Affiliate thereof, to obtain any Consent from any Governmental Entity to the consummation of the Merger and the result of any such actions, (ii) any Claim arising out of or related to this Agreement (including shareholder litigation), (iii) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (iv) any change that arises out of or relates to the identity of Parent or any of its Affiliates as the acquirer of the Company; (e) any change or condition affecting the market for commodities, including any change in the price or availability of commodities; (f) any change in and of itself in the market price, credit rating or trading volume of shares of Company Common Stock on the NYSE or any change affecting the ratings or the ratings outlook for the Company or any Company Subsidiary (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Company Material Adverse Effect); (g) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (h) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement; (i) any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor, including any change in commodity prices; (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development; or (k) any change or effect arising from any requirements imposed by any Governmental Entities as a condition to obtaining the Required Statutory Approvals or the Required State Approvals; provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (a), (b), (e), (g), (h), (i) and (j) above may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the relevant business in the geographic area affected by such fact, circumstance, effect, change, event or development (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a)–(j) of this definition).

“Company Other Performance Unit” means any stock unit payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock that is subject to performance-based vesting granted under the Company Stock Plan that is not a Company Unpaid Performance Unit.

“Company Personnel” means any current or former director, officer or employee of the Company or any Company Subsidiary.

“Company Related Party” means the Company, any holder of Company Common Stock and each of their respective Affiliates and their and their respective Affiliates’ Representatives.

“Company Stock Plan” means the Vectren Corporation At-Risk Compensation Plan as amended and in effect from time to time.

“Company Stock Unit” means any stock unit payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock granted that is subject to time-based vesting under the Company Stock Plan.

“Company Termination Fee” means an amount in cash equal to $150,000,000.

“Company Union Contracts” means the Contracts set forth in Section 3.10 of the Company Disclosure Letter.

“Company Unpaid Performance Unit” means any stock unit payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock that was granted under the Company Stock Plan subject to performance-based vesting with a performance period that ended prior to the Closing Date, but remains unpaid as of the Closing Date.

“Contract” means any written or oral contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

“Designated Person” means any Person listed on a Sanctions List.

“Disclosure Letters” means, collectively, the Company Disclosure Letter and the Parent Disclosure Letter.

“Environmental Claim” means any Claim against, or any investigation of, the Company or any Company Subsidiary asserted by any Person alleging liability (including potential liability for investigatory costs, cleanup costs, response costs, natural resources damages, property damages, personal injuries, or penalties) or responsibility arising out of, based on or resulting from (a) the presence or Release of or exposure to any Hazardous Materials at any location, whether or not owned or operated by the Company or any Company Subsidiary, or (b) any violation or alleged violation of Environmental Law or any Environmental Permit.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of or damage to the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments), natural resources, endangered or threatened species, the climate, or, to the extent related to exposure to Hazardous Materials, public welfare or human health and safety, including such Laws relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Release, control, cleanup or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric generating, or gas or electric transmission or distribution industries, as applicable, during the relevant time period that, in each case in the exercise of reasonable judgment in the light of the facts known at the time the decision was made, would reasonably have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition; provided, that Good Utility Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others but rather to be acceptable practices, methods or acts generally accepted in the geographic location of the performance of such practice, method or act.

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including any governmental, quasi-governmental or nongovernmental body administering, regulating, or having general oversight over any energy-related markets, or any court, arbitrator, arbitration panel or similar judicial body.

“Hazardous Materials” means (a) petroleum, coal tar and other hydrocarbons and any derivatives or by-products, coal, coal combustion products, residues, or emissions, bottom ash, flue gas desulfurization material, explosive or radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, urea formaldehyde insulation, chlorofluorocarbons and other ozone-depleting substances and (b) any other chemical, material, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (other than intercompany indebtedness), whether or not having recourse to the borrower, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person, (e) all obligations of such Person in respect of acceptances issued or created for the account of such person, (f) all obligations of such Person under any factoring, securitization or other similar facility arrangements, (g) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (h) all guarantees or other assumptions of liability with respect to the Indebtedness of any other Person and (i) all guarantees or other assumptions of liability for any of the foregoing. For the avoidance of doubt, the Parties agree that “Indebtedness” shall not include performance guarantees made by the Company in the ordinary course of business.

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign trademarks, service marks, service names, internet domain names, trade dress and trade names, and all goodwill associated therewith and symbolized thereby, patents and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, trade secrets, registered and unregistered copyrights and works of authorship, proprietary rights in databases to the extent recognized in any given jurisdiction, and registrations and applications for registration of any of the foregoing.

“IT Systems” means computers, software, hardware, databases, internet domain names, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation.

“Judgment” means any ruling, decision, judgment, order, verdict, decree, ruling, writ, subpoena, assessment or arbitration award of a Governmental Entity of competent jurisdiction.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed in Section 1.01 of the Company Disclosure Letter and (ii) with respect to the Parent or the Merger Sub, the actual knowledge of the individuals listed in Section 1.01 of the Parent Disclosure Letter.

“Law” means any domestic or foreign, federal, state, provincial or local statute, law, common law principle, enforceable requirement contained in a resolution, ordinance, rule, binding administrative interpretation, regulation, Judgment or other requirement of any Governmental Entity, including the rules and regulations of the NYSE, the FERC, the IURC and the PUCO.

“Multiemployer Plan” shall mean any plan defined in Sections 3(37) and 4001(a)(3) of ERISA subject to Title IV of ERISA to which Company or any Company Commonly Controlled Entity makes contributions.

“NYSE” means the New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, or other similar agreements governing the rights and privileges of equityholders, as applicable.

“Other Equity-Based Right” means each contractual right to receive the value of a share of Company Common Stock pursuant to the terms of a Company Benefit Plan, excluding awards under the Company Stock Plan and under any Company Benefit Plan qualified under section 401(a) of the Code.

“Parent Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay Parent or Merger Sub’s consummation of, the transactions contemplated by this Agreement.

“Parent Termination Fee” means an amount in cash equal to $210,000,000.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permit” means a franchise, license, permit, authorization, waiver, variance, exemption, certification, order, registration, clearance or approval filed with or issued or granted by a Governmental Entity.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments not yet due and payable or delinquent and Liens for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company’s financial statements (or notes thereto), (b) Liens securing Indebtedness or liabilities that are reflected in the Company Reports or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company and Liens on equity that are permitted under the documents evidencing such Indebtedness, (c) inchoate construction, mechanics’, materialmen’s, workmen’s, repairmen’s, employees’, warehousemen’s, carriers’ and other similar Liens arising in the ordinary course of business for amounts that are not delinquent or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the

Company’s financial statements (or notes thereto), (d) zoning restrictions, building codes, environmental activity or use restrictions and other land use regulations, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Entity having jurisdiction thereon, (e) interests of any lessor, lessee, licensor, licensee, grantor or grantee in any real properties and interests in real properties leased or used by the Company or any Company Subsidiary and any Liens on such interests, (f) such imperfections of title, easements, or other Liens (including servitudes, conservation easements, licenses, rights-of-way, road use agreements and public trust agreements) of record to which the Company’s real property is subject that would be disclosed on current title reports or accurate surveys, and any other Encumbrances of public record, (g) transfer restrictions of general applicability on any securities of the Company imposed by applicable Law, (h) interests of any joint owner or tenant in common owner with the Company or any Company Subsidiary, (i) Liens created by or through Parent and its Affiliates, and (j) any other Liens or imperfections in title which, individually or in the aggregate, would not reasonably be expected to materially impair or interfere with the use of the property encumbered thereby as currently used or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole; provided, however, that the matters described in clauses (d), (e), (f) and (h) above shall only constitute “Permitted Liens” to the extent that they would not, individually or in the aggregate, materially impair or interfere with the use of the property encumbered thereby by the Company or any Company Subsidiary in the conduct of its business as now conducted.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Data” means any individually identifiable information (or information that, in combination with other information, could allow the identification of an individual), including demographic, health, behavioral, biometric, financial, nonpublic, and geolocation information, IP addresses, web or mobile browsing information, network and hardware identifiers, employee information, and any other information that is protected under any applicable privacy, data security, or data breach notification Law, or PCI DSS, or which the Company or any Company Subsidiary is required to safeguard under any of its Contract obligations or the Company’s or any Company Subsidiary’s published privacy policies.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments).

“Required Financial Information” means, with respect to the Company and its Subsidiaries, all information, financial data and audited consolidated financial statements of the Company as of and for each of the fiscal years and unaudited consolidated financial statements for any quarterly period in each case as the Parent would be required to file with the SEC pursuant to Section 3-05 of Regulation S-X, regardless of the timing of such filing, and as required by Regulation S-K under the Securities Act for registered offerings of debt or equity securities, or if applicable of a type and form customarily included in private placements pursuant to Rule 144A under the Securities Act (including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and any necessary consents to filing such report in any filings with the SEC) to consummate an offering of secured or unsecured senior notes, senior subordinated notes or equity (including pro forma financial information for historical periods) and drafts of comfort letters customary for registered offerings of debt or equity securities or private placements under Rule 144A under the Securities Act, as applicable, by auditors of the Company which such auditors have prepared to issue at the time of pricing of a debt or equity securities offering and the closing thereof upon completion of customary procedures.

“Required State Approvals” means an order of each of the IURC and the PUCO issued in response to an application relating to money pool agreements, corporate services agreements and related cost allocations, other affiliate agreements, affiliate guidelines and related matters, the maintenance of books and records outside of the state of Indiana and other ancillary matters related to the Merger; provided, that, for the avoidance of doubt in each case the approval of the Merger by the IURC or the PUCO will not be a Required State Approval (subject to the terms of Section 7.01(d)) and the orders referred to in this sentence can be approving or denying or dismissing any of the matters addressed in the relevant applications.

“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.

“Sanctions” means (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government and administered by OFAC, (b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury, and (c) economic or financial sanctions imposed, administered or enforced from time to time by the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Sanctions List” means any of the lists of specially designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or any similar list maintained by any other U.S. government entity, the United Nations Security Council, the European Union, or Her Majesty’s Treasury, in each case as the same may be amended, supplemented or substituted from time to time.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any schedule or attachment thereto, including any amended Tax returns relating to Taxes.

“Taxes” means (a) all federal, state, local and foreign taxes, customs, tariffs, imposts, levies, duties, unclaimed property and escheat obligations, and other like assessments or charges in the nature of a tax imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and (b) any liability for any item described in clause (a) payable by reason of Contract, assumption, transferee or successor liability, operation of Law or otherwise, and in each case whether disputed or otherwise.

“Treasury Shares” means shares of Company Common Stock held by the Company or any of its wholly owned Subsidiaries or directly or indirectly held by Parent or Merger Sub.

“Utility Subsidiaries” means the Subsidiaries of the Company set forth in Section 3.19(a) of the Company Disclosure Letter.

Section 1.02 Other Defined Terms. In addition to the defined terms set forth in Section 1.01 of this Exhibit A, each of the following capitalized terms has the respective meaning specified in the Section set forth opposite such term below:

Term	Section
Agreement	Preamble
Articles of Merger	1.02
Bankruptcy and Equity Exceptions	3.04
Book-Entry Shares	2.03(b)(i)
Capitalization Reference Date	3.03(a)
Certificate	2.03(b)(i)
Closing	1.03
Closing Date	1.03

Term	Section
Commitment Letter	4.08
Company	Preamble
Company Acquisition Agreement	5.03(b)
Company Adverse Recommendation Change	5.03(b)
Company Articles	3.01
Company Board	Recitals
Company Board Recommendation	3.04
Company Bylaws	3.01
Company Common Stock	2.01(a)
Company Contract	3.15(a)
Company Disclosure Letter	Article III
Company DRIP	3.03(c)
Company Employee	6.10(a)
Company Financial Statements	3.06(a)
Company Indemnified Parties	6.09(a)
Company Intervening Event	5.03(f)(iii)
Company Projections	3.22
Company Recommendation Change Notice	5.03(c)
Company Reports	3.06(a)
Company Required Consents	3.05(a)
Company Required Statutory Approvals	3.05(b)(iv)
Company Risk Management Guidelines	5.01(a)(xix)
Company Shareholder Approval	3.04
Company Shareholders Meeting	3.04
Company Subsidiaries	3.01
Company Takeover Proposal	5.03(f)(i)
Company Voting Debt	3.03(d)
Confidentiality Agreement	6.02(b)
Consent	3.05(b)
Continuation Period	6.10(a)
Controlled Group Liability	3.09(d)
Debt Letters	4.08
DFS Provisions	9.07
Effective Time	1.02
End Date	8.01(b)(i)
Environmental Permit	3.14(a)(i)
Equity Securities	3.03(d)
Exchange Act	3.05(b)(i)
Exchange Agent	2.03(a)(i)
Exchange Fund	2.03(a)(i)
FERC	3.05(b)(iv)
Filing	3.05(b)
Final Order	7.01(b)
Financing	4.08
Financing Parties	5.04(b)
Financing Source Parties	9.07
FPA	3.05(b)(iv)
GAAP	3.06(a)
HSR Act	3.05(b)(ii)
IBCL	Recitals
Insurance Policies	3.18

Term	Section
IRS	3.09(b)
IURC	3.19(b)
Legal Restraint	7.01(c)
Liens	3.02
Maximum Amount	6.09(c)
Merger	Recitals
Merger Consideration	2.01(a)
Merger Sub	Preamble
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	2.01(d)
Parent Disclosure Letter	Article IV
Parent Financial Statements	4.04
Parent Reports	4.04
Parent Required Consents	4.03(a)
Parent Required Statutory Approvals	4.03(b)(iii)
Parties	Preamble
Preferred Stock	3.03(a)
Proceedings	5.02
Proxy Statement	6.01(a)
PUCO	3.19(b)
PUHCA 2005	3.19(a)
Representatives	5.03(a)
Represented Employee	6.10(d)
Required Consents	4.03(a)
Required Statutory Approvals	4.03(b)(iii)
SEC	3.05(b)(i)
Securities Act	3.05(b)(i)
Substitute Financing	5.04(e)
Superior Company Proposal	5.03(f)(ii)
Surviving Corporation	1.01
Takeover Statute	3.13
Transaction Litigation	6.04
WARN Act	3.10
Willful Breach	8.02(e)

Annex B

April 21, 2018

The Board of Directors

Vectren Corporation

One Vectren Square

Evansville, Indiana 47708-1251

Members of the Board of Directors:

We understand that Vectren Corporation (“Vectren”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among Vectren, CenterPoint Energy, Inc. (“Buyer”) and Pacer Merger Sub, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Vectren (the “Merger”) and each outstanding share of the common stock, no par value, of Vectren (“Vectren Common Stock”) will be converted into the right to receive $72.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Vectren Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Vectren;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Vectren furnished to or discussed with us by the management of Vectren, including certain financial forecasts relating to Vectren prepared by the management of Vectren (such forecasts, “Vectren Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Vectren with members of senior management of Vectren;

(iv)	reviewed the trading history for Vectren Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of Vectren with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)	considered the results of our efforts on behalf of Vectren to solicit, at the direction of Vectren, indications of interest and definitive proposals from, and to respond to inquiries of, certain third parties with respect to a possible acquisition of Vectren;

(viii)	reviewed a draft, dated April 20, 2018, of the Agreement (the “Draft Agreement”); and

(ix)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise

The Board of Directors

Vine Corporation

reviewed by or discussed with us and have relied upon the assurances of the management of Vectren that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Vectren Forecasts, we have been advised by Vectren, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Vectren as to the future financial performance of Vectren. We have relied, at your direction, upon the assessments of the management of Vectren as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting Vectren and its business. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Vectren, nor have we made any physical inspection of the properties or assets of Vectren. We have not evaluated the solvency or fair value of Vectren or Buyer under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Vectren, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. We have also assumed, at your direction, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Vectren Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Vectren or in which Vectren might engage or as to the underlying business decision of Vectren to proceed with or effect the Merger. We also are not expressing any view or opinion with respect to, and we have relied, at the direction of Vectren, upon the assessments of representatives of Vectren regarding, legal, regulatory, accounting, tax and similar matters relating to Vectren or the Merger, as to which matters we understand that Vectren obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Vectren in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion, a portion of which is payable upon execution of the Agreement, a portion of which is payable upon receipt of the requisite approval of the Merger by holders of Vectren Common Stock and a significant portion of which is contingent upon consummation of the Merger. In addition, Vectren has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Vectren, Buyer and certain of their respective affiliates.

The Board of Directors

Vine Corporation

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Vectren and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, co-lead arranger and joint bookrunner for, and as a lender (including a swing line and letter of credit lender) under, certain credit facilities of affiliates of Vectren, (ii) having acted as placement agent in a debt offering undertaken by an affiliate of Vectren, (iii) having provided or providing certain commodity and derivatives trading services to Vectren and certain of its affiliates, and (iv) having provided or providing certain treasury and trade management services and products to Vectren and certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Buyer and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as co-lead arranger and joint bookrunner for, and as a lender (including in some instances as letter of credit lender) under, certain credit facilities of Buyer and certain of its affiliates, (ii) having acted as joint bookrunner on several debt offerings undertaken by affiliates of Buyer, and (iii) having provided or providing certain treasury and trade management services and products to Buyer and certain of its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of Vectren (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Vectren Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

VECTREN Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY YOU. IF NO DIRECTION IS GIVEN, THE NAMED PROXY HOLDERS WILL VOTE FOR ITEMS 1, 2 AND 3, AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY CAN BE REVOKED BY YOU AT ANY TIME PRIOR TO THE VOTE ON THE ITEMS. The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. Please fold here - Do not separate 1. Approve the Agreement and Plan of Merger, dated as of April 21, 2018, by and among Vectren Corporation, CenterPoint Energy, Inc. and Pacer Merger Sub, Inc., a wholly owned subsidiary of CenterPoint Energy, Inc., and the transactions contemplated thereby, including the merger of Pacer Merger Sub, Inc. with and into Vectren Corporation. For Against Abstain 2. Approve a non-binding advisory proposal approving the compensation of the named executive officers that will or may become payable in connection with the merger. For Against Abstain 3. Approve any motion to adjourn the Special Meeting, if necessary. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Please mark box if you plan to attend the Special Meeting: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Vectren Corporation SPECIAL MEETING OF SHAREHOLDERS [ • ], 2018 [ • ] [a.m./p.m.] (CDT) One Vectren Square 211 N.W. Riverside Dr. Evansville, IN 47708 VECTREN Vectren Corporation One Vectren Square Evansville, IN 47708 proxy This proxy is solicited by the Board of Directors for use at the Special Meeting on [ • ], 2018. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3. This proxy will be voted in the discretion of the named proxy holders upon such other matters that may properly come before the meeting. By signing the proxy, you revoke all prior proxies and appoint M. Susan Hardwick, Ronald E. Christian and Eric J. Schach, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Special Meeting and all adjournments. This proxy can be revoked by you at any time prior to the vote on the Items. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET/MOBILE www.proxypush.com/vvc Use the Internet to vote your proxy until 11:59 p.m. (CDT) on [ • ], 2018. PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on [ • ], 2018. MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.